UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Tapestry, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF

2020 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

NOVEMBER 5, 2020 NEW YORK, NY

tapestry

DEAR STOCKHOLDER:
You are invited to join us for the 2020 Annual Meeting of Stockholders of Tapestry, Inc., a Maryland corporation, at 9:00 a.m., Eastern Time, on November 5, 2020. This year, in light of the environment, we will be conducting our meeting exclusively online via live webcast at www.virtualshareholdermeeting.com/TPR2020. As always, your vote is important. Please refer to the attached Notice of 2020 Annual Meeting of Stockholders and Proxy Statement for information detailing the matters to be considered and voted upon at this year’s meeting.

Fiscal 2020 was a pivotal year for Tapestry. At the start of the fiscal year, we embarked on a comprehensive review of our
Susan Kropf	Joanne Crevoiserat
business to identify opportunities to drive sustainable organic growth and profitability across the portfolio, and enhance shareholder value. This work shaped our path forward, underscoring significant potential for Coach, Kate Spade and Stuart Weitzman supported by Tapestry’s differentiated platform.
The clarity of our vision became increasingly important as the world rapidly and dramatically changed. We entered the calendar year with strong underlying trends driven by continued momentum at Coach and a sequential improvement at Kate Spade. However, as the Covid-19 pandemic expanded across the globe, our results materially weakened as we temporarily closed most of our stores. In the face of the pandemic, we acted swiftly to protect the health and well-being of our people, their families and our communities. We took decisive actions to preserve liquidity and enhance financial flexibility, while effectively adapting our business. We distorted our investment towards digital, driving engagement with customers and generating significant e-commerce sales gains. At the same time, we tightly managed inventories and began to implement changes to create a more agile operating model. We are incredibly proud of our team’s passion, resilience and focus during these unprecedented times.
We believe in our ability to continue to successfully navigate the current environment and emerge a stronger company. Importantly, the evolving landscape has not changed our priorities. Rather, it has served as a catalyst to accelerate our strategic initiatives. In August, we unveiled our multi-year strategic growth agenda — our Acceleration Program. The key pillars of this program are sharpening our focus on the consumer, leveraging data and leading with a digital-first mindset, and transforming into a leaner, more responsive organization. We believe the successful execution of these priorities will create deeper connections with our customers, fueling desire for our brands and driving accelerated revenue growth, higher gross margins and substantial operating leverage across Tapestry’s portfolio.
Our focus on driving long-term sustainable value for all stakeholders is unwavering. We have a clear vision, strong teams and three powerful brands supported by Tapestry’s unique, enabling platform. We are confident that Tapestry’s next chapter of growth is ours to write.
Thank you for your continued support.
Sincerely,

Susan Kropf Chair of the Board of Directors	Joanne Crevoiserat Interim Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING
OF STOCKHOLDERS
We will hold the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Tapestry, Inc., a Maryland corporation (the “Company” or “Tapestry”), virtually via live webcast by visiting www.virtualshareholdermeeting.com/TPR2020, on November 5, 2020, at 9:00 a.m., Eastern Time, for the following purposes:
1.	To consider and vote upon the election of seven directors;
2.
To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 3, 2021 (“fiscal year 2021”);

3.	To consider the advisory vote to approve the Company’s executive compensation, as discussed and described in the proxy statement for the Annual Meeting;
4.	To consider and vote upon the approval of the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan; and
5.	To transact any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.
The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 8, 2020 as the record date for the Annual Meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the Annual Meeting or any postponement or adjournment thereof.
BY ORDER OF THE BOARD OF DIRECTORS,

David E. Howard
Senior Vice President, General Counsel and Secretary
New York, New York
September 25, 2020

YOUR VOTE IS IMPORTANT
If you hold your shares in street name, based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1), the advisory vote to approve the Company's executive compensation (Proposal No. 3), or the approval of the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (Proposal No. 4) if you have not provided directions to your broker. We strongly encourage you to provide directions to vote your shares and exercise your right to vote as a stockholder.
Regardless of whether you plan to join the meeting, please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented and voted at the meeting. If you attend the meeting you may vote your shares personally even though you have sent in proxies or authorized a proxy to vote online. You will need your unique control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to vote your shares the Annual Meeting.
Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until canceled.
SPECIAL NOTE ON FORWARD-LOOKING INFORMATION
This document contains certain forward-looking statements based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “may,” “will,” “should,” “expect,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential,” the negative of these terms or comparable terms. These statements include, but are not limited to, those regarding the Company’s Acceleration Program (as described herein) and other strategic initiatives and certain agreements and plans that will require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that future compensation to our named executive officers, and the events that could trigger such payments, may vary materially from the descriptions described herein due to factors beyond our control, such as the timing during the year of a triggering event, the amount of future non-equity incentive compensation and the value of our stock on the date of a triggering event. The Company’s actual results could differ materially from the results contemplated by these forward-looking statements and are subject to a number of risks, uncertainties, estimates and assumptions that may cause actual results to differ materially from current expectations due to a number of important factors, including but not limited to: (i) the impact of the novel coronavirus (“Covid-19”) global pandemic on our business and financial results; (ii) our ability to successfully execute our multi-year growth agenda under our Acceleration Program; (iii) the impact of economic conditions; (iv) our ability to control costs; (v) our exposure to international risks, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products; (vi) the risk of cyber security threats and privacy or data security breaches; (vii) the effect of existing and new competition in the marketplace; (viii) our ability to retain the value of our brands and to respond to changing fashion and retail trends in a timely manner; (ix) the effect of seasonal and quarterly fluctuations on our sales or operating results; (x) our ability to protect against infringement of our trademarks and other proprietary rights; (xi) the impact of tax and other legislation; (xii) our ability to achieve intended benefits, cost savings and synergies from acquisitions; (xiii) the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products; (xiv) the risks associated with climate change and other corporate responsibility issues; and (xv) the other risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020 (“fiscal year 2020”), or those described from time to time in the Company’s future reports filed with the Securities and Exchange Commission. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law. In this proxy statement references to “we,” “our,” “us,” “Tapestry” and the “Company” refer to Tapestry, Inc., including its consolidated subsidiaries as of June 27, 2020. Unless the context requires otherwise, references to “Coach,” “Kate Spade” and “Stuart Weitzman” throughout this proxy statement refer only to the identified brand.

2020 ANNUAL MEETING OF STOCKHOLDERS (the “Annual Meeting”)
Thursday, November 5, 2020 9:00 a.m. Eastern Time	Held virtually online via live webcast at www.virtualshareholdermeeting.com/TPR2020
Record Date:	Close of business on September 8, 2020

Participating in the Annual Meeting:
• We invite you to join the Annual Meeting online via live webcast. There will not be a physical meeting. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/
TPR2020. The webcast replay of the Annual Meeting will be available soon after the meeting on our Investor Relations website for at least 30 days.
• Please note that stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to vote shares or ask questions prior to or at the Annual Meeting. If you are a beneficial owner and you do not have a control number, you must contact your broker or other financial institution to obtain a control number or voting instructions.
• Prior to the Annual Meeting, you may vote your shares and submit pre-meeting questions online by visiting proxyvote.com and following the instructions on your proxy card.
• If you encounter any technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/
TPR2020.
Voting:
• Stockholders on the record date are entitled to notice and to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and each of the other proposals.
• Please authorize a proxy to vote your shares as soon as possible. If you are a beneficial owner of shares of our common stock, your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.
• You do not need to participate in the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting.
• See the “Questions You May Have Regarding this Proxy Statement” section on page 8 of this proxy statement for more information.

Even if you plan to join our Annual Meeting, please authorize a proxy to cast your vote as soon as possible by:

using the Internet at www.proxyvote.com	scanning this QR code to vote with your mobile device	calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903	mailing your signed proxy or voting instruction form

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. For more complete information about these topics, please review Tapestry's Annual Report on Form 10-K (the “Form 10-K”) for fiscal year 2020 and this entire proxy statement. We are mailing the Notice of 2020 Annual Meeting of Stockholders and instructions on how to access this proxy statement via the Internet (or, for those who request it, a hard copy of this proxy statement and the proxy card) to our stockholders on or about September 25, 2020.
About Tapestry
Tapestry, Inc. (the “Company” or “Tapestry”) is a leading New York-based house of modern luxury accessories and lifestyle brands. Tapestry is powered by optimism, innovation and inclusivity. Our brands are approachable and inviting and create joy every day for people around the world. Defined by quality, craftsmanship and creativity, the brands that make up our house give global audiences the opportunity for exploration and self-expression. Tapestry is comprised of the Coach, Kate Spade and Stuart Weitzman brands, all of which have been part of the American fashion landscape for over 25 years.
The Company’s corporate headquarters is in midtown Manhattan at 10 Hudson Yards, New York, New York 10001. Tapestry is a publicly traded company listed on the NYSE, traded under the symbol TPR.
Fiscal Year 2020 Business Review
We began fiscal 2020 with a focus on profitable growth through innovation, investing in digital capabilities and harnessing the power of our multi-brand model. We entered the calendar year in a position of strength; however, the Covid-19 pandemic has had material impacts on our business, including the temporary closure of the significant majority of our stores globally during the second half of the fiscal year. In the face of the pandemic, we acted swiftly to preserve liquidity and enhance financial flexibility.
•
We have reduced SG&A and capital expenditures, are tightly managing inventories, have suspended Tapestry’s quarterly cash dividend and share repurchase program and have drawn down $700 million from our $900 million revolving credit facility.

•
We also implemented organizational cost cutting measures, including a reduction in our corporate and retail workforce, elimination of merit salary increases and temporary salary reductions for fiscal year 2021, and made no payout under the Company’s annual incentive plan for fiscal year 2020. See Compensation Discussion and Analysis for more information.

•
We committed to taking the appropriate actions to protect the health and safety of our employees, customers and communities, enhancing health and safety operating procedures at our distribution centers and stores, including additional training and protocols, adherence to social distancing measures and providing contact-free shopping opportunities when safe to do so.

•
We exited the year with fourth quarter results ahead of internal top and bottom line expectations, reflecting our effective and values-led approach to navigating the Covid-19 pandemic; we re-opened the vast majority of our directly operated stores by year-end, drove strong e-commerce growth, expanded gross margin and achieved substantial SG&A savings. We also ended the year with $1.4 billion in cash and equivalents.

Long Term Strategic Agenda - Our Acceleration Program
Looking forward, we believe we remain well-positioned to continue navigating the current environment. The changing landscape has not changed our priorities, rather it has been a catalyst to accelerate our strategy under our multi-year growth agenda - our Acceleration Program, which we formally announced in August 2020. The guiding principle of our Acceleration Program is to better meet the needs of each of our brands' unique customers by:
•	Sharpening our Focus on the Consumer: Operating with a clearly defined purpose and strategy for each brand and an unwavering focus on the consumer at the core of everything we do.
•
Leveraging Data and Leading with a Digital-First Mindset: Building significant data and analytics capabilities to drive decision-making and increase efficiency; offering immersive customer experiences across our e-commerce and social channels to meet the needs of consumers who are increasingly utilizing digital platforms to engage with brands; rethinking the role of stores with an intent to optimize our fleet.

•
Transforming into a Leaner and More Responsive Organization: Acting with greater agility, simplifying internal processes and empowering teams to act quickly to meet the rapidly changing needs of the consumer.

I 2020 PROXY STATEMENT	1

PROXY SUMMARY

We have a clear vision, strong teams and three powerful brands supported by Tapestry’s unique, enabling platform. We believe the successful execution of our Acceleration Program will fuel desire for the Coach, Kate Spade and Stuart Weitzman brands, driving accelerated revenue growth, higher gross margins and substantial operating leverage across Tapestry’s portfolio.
Leadership Transitions
The Company underwent several leadership changes during and shortly after fiscal year 2020. In July 2020, after the end of the fiscal year, Jide Zeitlin resigned as Chairman and Chief Executive Officer and member of the Board of Directors of the Company for personal reasons. Upon Mr. Zeitlin's resignation, Susan Kropf, the Company's Lead Independent Director was appointed as the independent Chair of the Company's Board of Directors. In addition, the Board appointed three proven leaders to interim positions who each bring over thirty years of relevant experience to their roles and have been instrumental in guiding the organization through the Covid-19 pandemic: Joanne Crevoiserat, the Company's Chief Financial Officer was appointed as Interim Chief Executive Officer; Andrea Shaw Resnick, the Company's Global Head of Investor Relations was appointed as Interim Chief Financial Officer; and Todd Kahn, the Company's President and Chief Administrative Officer was appointed as Interim Chief Executive Officer and Brand President, Coach. See Compensation Discussion and Analysis - Executive Summary for additional information our recent leadership changes.
Our Board is engaged in a search for a permanent Chief Executive Officer, which includes internal and external candidates. Importantly, the Board is confident that the Company's Acceleration Program is the right strategy to drive growth and enhance value for all stakeholders and believes that the strong leadership team in place will continue to successfully execute this agenda.
2	I 2020 PROXY STATEMENT

PROXY SUMMARY

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS (page 8)
Proposal	Board Voting Recommendation	Page Reference (for more detail)
Proposal 1: Election of seven directors	FOR EACH NOMINEE	20
Proposal 2: Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021	FOR	28
Proposal 3: Advisory vote to approve the Company’s executive compensation, as discussed and described in this proxy statement	FOR	34
Proposal 4: Approval of the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan	FOR	72
CORPORATE GOVERNANCE HIGHLIGHTS (page 12)
The Company's Board of Directors (the “Board” or “Board of Directors”) is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served.
•	All directors are independent
•	Bylaws contain Proxy Access provision
•	Bylaws may be amended by stockholders representing a majority of outstanding shares entitled to vote
•	Strong independent Chair of the Board
•	Annual election of all directors
•	Majority vote standard for uncontested director elections
•	Directors have significant board experience
•	Board oversight of risk management
•	Longstanding active stakeholder engagement
•	Rigorous director selection criteria, including outstanding achievement, board experience, wisdom, integrity, analytical prowess, business expertise and commitment to board duties
•	Code of Conduct for ethical business policies and conduct
•	Robust Corporate Responsibility program with Board oversight
•	Regular executive sessions of independent directors
•	Regular Board, Committee and CEO evaluations
I 2020 PROXY STATEMENT	3

PROXY SUMMARY

DIRECTOR NOMINEES (page 20)
Our director nominees bring an effective mix of viewpoints, backgrounds, diversity and experiences to the Board.

The following table provides summary information about each director nominee. All of the director nominees are currently members of the Board of Directors.
Name	Age	Director Since	Principal Occupation	Independent	Audit Committee	Human Resources Committee	Governance and Nominations Committee	Other Public Company Boards
Susan Kropf*	71	2006	Retired President and Chief Operating Officer of Avon Products					• Kroger • Sherwin Williams
John P. Bilbrey	64	2020	Retired Chairman, President and Chief Executive Officer of The Hershey Company					• Campbell Soup Company • Colgate-Palmolive • Elanco Animal Health
Darrell Cavens	47	2018	Retired Founder and Chief Executive Officer of zulily, inc.
David Denton	55	2014	Executive Vice President and Chief Financial Officer of Lowe's Companies, Inc.
Anne Gates**	60	2017	Retired President of MGA Entertainment, Inc.					• Kroger • Raymond James Financial
Annabelle Yu Long	47	2016	Chief Executive of Bertelsmann China Corporate Center; Managing Partner of Bertelsmann Asia Investments					• BitAuto • China Distance Education • LexinFintech Holdings
Ivan Menezes	61	2005	Chief Executive of Diageo plc					• Diageo
Number of Meetings in fiscal year 2020					7	8	5
*	Chair of the Board of Directors
**	Audit Committee Financial Expert
Committee Chair
Member
4	I 2020 PROXY STATEMENT

PROXY SUMMARY

CORPORATE RESPONSIBILITY: OUR SOCIAL FABRIC
At Tapestry, we believe shaping a world that is inclusive, sustainable and safe is a responsibility we share. We believe that addressing challenges is better done together. More than ever, we are focused on driving change for the betterment of our employees and their families, our partners, our communities. Tapestry’s corporate responsibility strategy, Our Social Fabric, unites teams across our business in meeting our 2025 Corporate Responsibility Goals (the “2025 Goals”) with a shared objective: to balance true fashion authority with meaningful, positive change. The Company is a signatory to the United Nations (“UN”) Global Compact, and as such, our corporate responsibility strategy is aligned with the UN Sustainable Development Goals. Tapestry’s 2025 Goals cover three strategic pillars: Our People, Our Planet and Our Communities, and have been approved by Tapestry’s Board of Directors, who have ultimate oversight of our Corporate Responsibility program.
2025 Corporate Responsibility Goals
Our People
Build diversity in North America Tapestry and brand leadership teams by increasing the number of North America-based ethnic minority leaders to better reflect our general corporate population.
Reduce differences in our Employee Inclusion Index scores based on gender and ethnicity.
Demonstrate a focus on career progression, development and mobility by filling 60% of leadership roles internally.
Enable all employees to manage both their work and personal life balance by achieving a global core benefit standard for self-care and parental and family leave policies.
Our Planet
Achieve a 20% reduction in absolute Scope 1 and Scope 2 CO2e emissions and achieve a 20% reduction in absolute Scope 3 CO2e emissions from freight shipping over a 2017 baseline.
Attain 95% traceability and mapping of our raw materials to ensure a transparent and responsible supply chain.
Achieve 75% recycled content in packaging and reduce North America corporate and distribution center waste by 25% over a 2017 baseline.
Achieve a 10% reduction in water usage across Tapestry and our supply chain.
Ensure that 90% of leather is sourced from silver-and gold-rated Leather Working Group tanneries.
Our Communities
Dedicate 100,000 volunteer service hours to be completed by our employees around the globe.
Give $75,000,000 in financial and product donations to nonprofit organizations globally.
Provide 50,000 people crafting our products access to empowerment programs during the workday.
Since establishing our 2025 Goals in April 2019, we have continued to build our corporate responsibility strategy around these three pillars and made meaningful progress towards our 2025 Goals. Recent highlights from our most recent Corporate Responsibility Report covering fiscal year 2019 include:
•
being listed on the Forbes 2020 “Best Employers for Diversity” list for the third consecutive year, and achieving our sixth consecutive score of 100 on the Human Rights Campaign Corporate Equality Index (CEI) “Best Places to Work for LGBTQ Equality”;

•
focusing on company-wide diversity and inclusion programs, such as establishing an Inclusion Council to ensure that employees with diverse perspectives and backgrounds are included in business decisions and introducing employee training intended to help employees identify and address unconscious biases and drive inclusive behaviors;

•	nearly tripling our Renewable Energy Certificate purchases, going from 1,335 MWh in fiscal year 2018 to 3,433 MWh;
•	increasing our adoption of recycled polyester, diverting 27 million plastic bottles from landfills; and
•	donating over $22 million via grants from the Coach Foundation and kate spade new york foundation, as well as through brand product donation.
For the full text of our Corporate Responsibility Report and GRI Standards Index, please see Our Social Fabric at www.tapestry.com/responsibility under the Resources section.
I 2020 PROXY STATEMENT	5

PROXY SUMMARY

2020 COMPENSATION (page 42)
Set forth below is the fiscal year 2020 compensation for each named executive officer (“NEO” or “Named Executive Officer”) as determined under Securities and Exchange Commission (“SEC”) rules. The hallmarks of our program include a strong pay-for-performance focus and annual and long-term incentives that support our business priorities, our talent objectives and stockholder value creation. See the notes accompanying the 2020 Summary Compensation Table on page 54 for more information.
Name & Principal Position*	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joanne Crevoiserat Interim Chief Executive Officer	785,769	700,000	2,800,002	831,901	0	142,265	5,259,937
Andrea Shaw Resnick Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	486,880	104,000	500,009	0	0	37,202	1,128,091
Thomas Glaser Chief Operations Officer	738,462	200,000	2,399,982	623,926	0	89,986	4,052,356
Todd Kahn Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	750,000	0	960,007	665,522	0	22,662	2,398,191
Jide Zeitlin Former Chairman and Chief Executive Officer	1,015,000	0	2,099,995	1,400,242	0	111,623	4,626,860
Victor Luis Former Chief Executive Officer	306,923	0	2,879,999	1,996,561	0	2,918,303	8,101,786
Joshua Schulman Former Chief Executive Officer and Brand President, Coach	975,000	0	1,500,005	1,039,875	0	18,632	3,533,512
* Messrs. Zeitlin and Schulman left the Company on July 20, 2020 and August 13, 2020, respectively, after the end of fiscal year 2020 and Mr. Luis left the Company on September 3, 2019, during fiscal year 2020.
6	I 2020 PROXY STATEMENT

PROXY SUMMARY

APPROVAL OF THE SECOND AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN (page 72)
We are seeking stockholder approval of the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (the “Amended 2018 Plan”). The Board believes that the Amended 2018 Plan will be a critical part of our pay-for-performance compensation program.
The Board has determined it is appropriate to amend and restate the Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (the “Existing 2018 Plan”) to reserve an additional 13,500,000 shares of Tapestry common stock for future grants (the “Share Increase”). Our Board approved the Amended 2018 Plan on September 21, 2020, subject to and effective upon stockholder approval at the 2020 Annual Meeting. If the Amended 2018 Plan is approved by stockholders at the 2020 Annual Meeting, it will supersede and replace the Existing 2018 Plan.
The Board unanimously recommends that our stockholders vote FOR approval of the Amended 2018 Plan because:
•
Aligning key employees to the same outcomes realized by our stockholders has been a hallmark of our compensation program, and allows us to continue to attract, retain and reward the best talent in our industry.

•
We generally grant long-term stock incentives annually to approximately 2,300 of our and our subsidiaries' employees around the world, including our executive officers and most of our store managers, to motivate them to drive our long-term performance.

•
It will enable us to have an adequate number of shares available for awards that we anticipate using or making over the next two years, as the remaining shares available for future awards under the Existing 2018 Plan will likely be insufficient to satisfy our long-term incentive compensation program needs. If the Share Increase is approved, a total of 51,693,835 shares of our common stock will be reserved for issuance under the Amended 2018 Plan, consisting of (i) 13,500,000 new shares reserved pursuant to the Share Increase, (ii) 32,248,639 shares reserved upon stockholder approval of the Existing 2018 Plan (consisting of 10,500,000 shares reserved under the Existing 2018 Plan when it was adopted in 2018, 8,250,000 shares reserved under the Existing 2018 Plan when it was amended in 2019 and 13,498,639 shares previously reserved under our prior incentive plan, the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) that were not subject to outstanding awards), and (iii) 5,945,196 shares that were underlying outstanding awards under prior stock incentive plans that were forfeited or expired since the Existing 2018 Plan originally became effective on November 8, 2018. Additionally, shares currently subject to awards outstanding under our prior stock incentive plans may become available for grant under the Amended 2018 Plan if they are not issued due to forfeiture or expiration of the outstanding awards. Upon approval, 23,707,568 shares of common stock will be available for issuance for new awards as of the Record Date.

•
If our stockholders do not approve the Share Increase, we may experience a shortfall of shares of our common stock available for stock-based compensation awards. This shortfall could require us to replace the stock components of compensation with cash, which could reduce the alignment between key employees and stockholders and reduce our ability to retain and reward the many employees who are critical to our long-term success.

I 2020 PROXY STATEMENT	7

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT
1.	What is the purpose of these materials?
The accompanying proxy is solicited on behalf of our Board. We provide these proxy materials to you in connection with our Annual Meeting. Our Annual Meeting will be held virtually via live webcast on Thursday, November 5, 2020, at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/TPR2020.
As a holder of our common stock as of the close of business on September 8, 2020 (the record date), you are invited to join the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.
2.	What information is contained in these materials?
The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of the directors of the Company (the “Directors”) and our Named Executive Officers, and other required information. Our Form 10-K for fiscal year 2020 is available to review with this proxy statement.
We are delivering the Notice of 2020 Annual Meeting of Stockholders and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed proxy card) to our stockholders on or about September 25, 2020
3.	What proposals will be voted on at the meeting?
At the Annual Meeting, our stockholders will be asked:
1.	To consider and vote upon the elections of seven Directors;
2.	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021;
3.	To consider and vote upon the approval of, on a non-binding advisory basis, the Company’s executive compensation as described in this proxy statement;
4.	To consider and vote upon the approval of the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan; and
5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will vote in accordance with their discretion on the matter.
4.	Does the Board of Directors recommend voting in favor of the proposals?
Our Board unanimously recommends that you vote your shares “FOR” each of the Director nominees in proposal 1 and “FOR” proposals 2, 3 and 4.
5.	What shares can I vote?
You may vote all of the shares of our common stock that you owned at the close of business on September 8, 2020, the record date.
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QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

6.	What classes of shares are entitled to be voted?
Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 8, 2020 record date. On the record date, the
Company had 277,373,538 shares of common stock outstanding and entitled to be voted at the Annual Meeting, and no other stock of any series issued or outstanding.
7.	What do I need to do now?
Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the Annual Meeting. You can respond by following the instructions for granting a proxy to vote presented in the Notice of Annual Meeting and Internet Availability of Proxy Materials you received; if you received paper copies of the Company's proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting virtually via live webcast and vote your shares at the meeting. If you grant a proxy to vote online, by telephone, or mail in a proxy card, you may still participate in the online meeting, should you choose do to so, you may revoke the proxy by voting your shares when joining our Annual Meeting.
8.	Do I need to attend the Annual Meeting?
No. You may authorize a proxy to vote your shares by following the instructions presented in the notice of the Annual Meeting and Internet Availability of Proxy Materials
or if you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.
9.	How can I participate, vote and ask questions at the Annual Meeting?
Due to the uncertainties around the Covid-19 pandemic, we believe that it is in the best interest of our stockholders, our Board of Directors and our employees, that Tapestry's 2020 Annual Meeting be conducted via a live webcast, simultaneously allowing for greater participation and the opportunity to participate in the live, online meeting from any location convenient for you. We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.
Stockholders may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPR2020. Questions may also be submitted prior to the Annual Meeting at www.proxyvote.com. Stockholders will be able to review the rules of conduct and other meeting materials on www.virtualshareholdermeeting.com/TPR2020. We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. If we receive substantially similar questions, we will group such questions together. The webcast replay of the Annual Meeting, including the question and answer portion, will be available soon after the Annual Meeting on our Investor Relations website for at least 30 days.
Please note that stockholders will need their control number which which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites and vote shares or ask questions prior to or at the Annual Meeting. If you hold your shares as a beneficial owner in street name and do not have a control number, please contact your bank or brokerage firm for voting instructions. If you access the Annual Meeting but do not enter your control number you will be able to listen to the proceedings, but you will not be able to otherwise participate.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/TPR2020.
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QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

10.	What constitutes a quorum, and why is a quorum required?
A quorum is required for the Tapestry stockholders to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person via the webcast or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum, permitting us to conduct the business of the Annual Meeting.
Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of obtaining a quorum.
11.	What is the voting requirement to approval the proposals?
With respect to election of Directors (Proposal No. 1), our Bylaws provide that Directors will be elected by a majority of the total votes cast “FOR” and “AGAINST” each nominee in the election of directors at the Annual Meeting, either in person or by properly completed or authorized proxy. This means that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee. There are no cumulative voting rights. Abstentions and broker non-votes will not have any effect on the election of Directors. See “What happens if a Director nominee does not receive a majority of the votes cast?” below for information concerning our director resignation policy.
Approval of Proposals No. 2 through 4 requires, in each case, “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy.
Abstentions and broker non-votes will not have any effect on Proposals No. 2 and No. 3. Additionally, as discussed below, there will not be broker non-votes with regard to Proposal No. 2 as it is a routine matter.
Broker non-votes will not have any effect on Proposal No. 4; however, abstentions will count as votes cast and will have the same effect as votes cast against Proposal No. 4.
12.	What if I don't vote? What if I abstain? How are broker non-votes counted?
If you hold your shares in street name, based on current NYSE rules, your broker will NOT be able to vote your shares with respect to the election of Directors, the non-binding advisory approval of executive compensation, or the approval of the Second Amended and Restated 2018 Stock Incentive Plan. If you have not provided directions to your broker, we strongly encourage you to do so and exercise your right to vote as a stockholder. However, the NYSE considers Proposal No. 2, regarding the ratification of the appointment of Deloitte & Touche LLP, a routine matter. Thus, your broker or nominee may vote on your behalf with regard to Proposal No. 2, whether or not you provide voting instructions. When a proposal is not a routine matter and a brokerage firm has not received voting instructions from a beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes are generally not considered votes cast and will have no effect on the proposals, except the approval of the Second Amended and Restated 2018 Stock Incentive Plan. The approval of the Second Amended and Restated 2018 Stock Incentive Plan is subject to the stockholder approval requirements of the NYSE listing rules. Under these rules, abstentions will count as votes cast and will have the same effect as votes cast against Proposal No. 4. Broker non-votes are not considered to be votes cast under the NYSE requirements and therefore will not affect the voting results with respect to the approval of Proposal No. 4.
13.	What happens if a Director nominee does not receive a majority of the votes cast?
Under our Corporate Governance Principles, a Director nominee, running uncontested, who does not receive a majority of the votes cast, is required to tender his or her resignation for consideration by the Governance and Nominations Committee. The Governance and Nominations Committee will recommend to the Board whether to accept or reject the resignation.
The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. Unless all Directors have tendered their resignation, any Director who tenders his or her resignation will not participate in the Board’s decision with respect to his or her resignation.
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QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

14.	Can I change my vote after I have delivered my proxy?
Yes. You may change your vote at any time before your proxy is exercised at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Tapestry before the Annual Meeting. Second, you can authorize online or send the Secretary of Tapestry a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting through our live online webcast and submit your vote electronically. If your shares are held in an account at a brokerage firm or bank and you do not have your control number, you must contact your brokerage firm or bank for instructions on how to change your vote.
15.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (which is limited to the ratification of the appointment of the
Company’s independent registered public accounting firm) or if you provide directions on how to vote by following the instructions provided to you by your broker.
16.	Who will count the votes?
All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.
17.	Where can I find voting results of the Annual Meeting?
We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.
18.	Who will bear the costs of soliciting votes for the meeting?
The expenses of soliciting proxies to be voted at the meeting will be paid by the Company. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or email. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse these holders for their reasonable expenses. The Company has engaged Alliance Advisors LLC to solicit proxies for a fee of $12,500 plus reasonable out-of-pocket expenses.
19.	Whom should I call with other questions?
If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Tapestry, 10 Hudson Yards,
New York, New York 10001, Attention: Investor Relations Department, Telephone: (212) 629-2618.
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Meetings and Committees of the Board
The Board of Directors held nine (9) meetings during fiscal year 2020. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.
The Board of Directors has an Audit Committee, a Human Resources Committee (the “HR Committee”), which performs the functions of a compensation committee, and a Governance and Nominations Committee (“GN Committee”). The following table shows the current membership of our Board of Directors and these committees.
Board Membership and Committee Roster

Name of Director	Audit	Human Resources	Governance and Nominations
Susan Kropf(1)
John P. Bilbrey(2)
Darrell Cavens
David Denton(3)
Anne Gates(4)
Annabelle Yu Long
Ivan Menezes
Committee Chair	Member
(1) Ms. Kropf was appointed Chair of the Board, effective July 21, 2020, succeeding Mr. Zeitlin who served as the Chairman of Tapestry’s Board of Directors until his resignation from the Company and the Board on July 20, 2020. Prior to her appointment as Chair, Ms. Kropf had served as the Lead Independent Director of the Board since September 4, 2019.
(2) Mr. Bilbrey joined the Board on April 14, 2020 and was appointed to the Audit Committee, effective May 7, 2020.
(3) Mr. Denton was appointed as member and Chair of the Human Resources Committee, effective May 7, 2020.
(4) Ms. Gates was appointed Chair of the Audit Committee, effective May 7, 2020.
All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our non-employee directors (“Outside Directors” or “Independent Directors”) without members of management present. In fiscal year 2020, following Mr. Zeitlin's appointment as Chairman and Chief Executive Officer on September 4, 2019, Ms. Kropf presided over executive sessions of the Board of Directors in her prior role as Lead Independent Director. Ms. Kropf continues to preside over executive sessions in her role as independent Chair of the Board. Our Outside Directors and Board committees have authority to retain outside advisors as they deem necessary.
Tapestry encourages each member of the Board of Directors to attend each Annual Meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance.
All of the Company's Directors then-standing for re-election except for one attended the Annual Meeting of Stockholders held in 2019.
The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which considers a number of elements, such as an evaluation by each Director of the performance of Tapestry's Chief Executive Officer, each committee and the Board as a whole, and periodically includes an evaluation by each Director of the other directors. The results of these evaluations are discussed with the Board and committee members once completed.
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Audit Committee
The Audit Committee is comprised solely of Independent Directors and met seven (7) times during fiscal year 2020. The Audit Committee reviews Tapestry's auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants. The Audit Committee is required to pre-approve all services provided by the independent accountants to assure that these services do not impair the auditor's independence. Services that have not received pre-approval will require specific review and approval by the Audit Committee. In addition, when the scope of services being provided (and the related fees) meaningfully change, Tapestry and the independent accountants will provide an update to the Audit Committee. The Audit Committee reviews Tapestry's accounting principles and financial reporting, as well as the independence of Tapestry's independent accountants. In discharging its duties, the Audit Committee:
•	is directly responsible for the appointment, compensation determination and oversight of Tapestry's independent accountants;
•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;
•	provides oversight of, and has authority for selection and evaluation of, Tapestry's internal auditors;
•	meets independently with Tapestry's internal auditors, its independent accountants and senior management;
•	reviews the general scope of matters relating to Tapestry's accounting, financial reporting, internal control systems, annual audit and internal audit program as well as matters relating to the Company's information system architecture and cybersecurity, and the results of the annual audit; and
•
reviews with Tapestry's Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Tapestry’s public filings and the procedures followed to prepare for such certifications.

Tapestry’s Board of Directors determined that all members of the Audit Committee during fiscal year 2020 were “independent” as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that all were “financially literate” under the rules of the NYSE. The Board has determined that Anne Gates, the Chair of the Audit Committee, is considered an “audit committee financial expert” under federal securities laws. The Audit Committee operates pursuant to a charter initially approved by the Board of Directors in September 2000 and last revised by the Board in May 2016. A copy of the current charter is available on Tapestry's web site at www.tapestry.com/investors/ under the Committees section. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Tapestry, 10 Hudson Yards, New York, New York 10001, Attention: Secretary. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.
Human Resources Committee
The HR Committee is comprised solely of Independent Directors and met eight (8) times during fiscal year 2020. Pursuant to the Human Resources Committee Charter, the HR Committee:
•
determines, approves and reports to the Board of Directors on all elements of compensation for Tapestry’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit and retirement plans, except as otherwise delegated by the Board or the Committee;

•	reviews non-employee director compensation and benefits and recommends changes to the Board as necessary;
•	performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers;
•	monitors performance, talent development and succession for key executives; and
•	consults, as needed, with third-party compensation consultants.
In fiscal year 2020, the HR Committee retained the services of Compensation Advisory Partners, LLC (“CAP”); a description of the services provided to the HR Committee during fiscal year 2020 appears below under Compensation Discussion and Analysis — Compensation Decision Making Process — Roles and Responsibilities.
Tapestry's Board of Directors determined that all members of the HR Committee during fiscal year 2020 were “independent” under the NYSE heightened independence standards for members of compensation committees. The HR Committee operates pursuant to a charter initially approved by the Board of Directors in November 2007 and last revised
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by the Board in November 2018. A copy of the current charter is available on Tapestry's web site at www.tapestry.com/investors/ under the Committees section. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Tapestry, 10 Hudson Yards, New York, New York 10001, Attention: Secretary.
Governance and Nominations Committee
The GN Committee is comprised solely of Independent Directors and met five (5) times during fiscal year 2020.
The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors. These duties include succession planning for the Chief Executive Officer and conducting annual performance evaluations of the Board and its several committees.
The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:
•	the highest personal and professional ethics, integrity and values;
•	commitment to representing the long-term interests of the stockholders;
•	an inquisitive and objective perspective, practical wisdom and mature judgment;
•	freedom from significant conflicts of interest;
•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and
•	a commitment to serve on the Board for an extended period of time.
The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the GN Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.
The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Tapestry’s Bylaws for stockholder nominations. See Stockholder Proposals for the 2021 Annual Meeting on page 83 for more information. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required by Tapestry’s Bylaws. Recommendations should be submitted in writing to Tapestry, 10 Hudson Yards, New York, New York 10001, Attention: Secretary. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.
Tapestry's Board of Directors determined that all members of the GN Committee during fiscal year 2020 were “independent” as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 and last revised by the Board in November 2018. A copy of the current charter is available on Tapestry's web site at www.tapestry.com/investors/ under the Committees section. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Tapestry, 10 Hudson Yards, New York, New York 10001, Attention: Secretary.
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Compensation Committee Interlocks and Insider Participation
The HR Committee is currently comprised of the following Independent Directors: David Denton, Chair, Darrell Cavens, Susan Kropf, and Ivan Menezes. Jide Zeitlin served on the HR Committee for a portion of fiscal year 2020, prior to his appointment as Chief Executive Officer. Upon his appointment as Chief Executive Officer on September 4, 2019, Mr. Zeitlin stepped down from the HR Committee. No director who served as a member of our HR Committee during any portion of fiscal year 2020 was an employee of the Company during their service on the HR Committee or a former officer of the Company. None of Tapestry's executive officers serve on the compensation committee (or other committee serving an equivalent function) or the board of directors of any other company of which any member of the HR Committee during any portion of fiscal year 2020 or the Board of Directors is an executive officer. The HR Committee makes all compensation decisions regarding the Company’s executive officers.
Code of Conduct and Other Policies
Tapestry has adopted a Code of Conduct (the “Code”). The purpose of the Code is to convey the basic principles of business conduct expected of all Tapestry employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other senior financial personnel performing similar functions. We require officers and corporate employees (and selected retail employees) to attend training on the Code and other matters of business ethics. We require all employees to review and certify the Code annually. In support of the Code, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including a toll-free telephone hotline and a reporting website, both allowing for anonymity. The Code meets the definition of “code of ethics” under the rules and regulations of the SEC and the NYSE and is posted on our website at www.tapestry.com/investors/ under the Global Business Integrity Program section.
We will provide to any person without charge, upon request, a copy of the Code. You may obtain a copy of the Code by sending a written request to Tapestry, 10 Hudson Yards, New York, New York 10001, Attention: Secretary.
Tapestry has also adopted a Political Activities and Contributions Policy. Tapestry does not make political contributions and prohibits all employees from using any Company funds or assets for direct or in-kind political contributions, including contributions to any ballot initiative, referendum or other question, political action committee (PAC), political party or candidate, whether federal, state or local, in the United States or abroad, subject to certain pre-approved specific foreign country exclusions. Employees are permitted to make personal contributions that do not involve any funds or resources of the Company, including Company time, facilities, office supplies, letterhead, phones and fax machines.
Other Corporate Governance Matters
Corporate Governance Principles
Tapestry’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Tapestry. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Tapestry, are posted on our website at www.tapestry.com/investors/ under the Governance Documents section. We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Tapestry, 10 Hudson Yards, New York, New York 10001, Attention: Secretary.
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Separation of Chair and Chief Executive Officer; Strong Independent Board
Under Tapestry’s Bylaws and the Guidelines, the positions of Chair of the Board and Chief Executive Officer may be held by one person or separately. Our policy as to whether the role of the Chair and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and the Company’s needs at any particular time. Since Mr. Zeitlin's departure on July 20, 2020, the positions of Chair of the Board and Chief Executive Officer have been held separately, with Ms. Kropf serving as Chair of the Board and Ms. Crevoiserat serving as Interim Chief Executive Officer.
The Board believes that the current governance structure — Ms. Kropf as the independent Chair of the Board and Ms. Crevoiserat as the Company's Interim Chief Executive Officer — will allow Ms. Crevoiserat to focus her time and energy on managing the Company during this critical time and Ms. Kropf to lead the Board in its fundamental role of providing guidance, advice and counsel regarding the business, operations and strategy of the Company. We believe this structure will allow the Company to continue to execute its strategy and business plans to maximize stockholder value. The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced Directors who are currently or have been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the Directors who are standing for re-election at the Annual Meeting have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. In addition, all standing committees of the Board are made up entirely of Independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.
Board Diversity
While the Company does not have a formal policy regarding the diversity of the Board, we believe the Board is diverse based on gender, ethnicity and national origin, as reflected in the charts below. The GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs.
In addition, the GN Committee also believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

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Board’s Role in the Oversight of Risk
Under Tapestry’s charter, Bylaws and Guidelines and pursuant to Maryland law, it is the duty of the members of the Board to oversee the management of Tapestry's business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s enterprise risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a rigorous enterprise risk management program that is updated and reported to the Board at least annually and is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial, external, cybersecurity, legal, corporate responsibility, reputational and regulatory risks. The Board and its committees work with senior management, as well as Tapestry's independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the
Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. For example, the Audit Committee has responsibility for oversight of the general scope of matters relating to the Company’s accounting, financial reporting, internal control systems, annual audit and internal audit program as well as matters relating to the Company’s information system architecture and cybersecurity while the Human Resources Committee has responsibility for oversight of the Company’s compensation programs and policies as well as to perform, or assist the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company's executive officers. In evaluating risk, the Board and its standing committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the Company. The Company believes that the Board’s leadership structure provides appropriate risk oversight of the Company’s activities.
Sarbanes-Oxley Certifications
Tapestry has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.
Director Compensation
Directors who are Tapestry employees receive no additional compensation for their services as Directors. As a NEO and director during fiscal year 2020, Mr. Zeitlin’s compensation is included in the Summary Compensation Table. Compensation for Outside Directors is recommended by the HR Committee and approved by the Board of Directors. Compensation for Outside Directors consists of an annual cash retainer for Board service and additional retainers for service as the non-executive Chair of the Board or Lead Independent Director, as applicable, and as the chairperson of Board Committees. Annual grants of stock options and restricted stock units (“RSUs”) with a combined value of approximately $150,000 are made to each elected Outside Director on the date of Tapestry's Annual Meeting of Stockholders. Upon joining the Board, a new Outside Director receives a grant of stock options and RSUs with approximately the same value as this annual grant. The 2018 Stock Incentive Plan includes an overall limit on annual Outside Director compensation of $800,000 per director.
Due to complex regulatory requirements related to equity compensation in China, in lieu of an annual equity award of stock options and RSUs, Ms. Long receives a cash payment equal to $150,000, the fair market value of equity awards granted to the other Outside Directors, paid one year after the date of each Annual Meeting of Stockholders.
From time to time, most recently in August 2018, the HR Committee's consultant, CAP, evaluates the Outside Director compensation program and, as appropriate, the HR Committee may recommend changes to the Board of Directors. The 2018 study compared Tapestry's Outside Director compensation program to:
•	the same peer group used for executive compensation benchmarking, described below in the Compensation Discussion & Analysis, and
•
general industry survey data (304 companies across industries with revenues between $2.5 billion and $10 billion), from the 2017-18 Director Compensation Report from the National Association of Corporate Directors.

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The study found that the current Outside Director compensation shown below approximated the median of both data sets and the HR Committee recommended that no changes be made at that time.
In connection with actions the Company took to reduce compensation expense in response to the impact of the Covid-19 pandemic, the Board agreed to reduce its cash retainer compensation by 50% as of the start of the Company's fiscal year 2021, and continuing for up to the end of that fiscal year, or such earlier time as the Board may determine. The reduction applies to the annual cash retainer for Board service, committee chair retainers and the Board Chair retainer.
Tapestry's Outside Director retainers in effect during fiscal year 2020 were as follows:
Compensation Element	Annual Amount* ($)	Received by
Basic annual retainer	90,000	All Outside Directors
Annual equity grant value(1)	150,000	All Outside Directors, except Ms. Long
Audit Committee Chair annual retainer	30,000	Mr. Denton through May 6, 2020; Ms. Gates for the remainder of the fiscal year
HR Committee Chair annual retainer	30,000	Ms. Kropf through May 6, 2020; Mr. Denton for the remainder of the fiscal year
GN Committee Chair annual retainer	20,000	Mr. Zeitlin through September 3, 2019; Ms. Kropf for the remainder of the fiscal year
Non-executive Chair of the Board retainer(2)	150,000	Mr. Zeitlin through September 3, 2019; N/A for the remainder of the fiscal year
Lead Independent Director	30,000	Ms. Kropf
Cash payment in lieu of annual equity grant	150,000	Ms. Long
*Amounts shown reflect the full value of the retainers for fiscal year 2020, prior to the temporary 50% reduction described above for fiscal year 2021.
(1) The annual equity grant to our Outside Directors is fixed at a fair market value of approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full one year from the date of grant, subject to the Director’s continued service until that time.
(2) Effective July 21, 2020 (during fiscal year 2021), the Board increased the annual cash retainer for service as the independent Chair of the Board from $150,000 to $200,000.
Director Stock Ownership Policy
Tapestry has a stock ownership policy for Outside Directors. Under the policy, each Outside Director is expected to accumulate Tapestry shares valued at five times the basic annual retainer of $90,000. The Board of Directors expects the required level of ownership to be achieved within five years of the date an Outside Director is appointed to the Board. Until the requirement is met, each Director is required to retain 50% of the net shares obtained from RSUs that vest and stock options that are exercised. Ownership includes shares owned, deferred stock units, and shares equivalent to the after-tax value of unvested RSUs and the after-tax value of vested, unexercised, in-the-money stock options.
The Board has waived the Director Stock Ownership Policy for Ms. Long due to the complex regulatory framework for equity compensation in China.
As of the last measurement date (December 31, 2019):
•	Messrs. Denton and Menezes and Ms. Kropf had achieved the desired level of ownership; and
•	Mr. Cavens and Ms. Gates were making appropriate progress toward achieving the desired level of ownership (both had been Outside Directors for less than five years).
Mr. Bilbrey joined the Board after the measurement date.
18	I 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

2020 Director Compensation
Compensation paid in fiscal year 2020 for each Outside Director is detailed below:
Name	Fees Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
John P. Bilbrey	0	74,993	75,001	0	149,994
Darrell Cavens	90,000	75,011	75,016	16,000	256,027
David Denton	120,000	75,011	75,016	0	270,027
Anne Gates	90,000	75,011	75,016	10,000	250,027
Susan Kropf	148,668	75,011	75,016	10,000	308,695
Annabelle Yu Long(4)	240,000	0	0	0	240,000
Ivan Menezes	90,000	75,011	75,016	0	240,027
Andrea Guerra(5)	78,132	75,011	75,016	0	228,159
(1) Fees paid in cash reflect the time Directors spent in each role. Fees paid to Mr. Zeitlin for services as an Outside Director prior to his appointment as Chief Executive Officer of the Company on September 4, 2019 are included in the Summary Compensation Table - All Other Compensation column. Mr. Bilbrey earned $19,286 for his service as a director in fiscal year 2020, which was paid during fiscal year 2021 and will be reflected in the Company's proxy statement for fiscal year 2021.
(2) Reflects the aggregate grant date fair value of all RSU awards and stock options, assuming no risk of forfeitures. The assumptions used in calculating the grant-date fair value of these awards are described in footnote 4 to the Summary Compensation Table, except that the expected volatility percentage assumed for Mr. Bilbrey's grant was 42.7% due to the change in methodology for calculating volatility assumptions at the time he received his grant upon joining the Board in April 2020. As of June 27, 2020, each Outside Director except Mr. Bilbrey and Mr. Guerra, held 2,876 unvested RSUs. Mr. Bilbrey held 4,876 unvested RSUs and Mr. Guerra held 762 unvested RSUs. The outstanding stock options held by each Outside Director were: Mr. Bilbrey 12,976, Mr. Cavens 28,353, Mr. Denton, 73,684; Ms. Gates, 29,695; Mr. Guerra, 41,849; Ms. Kropf, 83,582; Ms. Long, 31,659; Mr. Menezes, 83,582.
(3) Amounts shown in “All Other Compensation” are matching charitable contributions under the Company’s Matching Gift program.
(4) In addition to the basic annual retainer, Ms. Long receives a cash payment in lieu of stock options and RSUs.
(5) Mr. Guerra resigned from the Board, effective February 12, 2020.
I 2020 PROXY STATEMENT	19

PROPOSAL 1: ELECTION OF DIRECTORS
All of Tapestry's Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Seven Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualifies. All of the nominees are currently members of Tapestry's Board of Directors. The Board of Directors recommends that you vote FOR each of the Director nominees below.
If a nominee is unable to serve or for good cause will not serve as a Director, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of September 25, 2020.
Director Nominees
Name	Age	Position with Tapestry
Susan Kropf	71	Independent Chair of the Board of Directors
John P. Bilbrey	64	Director
Darrell Cavens	47	Director
David Denton	55	Director
Anne Gates	60	Director
Annabelle Yu Long	47	Director
Ivan Menezes	61	Director
Skills & Experience
As reflected in the chart below, we believe our Board offers a diverse range of key skills and experience to provide effective oversight of the Company and create long-term sustainable growth through successful execution of the Company's strategic initiatives.

20	I 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

SUSAN KROPF

Chair of the Board of Directors
since 2020

Director Since 2006

Principal Occupation:
Retired President and
Chief Operating Officer of Avon Products

Board Committees:
Governance & Nominations (Chair)
Human Resources
Skills and Experience Leadership / Strategy Public Company Board Service Finance / Accounting Mergers & Acquisitions International Marketing & Branding Human Resources Corporate Responsibility

Susan Kropf served as President and Chief Operating Officer of Avon Products from 2001 until January 2007, where she had P&L responsibility for Avon's worldwide operations. Before that, she was executive vice president and chief operating officer, Avon North America and Global Business Operations, with responsibility for the company's North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. Ms. Kropf also serves on the Board of Directors of Sherwin Williams Co. and The Kroger Company. Within the last five years, she served as a director of Avon Products, Inc. Ms. Kropf holds a Bachelor of Arts degree from St. John's University and an M.B.A. in finance from New York University.

Tapestry's Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major, publicly-traded, global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

I 2020 PROXY STATEMENT	21

PROPOSAL 1: ELECTION OF DIRECTORS

JOHN P. BILBREY

Director Since 2020 Principal Occupation: Retired Chairman, President and Chief Executive Officer of The Hershey Company Board Committee: Audit	Skills & Experience Leadership / Strategy Public Company Board Service Finance / Accounting Mergers & Acquisitions International Marketing & Branding Corporate Responsibility

John P. Bilbrey served as President and Chief Executive Officer of The Hershey Company, a global confectionery leader and producer of snack products in the U.S., from 2011 until his retirement in March 2017. He also served as Chairman of Hershey from 2015 until March 2017 and as Non-Executive Chairman from March 2017 to May 2018. Mr. Bilbrey joined the management team of Hershey as Senior Vice President, President Hershey International in 2003, serving as Senior Vice President, President Hershey North America from 2007 to 2010 and Executive Vice President and Chief Operating Officer from 2010 to 2011. He previously spent 22 years at The Procter & Gamble Company. Mr. Bilbrey serves on the Board of Directors of Campbell Soup Company, Colgate-Palmolive and Elanco Animal Health. Mr. Bilbrey holds a Bachelor of Science in Psychology from Kansas State University.

Tapestry’s Board believes that Mr. Bilbrey is qualified to serve as a Director based on all of the experience described above, his experience as a chief executive officer of a large publicly-traded company, his strong operational and financial background in consumer facing industries.

22	I 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

DARRELL CAVENS

Director Since 2018 Principal Occupation: Retired Founder and Chief Executive Officer of zulily, inc. Board Committee: Human Resources	Skills & Experience Leadership / Strategy Public Company Board Service Mergers & Acquisitions Retail Industry Marketing & Branding Human Resources Technology & Digital

Darrell Cavens was President, New Ventures for the Qurate Retail Group from December 2017 until his retirement in September 2018. Mr. Cavens was previously President and Chief Executive Officer of zulily, inc., which he co-founded, from October 2009 until December 2017. From July 2008 to October 2009, Mr. Cavens served as the director of BizTalk Server at Microsoft. From 1999 to 2008, Mr. Cavens held various positions at Blue Nile, most recently serving as Senior Vice President of Marketing and Technology. From 1996 to 1999, Mr. Cavens served as a staff engineer within the Advanced Development team at Starwave Corp. Mr. Cavens serves on the Board of Directors of Deliveroo and Rad Power Bikes and as a member of the Advisory Board of Brooks Running. Mr. Cavens previously served, within the last five years, as a director of zulily, inc. Mr. Cavens attended the University of Victoria.

Tapestry’s Board believes that Mr. Cavens is qualified to serve as a Director based on all of the experience described above, his experience as a chief executive officer and co-founder of a large publicly-traded company, his strong background in online retailing, technology and data analytics and his understanding of the retail industry.

I 2020 PROXY STATEMENT	23

PROPOSAL 1: ELECTION OF DIRECTORS

DAVID DENTON

Director Since 2014 Principal Occupation: Executive Vice President and Chief Financial Officer of Lowe’s Companies, Inc. Board Committees: Human Resources (Chair) Governance & Nominations	Skills & Experience Leadership / Strategy Public Company Board Service Finance / Accounting Mergers & Acquisitions Retail Industry Human Resources

David Denton currently serves as Executive Vice President and Chief Financial Officer of Lowe’s Companies, Inc., responsible for corporate finance and treasury, strategy, real estate, accounting, tax, internal audit, process excellence, enterprise risk management, and international and emerging business. Mr. Denton joined Lowes in 2018. Mr. Denton previously served as Executive Vice President and Chief Financial Officer of CVSHealth Corporation (f/k/a CVS Caremark). He joined CVS Caremark in 1999 and held various managerial roles throughout the company. Previously, Mr. Denton was Senior Vice President and Controller/Chief Accounting Officer of CVS Caremark and served as Chief Financial Officer and Controller for PharmaCare, CVS Corporation’s legacy PBM subsidiary. Mr. Denton holds a Bachelor of Science degree in Business Administration from Kansas State University and an M.B.A. from Wake Forest University.

Tapestry’s Board believes that Mr. Denton is qualified to serve as a Director based on all of the experience described above, his experience as an executive officer of a large, publicly-traded, consumer-facing company, his strong financial background, and understanding of the retail industry.

24	I 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

ANNE GATES

Director Since 2017 Principal Occupation: Retired President of MGA Entertainment, Inc. Board Committees: Audit (Chair) Governance & Nominations	Skills & Experience Leadership / Strategy Public Company Board Service Finance / Accounting Mergers & Acquisitions Retail Industry International Marketing & Branding Technology & Digital

Anne Gates was President of MGA Entertainment, Inc., a privately held developer, manufacturer and marketer of toy and entertainment products for children, a position she held from 2014 through her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1991-2012. Her roles included Executive Vice President, Chief Financial Officer for Disney Consumer Products, Managing Director for Disney Consumer Products Europe and Emerging Markets, and Senior Vice President of operations, planning and analysis for The Walt Disney Company. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. Ms. Gates has over 25 years of experience in the retail and consumer products industry. In addition, Ms. Gates has a broad business background in finance, marketing, strategy and business development, including growing international businesses. Ms. Gates serves on the Board of Directors of The Kroger Company and Raymond James Financial, Inc. She is also a member of the Boards of the University of California, Berkeley Foundation, Cadre, Salzburg Global Seminar and PMG SoCal. Ms. Gates holds Bachelor of Arts in Mathematics from the University of California, Berkeley, and an M.Sc. in Operations Research from Columbia University.

Tapestry’s Board believes that Ms. Gates is qualified to serve as a Director based on all of the experience described above, her financial literacy and her broad business background in finance, marketing, strategy and business development, including growing international businesses and her understanding of the retail and consumer products industries.

I 2020 PROXY STATEMENT	25

PROPOSAL 1: ELECTION OF DIRECTORS

ANNABELLE YU LONG

Director Since 2016 Principal Occupation: Chief Executive officer of Bertelsmann China Corporate Center and Managing Partner of Bertelsmann Asia Investments Board Committee: Audit	Skills and Experience Leadership / Strategy Public Company Board Service Finance / Accounting Mergers & Acquisitions Retail Industry International Technology & Digital

Annabelle Yu Long currently serves as a member of Bertelsmann Group Management Committee, Chief Executive Officer of Bertelsmann China Corporate Center and Managing Partner of Bertelsmann Asia Investments. Formerly, Ms. Long was a Principal at Bertelsmann Digital Media Investments. She joined the international media, services and education company via the Bertelsmann Entrepreneurs Program in 2005. From 1996 to 2003, Ms. Long was a Producer and Lead Anchor for the Sichuan Broadcasting Group. From 1994 to 1996 she was a Producer and host for Chengdu People’s Radio Broadcasting. Ms. Long is an active member of the World Economic Forum’s Young Global Leaders Advisory Council. In addition, she is a member of the Stanford Graduate School of Business Advisory Council. Ms. Long serves on the Board of Directors of Bitauto Holdings Limited, China Distance Education Holdings Limited and LexinFintech Holdings Ltd. Within the past five years Ms. Long served on the boards of Tuanche Limited and iClick Interactive Asia Group Limited. Ms. Long holds a Bachelor of Science degree from the University of Electronic Science and Technology, Chengdu, China and an M.B.A. from Stanford Graduate School of Business.

Tapestry’s Board believes that Ms. Long is qualified to serve as a Director based on all the experience described above, her insight about the Chinese consumer and knowledge of and experience with the media landscape in China, along with her track record of investing in digital and lifestyle companies.

26	I 2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

IVAN MENEZES

Director Since 2005 Principal Occupation: Chief Executive of Diageo plc Board Committees: Governance & Nominations Human Resources
Skills & Experience
Leadership / Strategy
Public Company Board Service
Finance / Accounting
Mergers & Acquisitions
International
Marketing & Branding
Technology & Digital
Human Resources
Corporate Responsibility

Ivan Menezes currently serves as Executive Director and the Chief Executive of Diageo plc, a premium drinks company; he was appointed Chief Executive in July 2013 and has been an Executive Director since July 2012. Prior to that, he held several executive and senior appointments at Diageo plc and was the Chief Operating Officer, Diageo plc since March 2012, the Chairman, Diageo Latin America & Caribbean since July 2011, the Chairman, Diageo Asia Pacific since October 2008, and the President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes also serves as an Executive Director on the Board of Directors of Diageo plc. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post-graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. from Northwestern University’s Kellogg School of Management.

Tapestry’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a chief executive of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

Director Qualifications
The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the SEC and the NYSE. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the GN Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives, plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors.
The Board believes that each of its current Directors meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.
I 2020 PROXY STATEMENT	27

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
This section should be read in conjunction with the Audit Committee Report presented below.
Ratification of Appointment of Auditors; Attendance at Meetings
The Audit Committee of Tapestry’s Board of Directors has appointed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for fiscal year 2021. We are asking stockholders to ratify the appointment of D&T as our independent registered public accounting firm at the Annual Meeting. Representatives of D&T are expected to be present at the virtual Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Our Bylaws do not require that the stockholders ratify the appointment of D&T as our independent auditors. However, we are submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors and the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending July 2, 2022 (“fiscal year 2022”). Even if the appointment of D&T is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interests of the Company and our stockholders. At this time, the Board and the Audit Committee believe that the continued retention of D&T to serve as our independent auditors is in the best interest of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.
Fees for Audit and Other Services
The aggregate fees for professional services rendered by D&T for the fiscal years ended June 29, 2019 and June 27, 2020 were approximately as follows:
	Fiscal Year 2019	Fiscal Year 2020
Audit Fees(1)	$7,428,000	$4,944,000
Audit-Related Fees(2)	265,000	118,000
Tax Fees(3)	1,781,000	1,281,000
All Other Fees(4)	—	25,000
(1) Includes the audit of the Company’s annual consolidated financial statements and internal control over financial reporting inclusive of purchase price allocations, reviews of quarterly financial statements and audits of statutory filings.
(2) Includes registration statement procedures, other accounting consultations and an audit of the employee benefit plan.
(3) Includes fees for professional services related to national tax consulting services.
(4) Includes fees for professional services related to HR advisory services.
Audit Committee Pre-Approval Policy
The Audit Committee is responsible for approving audit fees and is required to pre-approve all services provided by the independent auditors to assure that these services do not impair the auditors independence. Services that have not received pre-approval will require specific review and approval by the Audit Committee. In addition, when the scope of services being provided (and the related fees) meaningfully change, Tapestry and the independent auditors will provide an update to the Audit Committee. All services described in the table above have been approved by the Audit Committee or the Audit Committee Chair on an engagement-by-engagement basis.
The Audit Committee considered the services listed above to be compatible with maintaining D&T’s independence.
28	I 2020 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors of Tapestry, Inc. (“Tapestry”) is responsible for overseeing Tapestry’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Tapestry’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Tapestry’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Tapestry’s systems of internal controls. The independent auditors are responsible for auditing the annual consolidated financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 27, 2020 with management and Tapestry’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Tapestry’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Tapestry’s independent auditors discussed their independence and also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.
Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors of Tapestry that the audited financial statements be included in Tapestry's Annual Report on Form 10-K for the fiscal year ended June 27, 2020 that has been filed with the Securities and Exchange Commission.
Audit Committee

Anne Gates, Chair John P. Bilbrey* Annabelle Yu Long
*Mr. Bilbrey joined the Audit Committee effective May 7, 2020.
I 2020 PROXY STATEMENT	29

EXECUTIVE OFFICERS

The following table sets forth information regarding each of Tapestry’s executive officers as of September 25, 2020:
Name	Age	Position
Joanne Crevoiserat	56	Interim Chief Executive Officer
Sarah Dunn	60	Global Human Resources Officer
Liz Fraser	58	Chief Executive Officer and Brand President, Kate Spade
Thomas Glaser	59	Chief Operations Officer
David Howard	45	Senior Vice President, General Counsel and Secretary
Todd Kahn	56	Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer
Andrea Shaw Resnick	59	Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications
Joanne Crevoiserat was appointed Interim Chief Executive Officer in July 2020. Prior to her appointment, Ms. Crevoiserat served as Chief Financial Officer from August 2019 to July 2020. Prior to joining Tapestry, Ms. Crevoiserat was Executive Vice President and Chief Operating Officer at Abercrombie & Fitch Co. from February 2017 to June 2019. She joined Abercrombie & Fitch in May 2014 as Chief Financial Officer. Prior to joining Abercrombie & Fitch, she served in a number of senior management roles at Kohl’s Inc. including Executive Vice President of Finance and Executive Vice President of Merchandise Planning and Allocation. Prior to her time with Kohl’s, Ms. Crevoiserat held senior finance positions with Wal-Mart Stores and May Department Stores, including Chief Financial Officer of the Filene’s, Foley’s and Famous-Barr brands. Ms. Crevoiserat serves on the board of directors of At Home Group Inc. She is a graduate of the University of Connecticut where she received a Bachelor of Science degree in Finance.
Sarah Dunn was appointed Global Human Resources Officer in April 2014, after becoming Executive Vice President in August 2011, and joining Tapestry as Senior Vice President, Human Resources in July 2008. Prior to joining Tapestry, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news and financial information agencies in London and New York. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. Prior to that at Reuters she was President of Corporates and Media Division and she also served as Chief Executive Officer of Lipper. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.
Liz Fraser was appointed Chief Executive Officer and Brand President, Kate Spade, effective March 2020. Prior to joining
Tapestry, Ms. Fraser served as the President at Lafayette 148, a New York-based, women’s fashion brand, since December 2018, where she was responsible for global sales and marketing, as well as design and merchandising, for apparel and accessories. Ms. Fraser joined Lafayette 148 from Anne Klein where she was Chief Executive Officer from 2015 until 2018 and, before that, Marc by Marc Jacobs, where she was President and a member of the launch team that built the business into a multichannel, multi-category global lifestyle brand. Ms. Fraser holds a Bachelor of Arts degree in Art History from Columbia University, Barnard College.
Thomas Glaser was appointed Chief Operations Officer in July 2019. Mr. Glaser joined Tapestry from VF Corporation, where he most recently held the position of Executive Vice President, VF Corporation & President, Supply Chain, responsible for the oversight of all of the company’s global manufacturing, sourcing and operations. Mr. Glaser joined VF in 2001 as Managing Director, VF Asia Ltd Sourcing in Hong Kong, where he played a key role in further diversifying and expanding VF's global sourcing network in support of the company's growing portfolio of brands. In 2006, Mr. Glaser was named President, Supply Chain, Europe/Asia. In 2010, he was promoted to Vice President, Global Operations, a role that he held until being appointed to President, Supply Chain, in January 2012. Prior to joining VF, Mr. Glaser served as Vice President of Sourcing and Operations for various brands of Phillips-Van Heusen (PVH). He began his career at PVH, where he held sales and sourcing management positions within the company's North America and Asia divisions. Mr. Glaser holds a bachelor’s degree in government and economics from Franklin & Marshall College.
David Howard has served as Senior Vice President and General Counsel since June 2020, and Secretary since August 2020. He previously served as Senior Vice President, Deputy General Counsel and Assistant Secretary from August 2018
30	I 2020 PROXY STATEMENT

EXECUTIVE OFFICERS

through May 2020, after becoming Vice President and Deputy General Counsel in March 2015. Mr. Howard held several key roles in the Law Department since joining the Company in January 2011. Prior to joining the Company, from June 2008 to January 2011, Mr. Howard served as Associate General Counsel and Assistant Corporate Secretary at Mirant Corporation, an energy company that produced and sold electricity in the United States. From 2002 to 2008, Mr. Howard was a corporate attorney at Arnall Golden Gregory, LLP, counseling clients on securities, corporate governance and private equity matters, and from 1997 to 1999, Mr. Howard practiced public accounting with Arthur Andersen LLP. Mr. Howard received Bachelor and Master of Science degrees in Accounting from Wake Forest University and a Juris Doctor from the University of Georgia School of Law. Mr. Howard is also a Certified Public Accountant.
Todd Kahn has served in several executive capacities since joining the Company in January 2008. He is currently serving as Interim CEO and Brand President, Coach and as President and Chief Administrative Officer of Tapestry. Mr. Kahn also served as Secretary from 2008 through August 2020 and as Chief Legal Officer from May 2016 through March 2020. He previously served as Chief Administrative Officer, General Counsel and Secretary from August 2015 through May 2016, Global Corporate Affairs Officer from April 2014 through August 2015, Executive Vice President, Corporate Affairs from May 2013 through April 2014, and Executive Vice President from August 2011 through May 2013, after joining the Company as Senior Vice President, General Counsel and
Secretary in January 2008. Prior to joining the Company, Mr. Kahn held senior operating and legal positions at a number of public and private companies; Calypso Christian Celle, Sean John, Accessory Network, InternetCash Corporation and Salant Corporation. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.
Andrea Shaw Resnick was appointed Interim Chief Financial Officer in July 2020. Since joining the Company in August 2000, Ms. Resnick has served in investor relations roles of increasing responsibility and seniority, most recently as the Company's Global Head of Investor Relations and Corporate Communications. Ms. Resnick will continue in this role. Ms. Resnick previously served as the Company’s interim Chief Financial Officer from February 2019 through August 2019 and from August 2016 through February 2017. Before joining Tapestry, from 1988 through 1999, Ms. Resnick was a Director and Senior Portfolio Manager with HSBC Asset Management Americas in New York. Ms. Resnick also established and chaired the Regional Investment Strategy Group for North America, providing input to global asset allocation strategy. Previously, Ms. Resnick was an Equity Research Analyst for Oppenheimer & Co, Inc. from 1982 to 1987. Ms. Resnick attended Barnard College of Columbia University and is a member of the National Investor Relations Institute.
I 2020 PROXY STATEMENT	31

TAPESTRY STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below presents information, as of August 31, 2020, except as otherwise noted below, with respect to the beneficial ownership of Tapestry's common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our NEOs, and all Directors, NEOs and all executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
In general, “beneficial ownership” by an individual or entity includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days; however, shares exercisable within 60 days are not considered outstanding for purposes of computing the percentage of ownership of any other individual or entity. Where indicated, the beneficial ownership described below includes share unit balances held under Tapestry's stock incentive plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Tapestry's common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Tapestry common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any, which will be forfeited if the underlying award forfeits.
Beneficial Owner	Shares owned	Percent of Class (%)
Vanguard(1)	31,350,098	11.2
FMR(2)	28,296,519	10.1
Blackrock(3)	19,025,678	6.8
State Street(4)	14,446,054	5.2
T. Rowe Price Associates (5)	14,355,968	5.1
Joanne Crevoiserat(6)	68,450	*
Andrea Shaw Resnick(7)	184,972	*
Tom Glaser(8)	53,173	*
Todd Kahn(9)	458,233	*
Jide Zeitlin(10)	227,286	*
Victor Luis(11)	1,995,041	*
Joshua Schulman(12)	176,104	*
John P. Bilbrey	28,880	*
Darrell Cavens(13)	26,171	*
David Denton(14)	88,054	*
Anne Gates(15)	20,299	*
Susan Kropf(16)	97,253	*
Annabelle Yu Long(17)	31,659	*
Ivan Menezes(18)	116,883	*
All Directors and Executive Officers as a Group (17 people)(19)	3,876,187	1.4
* Less than 1%.
(1) The Vanguard Group (“Vanguard”), as of December 31, 2019, possessed sole voting power with respect to 413,689 securities, shared voting power with respect to 92,297 securities, sole dispositive power with respect to 30,865,334 securities and shared dispositive power with respect to 484,764 securities, based on a Schedule 13G/A filed with the SEC on February 12, 2020. Vanguard is located at 100 Vanguard Boulevard, Malvern, PA 19355.
(2) FMR LLC (“FMR”) as of April 30, 2020, possessed sole voting power with respect to 1,092,699 securities and sole dispositive power with respect to 28,296,519 securities, respectively, based on a Schedule 13G/A filed with the SEC on May 11, 2020. FMR is located at 245 Summer Street, Boston, Massachusetts 02210.
(3) Blackrock, Inc. (“Blackrock”), as of December 31, 2019, possessed sole voting power with respect to 16,257,643 securities and sole dispositive power with respect to 19,025,678 securities, respectively, based on a Schedule 13G/A filed with the SEC on February 6, 2020. Blackrock is located at 55 East 52nd Street, New York, New York 10055.
(4) State Street Corporation (“State Street”), as of December 31, 2019, possessed shared voting power with respect to 12,182,109 and shared dispositive power with respect to 14,415,500 securities, based on a Schedule 13G filed with the SEC on filed on February 14, 2020. State Street is located at One Lincoln Street, Boston, MA 02111.
32	I 2020 PROXY STATEMENT

TAPESTRY STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5) T. Rowe Price Associates, Inc. (“Price Associates”), as of December 31, 2019, possessed sole voting power with respect to 5,715,589 securities and sole dispositive power with respect to 14,355,968 securities, based on a Schedule 13G/A filed with the SEC on filed on February 14, 2020. Price Associates is located at 100 E. Pratt Street, Baltimore, MD 21202.
(6) Includes 56,021 shares of common stock that may be purchased within 60 days of August 31, 2020 pursuant to the exercise of options.
(7) Includes 118,430 shares of common stock that may be purchased within 60 days of August 31, 2020 pursuant to the exercise of options and and includes 800 shares held indirectly by her spouse.
(8) Includes 42,016 shares of common stock that may be purchased within 60 days of August 31, 2020 pursuant to the exercise of options.
(9) Includes 375,604 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(10) Includes 127,185 shares of common stock that may be acquired pursuant to the exercise of options and 6,206 restricted stock units that will vest and convert to common stock within 60 days of August 31, 2020 and 80,410 stock equivalents held under the Tapestry, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors and the Company's stock incentive plans.
(11) Includes 1,935,161 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(12) Includes 161,270 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(13) Includes 15,284 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(14) Includes 60,615 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(15) Includes 16,626 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(16) Includes 70,513 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(17) Includes 31,659 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options.
(18) Includes 70,513 shares of common stock that may be acquired within 60 days of August 31, 2020 pursuant to the exercise of options and 8,870 stock equivalents held under the Tapestry, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors and the Company's stock incentive plans and includes 26,937 shares held indirectly through an irrevocable trust of which his spouse is the trustee.
(19) Reflects ownership of all Directors, NEOs, and the Company's other executive officers not listed individually in the table above as a group. Includes 3,349,514 shares subject to options exercisable and 6,206 restricted stock units that will vest and convert to common stock within 60 days of August 31, 2020 and 89,280 stock equivalents held by our Outside Directors held under the Tapestry, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors and the Company's stock incentive plans.
I 2020 PROXY STATEMENT	33

PROPOSAL 3: ADVISORY VOTE TO APPROVE
THE COMPANY’S EXECUTIVE COMPENSATION
The Board is committed to sound compensation governance and recognizes the interest of stockholders in executive compensation matters. On an annual basis, we provide our stockholders with an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers, or NEOs, as described in the Compensation Discussion and Analysis section beginning on page 35 and the Executive Compensation section beginning on page 54 in this proxy statement.
As this is an advisory vote, the result will not be binding on the Company, the Board or the HR Committee. However, our Board and HR Committee value the opinions expressed by our stockholders by their vote on this proposal, and the HR Committee will take into account the outcome of the advisory vote when evaluating the effectiveness of our compensation policies and practices and when making future compensation decisions for NEOs.
At our 2019 Annual Meeting of Stockholders, approximately 95% of the votes cast were in favor of our advisory vote on executive compensation, roughly in line with the fiscal year 2018 result. The HR Committee believes this result reflected strong stockholder support for our executive compensation programs.
Our executive compensation programs are designed to attract, motivate, and retain individuals who are critical to our success. Tapestry’s pay-for-performance philosophy regarding executive compensation is straightforward: reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key business drivers and stockholder value. Reflecting this philosophy, a significant portion of executive compensation is subject to increase when results exceed target, reduction when results fall below target and elimination if results do not achieve a threshold level of performance. We believe that we have created a compensation program deserving of stockholder support.
Stockholders are urged to read the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, which describes our executive compensation philosophy and programs in greater detail, as well as compensation decisions made by the HR Committee for our NEOs with respect to the fiscal year ended June 27, 2020
Say on Pay Proposal
The Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory non-binding vote basis, the compensation of the Company’s Named Executive Officers, as discussed and described in the proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, set forth in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and narrative discussion.”
Adoption of the above resolution requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS..
34	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our NEOs for fiscal year 2020.
Name	Title
Joanne Crevoiserat(1)	Interim Chief Executive Officer
Andrea Shaw Resnick(2)	Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications
Thomas Glaser	Chief Operations Officer
Todd Kahn	Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer
Jide Zeitlin(3)	Former Chairman and Chief Executive Officer
Victor Luis(4)	Former Chief Executive Officer
Joshua Schulman(5)	Former Chief Executive Officer and Brand President, Coach
(1) Ms. Crevoiserat was appointed Interim Chief Executive Officer effective July 21, 2020, after the end of fiscal year 2020. She served as the Company's Chief Financial Officer from August 1, 2019 through the date of her appointment as Interim Chief Executive Officer.
(2) Ms. Resnick was appointed Interim Chief Financial Officer effective July 21, 2020, after the end of fiscal year 2020. She previously served as Interim Chief Financial Officer from February 9, 2019 until Ms. Crevoiserat joined the Company on August 1, 2019, which included a portion of fiscal year 2020.
(3) Mr. Zeitlin left the Company on July 20, 2020, after the end of fiscal year 2020.
(4) Mr. Luis left the Company on September 3, 2019.
(5) Mr. Schulman left the Company on August 13, 2020, after the end of fiscal year 2020.
This Compensation Discussion and Analysis is divided into the following sections:
I 2020 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Fiscal Year 2020 and Covid-19 Response
We began fiscal year 2020 with a focus on profitable growth through innovation, investing in digital capabilities and harnessing the power of our multi-brand model. We entered the calendar year in a position of strength and our performance under our annual and long-term incentive plans was tracking between threshold and target; however, the Covid-19 pandemic had material impacts on our business, resulting in the closure of the significant majority of our stores globally during the second half of the fiscal year.
In the face of the pandemic, management and our Board of Directors acted swiftly to preserve liquidity and enhance financial flexibility. We took actions to adapt, including suspending our quarterly dividend payments and stock repurchase program, eliminating non-essential SG&A and drawing down $700 million from our $900 million revolving credit facility. We also committed to taking the appropriate actions to protect the health and safety of our employees, customers and communities. We enhanced our health and safety operating procedures at our distribution centers and stores, including additional training and protocols, adherence to social distancing measures and providing contact-free shopping opportunities when safe to do so.
We also implemented the following organizational cost cutting measures:
•
Implemented temporary salary reductions for fiscal year 2021, including a 50% salary reduction for Mr. Zeitlin prior to his departure from the Company, a 50% reduction in cash compensation for our Board of Directors and reductions ranging from 5% to 20% for all corporate employees above a salary threshold.

•	Determined not to pay out bonuses under the fiscal year 2020 Annual Incentive Plan; no shares were earned under performance restricted stock units with performance periods ending in fiscal year 2020.
•	Eliminated merit salary increases for all employees for fiscal year 2021.
•	Reduced the size of our corporate and retail workforce, and furloughed retail assistant store managers and sales associates whose stores had not re-opened by May 30, 2020.
Looking forward, we believe we remain well-positioned to continue navigating the current environment. The changing landscape has not changed our priorities. It has been a catalyst to accelerate our strategic agenda under our multi-year growth agenda - our Acceleration Program, which we formally announced in August 2020. The guiding principle of our Acceleration Program is to better meet the needs of each of our brands' unique customers by sharpening our focus on the consumer, leveraging data and leading with a digital-first mindset and transforming into a leaner and more responsive organization. We have a clear vision, strong teams and three powerful brands supported by Tapestry’s unique, enabling platform. We believe the successful execution of these priorities will fuel desire for the Coach, Kate Spade and Stuart Weitzman brands, driving accelerated revenue growth, higher gross margins and substantial operating leverage across Tapestry’s portfolio.
Leadership Transitions
The Company underwent several leadership changes during and shortly after fiscal year 2020.
•
Chief Executive Officer: In September 2019, we announced that Jide Zeitlin, then Chairman of Tapestry's Board of Directors, had been appointed Chairman and Chief Executive Officer, succeeding Victor Luis, who left the Company and the Board of Directors at that time. In July 2020, Mr. Zeitlin resigned his position as Chairman and Chief Executive Officer for personal reasons, unrelated to the financial operations of the Company. We appointed Joanne Crevoiserat, the Company's Chief Financial Officer, as Interim Chief Executive Officer.

•
Chief Financial Officer: In August 2019, Ms. Crevoiserat joined the Company as Chief Financial Officer, succeeding Ms. Resnick, who had been serving as interim Chief Financial Officer since February 2019. In July 2020, Andrea Shaw Resnick was appointed Interim Chief Financial Officer, in addition to her role as Global Head of Investor Relations, concurrently with Ms. Crevoiserat's appointment as Interim Chief Executive Officer.

•	Chief Operations Officer: In July 2019, Tom Glaser joined the Company as Chief Operations Officer, a newly created role leading our Supply Chain and Information Technology teams.
36	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•	Brand Leadership:
•
In February 2020, we announced that Liz Fraser had been appointed as Chief Executive Offer and Brand President, Kate Spade, succeeding Anna Bakst, who departed the Company, and that Giorgio Sarné, the Company's President, Tapestry Asia and President & CEO Coach Asia had been promoted to Chief Executive Officer and Brand President, Stuart Weitzman, succeeding Eraldo Poletto, who departed the Company.

•	In July 2020, Todd Kahn was appointed as Chief Executive Officer and Brand President, Coach in an
interim capacity, succeeding Josh Schulman, who resigned from the Company. Mr. Kahn retained his role as Tapestry President and Chief Administrative Officer.
The Board believes that the Company's current management team — made up of proven leaders who bring years of experience to their roles and who have worked collectively to develop the Company's Acceleration Program — is well positioned to execute the Company's plan and translate these strategic growth initiatives into stockholder value creation and accelerated growth.
Fiscal Year 2020 Pay for Performance
Financial Results
Select Tapestry, Inc. fiscal year 2020 financial results include:
	Fiscal Year 2020 Results(1) ($ in millions, except per share amounts)
Measure	GAAP	Non-GAAP	Change Versus Fiscal Year 2019 on a GAAP Basis	Change Versus Fiscal Year 2019 on a Non-GAAP Basis
Net sales	$4,961.4	$4,961.4	(18)%	(18)%
Diluted earnings per share	$(2.34)	$0.97	NM	(62)%
Annual cash dividend	$1.013 per share as of June 27, 2020		(25)%
Total stockholder return(2)			(58.7)%
(1) See APPENDIX A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
(2) Total stockholder return with dividends reinvested. The Company suspended its quarterly dividend payment effective as of the fourth quarter of fiscal year 2020 due to the impact of the Covid-19 pandemic.
I 2020 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Compensation
Although our performance under our annual and long-term incentive plans was tracking between threshold and target as of January 2020, ultimately, our results were below the thresholds established by the HR Committee and no employees received a payout under our Annual Incentive Plan (“AIP”), nor were any shares earned under the performance restricted stock units (“PRSUs”) tied to fiscal year 2019-2020 performance. As our free cash flow for fiscal year 2018-2020 exceeded the required performance threshold, the performance options granted to Mr. Luis in August 2017 at a grant price of $41.00 vested.
The following table summarizes the status of NEO incentive plan awards as of the end of fiscal year 2020:

Results of Stockholder Advisory Vote to Approve Executive Compensation and the HR Committee's Response to Stockholder Feedback
At our 2019 Annual Meeting of Stockholders, approximately 95% of the votes cast were in favor of our advisory vote on executive compensation, roughly in line with the fiscal year 2018 result. The HR Committee believes the result reflects strong stockholder support for the executive compensation program.
Ahead of the 2019 Annual Meeting of Stockholders and throughout the year, we contacted investors to understand their perspectives on the Company’s executive compensation program, and our stockholders predominantly did not raise concerns or questions regarding our executive compensation program. Our engagement with stockholders has been valuable and informative and we intend to continue discussions to further understand our investors’ perspective on our executive compensation program and other governance issues.
38	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices
Tapestry's executive compensation philosophy is focused on pay for performance and reflects governance practices that align with the needs of our business. Below is a summary of compensation practices we have adopted to drive performance and to align with stockholder interests, alongside those practices we do not employ.
What We Do	What We Don’t Do
Pay for Performance.	No Excise Tax Gross Ups Upon Change in Control.
Minimum Stock Ownership Policy for NEOs.	No Excessive Executive Perquisites.
Double Trigger Equity Acceleration Upon a Change-in-Control.	No Tax Gross Ups on Perquisites or Benefits.
Independent Consultant Retained by HR Committee.	No Payment of Dividends on Unvested Long-term Incentives.
Regular Review of Share Utilization.	No Repricing of Underwater Stock Options Without Stockholder Approval.
Maintain a Clawback Policy.	No Inclusion of Long-term Incentive Awards in Severance or Retirement Benefit Calculations.
Minimum Required Notice Period for voluntary resignations of NEOs.	No Permitted Hedging, Short Sales or Derivative Transactions in Company stock.
Balance of short and long-term performance metrics.	No guaranteed salary increases for NEOs.
Annual Say on Pay vote.	No Fixed Term or Evergreen NEO Employment.
Regular stockholder outreach.
What We Pay and Why
Compensation Program Objectives
Over the long term, the Company is focused on driving innovation across all of our brands and adopting strategies that promote long-term brand health and sustained increases in stockholder value through ongoing sales and earnings growth.
Our compensation programs are aligned with this objective: we deliver a market-competitive level of fixed compensation, with the opportunity for above-average rewards when the Company and the executive exceed our performance objectives. The compensation program for Tapestry’s NEOs is designed to serve the following goals:
•	Reward performance, with performance-based pay constituting a significant portion of total compensation;
•	Support the attainment of the Company’s short- and long-term strategic and financial objectives;
•	Align NEOs’ interests with those of our stockholders and encourage ownership of Company stock by our NEOs;
•	Reward NEOs for achieving the challenging financial and strategic targets that we believe ultimately will drive stockholder value;
•	Enable us to attract, retain and reward the best talent in the luxury retail industry, which is necessary to profitably grow our business and drive stockholder value; and
•	Be competitive with our peer companies.
Successful execution of our long-term strategic plan will require a high level of executive talent, with competitive and motivational compensation programs specifically tied to our goals and objectives.
I 2020 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation
Compensation for our NEOs includes both fixed and performance-based components, with an emphasis on performance-based elements to support the objectives listed above. We consider a component to be performance-based if the amount eventually earned or paid varies based on one or more elements of the Company’s financial performance (e.g., operating income, earnings per share, etc.) or stock price appreciation. Performance-based components are designed so that above-plan performance is rewarded with above-target payouts and vice versa. The fixed components of compensation are designed to be competitive and are a minority portion of the total mix. We do not attempt to align each element of compensation to specific peer company percentiles or ratios; rather peer company data is one of several factors considered by the HR Committee when determining executive compensation. See the Compensation Decision Making Process section for details.
The following table briefly describes each element of compensation. A detailed explanation of each component for fiscal year 2020 is provided in the next section, Fiscal Year 2020 Compensation.
Compensation Component	Reason to Provide	Performance Based	Not- Performance Based	Value Linked to Stock Price	Value Linked to Operating Results
Annual Incentive	Rewards for achieving the annual financial performance goals established by the HR Committee early in each fiscal year.
Long-term Incentive: PRSUs	Granted to drive focus on Tapestry’s long-term performance, align executive rewards with stockholders, and link explicitly to achievement of long term value creation.
Long-term Incentive: RSUs
Granted to encourage retention. Although the number of shares earned is fixed, provided the executive is still employed, their value rises and falls with the price of our common stock, adding a performance element.

Long-term Incentive: Stock Options
Granted to drive focus on Tapestry’s long-term performance and align executive rewards with stockholders. Stock options have value only when our stock price increases from the price on the date of grant so they are a critical motivational tool to support Tapestry’s success and growth; we utilize stock options because of this strong pay for performance relationship.

Base salary
Competitive base salaries are necessary to attract and retain qualified, high-performing executives. Prior experience, scope of responsibility and performance are key elements considered in setting base salaries.

Benefits & Limited Perquisites	Competitive benefits and modest perquisites are necessary to attract and retain qualified, high-performing executives.
40	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2020 Compensation Summary — Target Pay Mix
The following charts depict the relationship between the primary elements of the Company’s target annual total direct compensation mix for fiscal year 2020 for each NEO who was employed by the Company at the end of fiscal year 2020. For Mr. Zeitlin during fiscal year 2020, 71% of his target total compensation was performance-based. For the other NEOs, 64% of target total compensation was performance-based. The chart illustrates target total compensation for fiscal year 2020 as described in the Base Salary, Annual Incentive Plan and Long-Term Incentive Plan sections below.

(1) These charts represent regular, ongoing annual target compensation for NEOs active as of the end of fiscal year 2020 and exclude one-time compensation (specifically new hire sign-on and other one-time bonuses described in the Summary Compensation Table below).
The HR Committee routinely discusses the Company's strategy and programs with its executive compensation consultant, CAP. CAP advises the HR Committee on market trends and best practices, which the HR Committee considered in setting fiscal year 2020 and 2021 executive compensation. Significant actions are summarized in the table below:
Compensation Program Changes	Rationale
For Fiscal Year 2020
Awarded no salary increases for fiscal year 2020 for NEOs, as part of the annual review in September 2019.	Ongoing expense control.

Approved the Tapestry, Inc. Special Severance Plan to provide benefits to a select group of employees at the level of Vice President and higher in the event their employment is terminated within 24 months following a change in control, with multiples of .75 to 2.5 times cash compensation.

Increased period during which employees will receive double trigger change in control treatment upon termination from 12 to 24 months for equity awards (LTI) granted in August 2019 and later.

Encourage retention and focus of employees in the event of any potential change in control; update to reflect contemporary market practice.

To drive retention during a period of extreme uncertainty and leadership transition.

For Fiscal Year 2021

Announced temporary reduction of base salaries effective June 28, 2020 for up to 12 months for all NEOs as part of our response to the Covid-19 pandemic: Mr. Zeitlin's salary was reduced 50%; Ms. Crevoiserat, Mr. Kahn and Mr. Schulman's salaries were reduced 20% and Ms. Resnick's salary was reduced 15%.
Cash preservation in response to Covid-19 pandemic.
I 2020 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Changes	Rationale

Awarded temporary salary increases and target AIP percent increases, and made retention RSU grants to Mses. Crevoiserat and Resnick and Mr. Kahn for taking on Interim roles of Tapestry CEO, CFO and Coach Brand President, respectively.
To recognize increased responsibility and retain these leaders in critical interim leadership roles.

For the August 2020 annual long-term incentive award, granted three-year cliff vesting RSUs instead of performance RSUs (PRSUs) to Mses. Crevoiserat and Resnick and Messrs. Glaser and Kahn and other senior executives. The Committee intends to return to its normal practice of granting PRSUs as an important part of regular long-term incentives in August 2021.
To drive retention during a period of extreme uncertainty and leadership transition.

Granted special Acceleration Program PRSU awards to approximately 100 Corporate employees, including Mses. Crevoiserat and Resnick and Messrs. Glaser and Kahn. These awards may be earned from 0% to 200% of target, subject to the Company's achievement of two-year net income and return on net assets targets. Grants to the NEOs ranged from $200,000 to $500,000.

To incentivize the team responsible for achieving the goals and financial outcomes of the Company's Acceleration Program, which, if successful, we expect to result in significant stockholder value creation through accelerated revenue growth and enhanced profitability across the portfolio of brands. These PRSUs have a wider than typical performance curve to provide opportunity for payout over a wider range of performance results during a period of extreme uncertainty due to the Covid-19 pandemic.

For the AIP, revised the performance curves and replaced Diluted EPS as a metric with Inventory Turns.
To provide opportunity for AIP payout over a wider range of performance results during a period of extreme uncertainty due to the Covid-19 pandemic; and to focus and reward all employees on Inventory Turns as a key performance indicator.

Fiscal Year 2020 Compensation
Base Salary
Tapestry employees, including our NEOs, are paid a salary based on the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with consideration to salary levels for similar positions in our peer companies. During fiscal year 2020, the Committee approved the base salary rates for Mr. Zeitlin, Ms. Crevoiserat and Mr. Glaser, and did not increase the salaries of the other NEOs. The salary rates in effect during fiscal year 2020 for each NEO were as follows:
Named Executive Officer	FY20 Base Salary Rate(2)	FY20 Salary Increase	Salary Rate Effective Date
Joanne Crevoiserat	$900,000	n/a	August 1, 2019
Andrea Shaw Resnick	486,880	0.0%	August 26, 2018
Thomas Glaser	800,000	n/a	July 15, 2019
Todd Kahn	750,000	0.0%	May 1, 2016
Jide Zeitlin(1)	1,300,000	n/a	September 4, 2019
Victor Luis(1)	1,400,000	0.0%	August 26, 2018
Joshua Schulman(1)	975,000	0.0%	August 26, 2018
(1) Mr. Luis left the Company during fiscal year 2020 and Mesrs. Zeitlin and Schulman left the company after the end of fiscal year 2020.
(2) Amounts shown are for fiscal year 2020 and reflect neither the Covid-19 related salary rate reductions that took effect at the start of fiscal year 2021, nor the salary increases for Mses. Crevoiserat and Resnick and Mr. Kahn during fiscal year 2021 in connection with their appointments as Interim Chief Executive Officer, Interim Chief Financial Officer and Interim CEO and Brand President, Coach, respectively.
42	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Plan
The Tapestry Annual Incentive Plan (the “AIP”) rewards eligible employees, including the NEOs, for achievement of financial performance targets established by the HR Committee.
As previously noted, the Covid-19 pandemic resulted in the closing of many of our stores for several months during fiscal year 2020, and significantly reduced our financial results. Although our performance on all AIP metrics through the first half of the fiscal year was tracking between threshold and target, the HR Committee determined in April 2020 that it would not pay awards under the AIP for fiscal year 2020 due to the impact of Covid-19. Ultimately, our financial results for the full fiscal year fell below the threshold required for payout, the HR Committee certified the results after the end of the fiscal year and no payouts were made. The remainder of this section provides details on the structure of the fiscal year 2020 AIP as it was established by the HR Committee at the start of the fiscal year.
In setting the financial performance measures, targets, and incentive payout schedule for the AIP, the HR Committee considers prior fiscal year performance, desired financial and operational performance levels in line with our annual operating plan and long-term strategic plan, and macroeconomic conditions. Actual payments are made in cash to all participants, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. No executive may receive an annual incentive payment exceeding $6.0 million under the AIP for any fiscal year.
The fiscal year 2020 target award levels for each NEO were assigned by the HR Committee based on the role and responsibility of each position and on peer company target award levels for similar positions.
The HR Committee set target values for fiscal year 2020 that required growth in sales, operating income and earnings per diluted share on a non-GAAP, constant currency basis versus fiscal year 2019.
The fiscal year 2020 target values were aligned with the Company’s strategic objective to drive long-term profitability, while making necessary investments to support the health of its brands. The HR Committee deemed these targets would be sufficiently challenging to merit payout of the target annual incentive awards.
In setting the fiscal year 2020 threshold and maximum performance and payout values, the HR Committee considered several factors including the degree of difficulty in achieving each metric. The maximum performance levels were set such that maximum payout would be achieved for truly outstanding results versus fiscal year 2019.
The fiscal year 2020 AIP components for each NEO are displayed below.
			Component and its Weight as a Percent of Each NEO's “Target Annual Incentive
Named Executive Officer(1)	Business Area	Target Annual Incentive as a % of Salary Earned	Tapestry, Inc. Component	Brand Component
Joanne Crevoiserat	Tapestry, Inc.	100.0%	100%
Andrea Shaw Resnick	Tapestry, Inc.	60.0%	100%
Thomas Glaser	Tapestry, Inc.	100.0%	100%
Todd Kahn	Tapestry, Inc.	100.0%	100%
Jide Zeitlin	Tapestry, Inc.	150.0%	100%
Victor Luis	Tapestry, Inc.	175.0%	100%
Joshua Schulman	Coach	125.0%	25%	75%
(1) None of the NEOs received a payout under the AIP in fiscal year 2020.
I 2020 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

The financial performance measures, target values and financial results established by the HR Committee for the fiscal year 2020 AIP appear below.
Tapestry, Inc.
Applied to all Named Executive Officers
($ in millions except per share amounts)	Weight	Fiscal Year 2019 Results(1)	Fiscal Year 2020 Award Targets(2)(3)			Fiscal Year 2020 Results(3)	Payout as a % of Target Incentive
			Threshold	Target	Maximum
Net sales	25%	$6,027.1	$5,960.5	$6,274.2	$6,399.7	$4,973.5	0.0%
vs. prior year				4%		(17)%
Operating income	50%	945.4	814.6	958.4	1,054.2	438.6	0.0%
vs. prior year				1%		(54)%
Diluted earnings per share	25%	2.57	2.23	2.62	2.88	1.01	0.0%
vs. prior year				2%		(61)%
Weighted average payout as a % of Target:							0.0%
Coach
Applied to Mr. Schulman
	Weight	Fiscal Year 2019 Results(1)	Fiscal Year 2020 Award Targets(2)(3)			Fiscal Year 2020 Results(3)	Payout as a % of Target Incentive
($ in millions)			Threshold	Target	Maximum
Net sales	50%	$4,270.9	$4,161.1	$4,380.1	$4,467.7	$3,534.5	0.0%
vs. prior year				3%		(17%)
Operating income	50%	$1,157.4	$994.3	$1,169.8	$1,286.8	$787.7	0.0%
vs. prior year				1%		(32%)
Weighted average payout as a % of Target:							0.0%
* Mr. Schulman resigned from the Company and was not eligible to receive a payout under the AIP, had the performance measures been met.
(1) Fiscal year 2019 results reflect Non-GAAP financial results prior to reclassifications made to the fiscal year 2019 operating income results to conform to fiscal year 2020 Form 10-K presentation showing the impact of foreign currency gains and losses within Other expense (income) instead of SG&A, which added approximately $5.5 million to the reclassified fiscal year 2019 Tapestry operating income. See Appendix A for a reconciliation to results as reported under GAAP.
(2) For all metrics, actual payout is 0% if performance is below threshold, 30% of target for performance at threshold, 100% of target for target performance and 200% of target for maximum performance, with linear interpolation for performance levels between the amounts above.
(3) Fiscal year 2020 targets and actuals reflect Non-GAAP financial figures in constant currency. See Appendix A for a reconciliation to results as reported under GAAP.
Non-GAAP Measures
As indicated above, the HR Committee used certain non-GAAP measures for the purpose of setting goals and/or to evaluate performance. The adjustments, including for the impact of foreign currency fluctuations, are set out in Appendix A. These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. We believe these non-GAAP measures are useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of the business and understanding how such results compare with the Company’s historical performance. We also believe excluding the items affecting comparability assists investors in developing expectations of future performance.
In addition to helping investors and others understand the effect of significant year-over-year foreign currency exchange rate fluctuations on performance measures, the HR Committee believes it is appropriate to use constant currency performance measures for setting goals and/or evaluating performance because it will incentivize management to make business decisions that drive the long-term sustainable performance of the Company rather than reacting to short-term currency fluctuations, which are largely outside of their control.
44	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Bonuses
During fiscal year 2020, the HR Committee approved payment of bonuses to several NEOs. Ms. Crevoiserat received a sign-on bonus of $700,000 upon hire, and Mr. Glaser received a sign-on bonus of $200,000 also upon hire. Ms. Resnick received a bonus of $104,000 for the fiscal quarter 2020 during which she served as Interim Chief Financial Officer. These bonus amounts appear in the Summary Compensation Table in the column “Bonus” for each applicable NEO.
Long-Term Incentive Plan
Long-term incentives (“LTI”) represent a significant proportion of compensation for our CEO and other NEOs, as described above, and are designed to reward participants the way stockholders are rewarded: through growth in the value of Tapestry common stock. At the end of fiscal year 2020, nearly 2,300 of our employees were eligible to receive an annual LTI award. We offer an “Equity Choice” program, under which eligible employees may elect to receive their annual LTI in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the grant date fair market value of stock options and RSUs is approximately equal. Equity Choice is not available to our CEO or our other NEOs, other than Ms. Resnick, who was not an executive officer of the Company at the time of the August 2019 grant.
LTI awards support alignment of employee interests with those of our stockholders, reward employees for enhancing stockholder value, and support retention of key employees. From time to time, we also grant special PRSU and/or RSU awards as part of new hire agreements or other special circumstances.
The number of PRSUs, stock options and/or RSUs granted to a NEO each year is based on a target grant value. Adjustments to the target grant value for each NEO may be made based on changes in the executive’s responsibilities and performance, changes in the competitive marketplace, or other factors determined by the HR Committee.
All awards are made under the terms and conditions of the 2018 Stock Incentive Plan. Awards are made on predetermined dates. The majority of the awards are granted during or around the Board of Directors and HR Committee’s regularly scheduled August meetings, at approximately the same time that salary increases and annual incentive award payments are approved. Off-cycle grants for new hires and other special events may be made on the first business day of the month following such event.
Fiscal Year 2020 Long-Term Incentive Awards: In August 2019, the HR Committee granted the LTI awards shown in the table below to the NEOs (other than Mr. Zeitlin whose award was granted upon his appointment in September 2019), with consideration given to median total compensation for
NEOs in our industry, the competitive landscape for NEO talent, each executive’s performance, and the Company's guidelines for executive compensation. In September 2019, the HR Committee granted LTI awards to Mr. Zeitlin upon his appointment as Chairman and CEO, considering the same factors described above. The values granted were converted to shares based on the closing price of Tapestry common stock on the date of grant, and, in the case of stock options, on the estimated Black-Scholes value of the stock option. The exercise price for stock options is the closing price of Tapestry common stock on the grant date.
For the PRSUs granted in 2019 (the “FY20-22 PRSUs”), the HR Committee continued to apply the same performance measures as used for the PRSUs granted in the prior two years:
•	Cumulative net income on a non-GAAP basis (weighted at 75%); and
•
Average return on net assets “RONA” (weighted at 25%). RONA is a non-GAAP measure designed to measure how effectively the Company manages its deployed assets. The numerator for RONA is non-GAAP earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”); the denominator is fixed assets (which includes an adjustment for operating leases) plus working capital (which excludes cash and cash equivalents, short term investments and current debt).

These metrics provide focus on effective achievement of our long-term strategy to build a global house of brands. The HR Committee believes a two-year performance period with three-year vesting is appropriate for these awards. This approach maintains multi-year goals, while reducing the impact of non-controllable events on the goal setting process. The HR Committee set the performance targets for each measure aligned to the Company’s long-term strategic plan, and the maximum and threshold performance goals and payout levels to establish a clear, demanding performance standard, and to provide appropriate reward for that performance. For maximum performance, 200% of the target number of shares can be earned, and for threshold performance, 30% of the target number of shares can be earned.
I 2020 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

The following table presents LTI awards made to our NEOs during fiscal year 2020:
	FY20 Long-Term Incentive Awards
	Stock Options		Target PRSUs		RSUs(1)		Total
Named Executive Officer	Shares	Grant Value	Shares	Grant Value	Shares	Grant Value	Grant Value
Joanne Crevoiserat	224,081	$831,901	38,150	$800,006	76,546	$1,999,995	$3,631,902
Andrea Shaw Resnick	—	0	7,948	166,670	15,896	333,339	500,009
Thomas Glaser	168,061	623,926	28,612	599,994	68,185	1,799,988	3,023,908
Todd Kahn	179,265	665,522	30,520	640,004	15,260	320,002	1,625,528
Jide Zeitlin	254,705	1,400,242	53,743	1,400,005	26,871	699,990	3,500,237
Victor Luis	537,794	1,996,561	91,559	1,919,992	45,780	960,007	4,876,560
Joshua Schulman	280,101	1,039,875	47,687	999,996	23,844	500,009	2,539,880
(1) For Ms. Crevoiserat and Mr. Glaser, includes RSUs granted as part of the annual award in August 2019 as well as new hire grants with a value of $1,600,000 and $1,500,000, respectively, in accordance with each of their offer letters.
Completed Performance Periods: During fiscal year 2020 the HR Committee certified the results for two performance-based LTI awards:
•
FY19-21 PRSUs: As previously noted, the Covid-19 pandemic resulted in the closing of many of our stores for several months in fiscal year 2020, and significantly reduced our financial results. Our performance on this PRSU, granted to NEOs and other senior executives in August 2018, was tracking between threshold and target as of January 2020, however, our financial results for the full two-year performance period fell below the threshold required for payout and, therefore, no shares were earned. Had shares been earned, they would have been subject to an additional one year vesting requirement. The remainder of this section provides details on the structure of the FY19-21 PRSU as it was established by the HR Committee on the grant date.
•
Mr. Luis's FY18-20 Performance Stock Option: Under the terms of his separation agreement with the Company, Mr. Luis was eligible to vest in 379,123 Performance Stock Options granted in August 2017 at an exercise price of $41.00. The vesting of the options was contingent on the Company achieving at least $1.5 billion in cumulative Free Cash Flow for fiscal years 2018-2020 on a non-GAAP basis. The Company's non-GAAP Free Cash Flow for that period was $1.8 billion and these options vested in August 2020 and will expire 90 days after the end of his severance period. See Appendix A for a reconciliation to results as reported under GAAP.

The following table displays the metrics and results for the FY19-21 PRSUs:
FY19-21 PRSU
Applied to Messrs. Luis, Schulman and Kahn and Ms. Resnick
			Performance Requirements(1)
Grant Date	Performance Measure and Weight		Threshold	Target	Maximum	Result(2)		Payout as a % of Target
August 16, 2018	Performance Period: Fiscal Years 2019 and 2020
	2- year Tapestry, Inc. Cumulative Net Income	75%	$1,358.7	$1,698.3	$1,868.1	$1,014.5	Below Threshold	0.0%
	2-year Tapestry, Inc. Average Return on Net Assets (RONA)	25%	30.9%	36.3%	39.2%	27.6%	Below Threshold	0.0%
Weighted average payout as a % of Target:								0.0%
* Mr. Schulman resigned from the Company and would not have been eligible to receive a payout under the FY19-21 PRSUs, had the performance requirements been met.
(1) Actual payout is 0% if performance is below threshold, 30% of target for performance at threshold, 100% of target for target performance, and 200% of target for maximum performance, with linear interpolation for performance levels between the amounts above. Since both performance measures were below threshold, no shares were earned under this award.
(2) Fiscal year 2020 targets and actuals reflect Non-GAAP financial figures.
•
Cumulative Net income for fiscal years 2019 and 2020 was calculated by adjusting for items impacting comparability as described in pages 39-40 of the Company’s Form 10-K for fiscal year 2020. In addition, net income for fiscal year 2019 was further adjusted to account for unplanned impacts related to ASU (Accounting Standards Update) 2016-09.

•
The numerator for RONA is non-GAAP earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”), which was adjusted for items impacting comparability for Tapestry, Inc. as described on pages 39-40 of the Company’s Form 10-K for fiscal year 2020. Rent was further adjusted to exclude the impacts of the ASC 842 lease accounting standard, for comparability to the FY19-20 RONA target, which was set prior to the adopting of the new standard. The denominator is fixed assets (which includes an adjustment for operating leases) plus working capital (excluding cash and cash equivalents, short term investments and current debt).

46	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation and Benefit Elements
NEOs are eligible to participate in the same benefit programs as all of our full time employees in the United States. These include:
•	health, life and disability insurance;
•	retirement savings plans;
•	the Company's Matching Gift Programs, under which the Company's foundations match eligible employee donations to qualified charitable organizations;
•	a qualified employee stock purchase plan (the Amended and Restated Tapestry, Inc. 2001 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”)); and
•	relocation payments and reimbursements under the Company’s policies covering moving expenses for employees who must relocate as part of their employment at Tapestry.
The Company’s retirement plans consist of a qualified 401(k) plan (the “401(k) Savings Plan”) and a voluntary, non-qualified defined contribution plan (the “Executive Deferred Compensation Plan” or “EDCP”). Employees, including our NEOs, are eligible to participate in the 401(k) Savings Plan after completing one month of service; the Company matches 100% of employee contributions up to 3% of compensation contributed and 50% of the next 2% of compensation contributed. These matching contributions are immediately vested.
Highly compensated employees whose annual target cash compensation exceeds the IRS 401(a)(17) compensation limit, are also eligible to participate in the EDCP. Under this plan, eligible employees, including our NEOs, may elect to defer a portion of their salary and/or annual incentive into the plan and invest the assets in substantially similar mutual funds as those offered under the qualified 401(k) Savings Plan. The Company matches 100% of employee contributions up to 3%, less the maximum company match available in the 401(k) Savings Plan. Deferral and distribution elections are made annually in accordance with IRS rules under Section 409A. Certain of our NEOs also maintain balances in the Supplemental Retirement Plan (the “SRP”), a non-qualified defined contribution plan frozen to new contributions as of December 31, 2015. Company contributions to the various retirement plans are included in the “All Other Compensation” column of the Summary Compensation Table and in the related footnote. Contributions, earnings and account balances for the EDCP and SRP are detailed in the Non-Qualified Deferred Compensation Table.
None of these benefits or perquisites are included in the base compensation on which annual incentives and retirement plan contributions are calculated.
I 2020 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decision Making Process
Roles and Responsibilities
The HR Committee has overall responsibility for executive compensation at Tapestry, including the approval and oversight of compensation and benefit program administration for Tapestry’s NEOs, as well as other key executives at Tapestry. The HR Committee reviews and approves Tapestry’s annual and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. In fiscal year 2020, the HR Committee retained and utilized the services of the independent firm Compensation Advisory Partners (“CAP”) to provide advice and recommendations on the amount and form of executive compensation. CAP reported to and took direction from the HR Committee, and management provided information and input to CAP's consultants at the HR Committee’s direction. CAP did not provide additional services to Tapestry or its affiliates in fiscal year 2020. The HR Committee, after taking into consideration all factors relevant to such independence, including, but not limited to factors specified in NYSE listing standards and Rule 10C-1(b) of the Exchange Act, confirmed that CAP was independent and determined that no conflicts of interest existed between CAP and Tapestry.
During fiscal year 2020, CAP attended HR Committee meetings and met with the members of the HR Committee without management present, and advised the HR Committee on various compensation matters such as executive compensation levels and practices among our peer group, amounts and structure of compensation for new hires, and investor policies on executive compensation. CAP reviews and comments on materials prepared by management and also presents the HR Committee with its own analyses and recommendations. The HR Committee considered CAP's advice in its decision making on the compensation actions described in the sections Executive Summary and Fiscal Year 2020 Compensation.
The CEO, Global Human Resources Officer and other members of management work with the HR Committee Chair and CAP to set meeting agendas and prepare materials for HR Committee meetings.
Members of management typically attend HR Committee meetings to present information on the Company and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The CEO is responsible for reviewing the performance of certain key executives, including the NEOs (other than themself), and recommending changes in their compensation to the HR Committee for approval. The HR Committee consults with CAP and determines and approves changes in the CEO's compensation based on its own review of the CEO's performance and other factors in its discretion. The HR Committee considers information on all elements of compensation over a period of years, as well as the impact of various termination scenarios in evaluating the appropriateness of executive compensation. Actual pay earned by our NEOs in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions.
Decisions to change a NEO's (other than the CEO) base salary, annual incentive opportunity and/or long-term incentive award are based on various factors, including the judgment of our CEO and the HR Committee. They consider the scope of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company compensation levels. Salary increases, annual incentive opportunity and/or long-term incentive award changes are considered annually and upon significant role changes, and are based on both financial and non-financial results achieved by the Company and the NEO during the preceding fiscal year. All changes are subject to HR Committee approval.
48	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group and Competitive Assessment of Compensation
Compensation at a defined group of companies is one reference point considered by the HR Committee and management in setting NEO compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. Pay practices at this group of companies are also reviewed by the HR Committee. The composition of the peer group is reviewed periodically and is determined by the HR Committee, considering input from its independent compensation consultant. In May 2019, following a regular review of the existing peer group by the HR Committee's consultant, CAP, the HR Committee approved revisions to the peer group, adding Coty, Inc. which increased the peer group to 14 companies for fiscal year 2020. As a secondary reference point, the HR Committee considers publicly available data from the following foreign-listed and private companies with whom Tapestry competes for certain executive talent: Burberry, Hermes, J. Crew, Kering, and LVMH. The peer group used during fiscal year 2020 is shown below. It includes 14 companies whose aggregate profile was comparable to Tapestry in terms of size, industry, operating characteristics and/or competition for executive talent.
Company Name	Sub-Industry (as defined by GICS codes)	Revenue(1)	Market Valuation as of 6/30/2020 (in millions)
The Gap, Inc.	Apparel Retail	$16,383	$4,713
Compagnie Financière Richemont SA(2)	Apparel, Accessories and Luxury Goods	15,646	36,063
The Estée Lauder Companies Inc.	Personal Products	14,294	67,925
L Brands, Inc.	Apparel Retail	12,914	4,159
V.F. Corporation	Apparel, Accessories and Luxury Goods	10,489	23,740
PVH Corp.	Apparel, Accessories and Luxury Goods	9,909	3,413
Ralph Lauren Corporation	Apparel, Accessories and Luxury Goods	6,160	5,269
Williams-Sonoma, Inc.	Homefurnishing Retail	5,898	6,377
Capri Holdings Limited	Apparel, Accessories and Luxury Goods	5,551	2,335
Coty Inc.	Personal Products	4,718	3,411
Tiffany & Co.	Specialty Stores	4,424	14,797
American Eagle Outfitters, Inc.	Apparel Retail	4,308	1,804
Urban Outfitters, Inc.	Apparel Retail	3,984	1,488
Lululemon Athletica Inc.	Apparel, Accessories and Luxury Goods	3,979	40,626
Tapestry, Inc.	Apparel, Accessories and Luxury Goods	4,961	3,667
Tapestry, Inc. Percentile Rank		33rd	33rd
(1) As reported in the Form 10-K for the most recent fiscal year (in millions).
(2) Revenue was converted to U.S. dollars (US$) based on the exchange rate at the end of the fiscal year end (3/31/2020). Market Valuation converted to US$ and as reported by S&P Capital IQ.
I 2020 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

Additional Information
Clawback Policy: Adjustment or Recovery of Awards
Tapestry has a clawback policy that applies to any performance-based annual or long-term incentives awarded to our NEOs as well as other key executives.
Under the policy, in the event of a material restatement of Tapestry's financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid in an annual incentive award or the shares vesting in a performance-based long-term incentive award would have been less had the financial statements been correct, the HR
Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.
In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions, or other restrictive covenants included in those agreements.
Stock Ownership and Anti-Hedging Trading Policies
We believe that our NEOs should have a meaningful ownership stake in Tapestry in order to further align the interests of management and stockholders. Under our Stock Ownership Policy, each NEO is required to hold Company stock with a value at least equal to the multiple of his or her base salary set forth below.
Title	Multiple of Salary
Chief Executive Officer	5
Tapestry Chief Financial Officer, Chief Operations Officer, President and Chief Administrative Officer, Coach Brand President	3
Until the required ownership level is met, NEOs are required to retain 50% of net shares vested and options exercised until they reach such level, which is expected to happen within five years of the date a NEO is appointed to his or her position. Other Executive Officers are required to hold Company stock with values equal to one to two times their annual salaries, depending on position.
Ownership includes the equivalent of after-tax shares owned and shares equivalent of vested, unexercised, in-the-money stock options and unvested RSUs. PRSUs with incomplete performance periods do not count towards ownership. The HR Committee evaluates compliance with this policy annually, as of December 31.
As of the last measurement date (December 31, 2019):
•	Mr. Kahn and Ms. Resnick owned the required number of shares; and
•	Ms. Crevoiserat and Mr. Glaser were making appropriate progress towards achieving their ownership requirement (both had only recently joined the Company).
Under Tapestry's Insider Trading Policy, Tapestry employees and directors are prohibited from trading in Tapestry shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Tapestry employees and directors are prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Tapestry stock at all times.
50	I 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Impact of Accounting and Tax Treatment
In designing our compensation and benefits programs, the HR Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.
Section 162(m) of the Code limits the income tax deduction by Tapestry for compensation paid to certain executive officers to $1,000,000 per year. As a result of amendments to Section 162(m) as part of the Tax Cuts and Jobs Acts of 2017, Tapestry is generally no longer able to take a deduction for any compensation paid to its current or former NEOs in excess of $1 million, with the exception of compensation pursuant to a binding written agreement in place on November 2, 2017, which can be exempt from the deduction limit if applicable requirements are met.
Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes a 20% additional tax and an interest penalty on the recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and intends to structure any non-qualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.
I 2020 PROXY STATEMENT	51

HUMAN RESOURCES COMMITTEE REPORT
The Human Resources Committee of the Board of Directors of Tapestry, Inc. (the “Human Resources Committee”), which performs the functions of a compensation committee, reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2020 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K.
Human Resources Committee

David Denton, Chair* Darrell Cavens Susan Kropf Ivan Menezes
*Mr. Denton joined the Human Resources Committee effective May 7, 2020.
52	I 2020 PROXY STATEMENT

COMPENSATION RISK ASSESSMENT
Management periodically reviews and shares with the HR Committee our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our NEOs, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance. As a result of its review and evaluation of our fiscal year 2020 compensation programs, the HR Committee, together with its independent compensation consultant, CAP, determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Tapestry.
Factors evaluated by management and the HR Committee include the overall mix of pay between base salary, annual and long-term incentives, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks.
Some of the key factors supporting the HR Committee’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our Annual Incentive Plan and Long-Term Incentive Plan, executive and Outside Director stock ownership and anti-hedging policies, a market competitive weight on each component of pay, multiple year vesting for long-term incentives, a variety of performance metrics for PRSUs, and an incentive compensation clawback policy.
When the HR Committee and management are developing new or modified compensation programs and selecting performance measures for annual and long-term incentives risk taking is considered and affects decisions accordingly.
I 2020 PROXY STATEMENT	53

EXECUTIVE COMPENSATION
Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Joanne Crevoiserat Interim Chief Executive Officer	2020	785,769	700,000	2,800,002	831,901	0	142,265	5,259,937
Andrea Shaw Resnick Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	2020	486,880	104,000	500,009	0	0	37,202	1,128,091
	2019	485,052	208,000	500,030	0	222,532	24,337	1,439,951
	2018	475,000	0	333,330	166,794	285,602	14,483	1,275,209
Thomas Glaser Chief Operations Officer	2020	738,462	200,000	2,399,982	623,926	0	89,986	4,052,356
Todd Kahn Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	2020	750,000	0	960,007	665,522	0	22,662	2,398,191
	2019	750,000	0	959,984	637,501	573,000	58,409	2,978,894
	2018	750,000	150,000	899,991	600,468	751,585	58,279	3,210,322
Jide Zeitlin Former Chairman and Chief Executive Officer	2020	1,015,000	0	2,099,995	1,400,242	0	111,623	4,626,860
Victor Luis Former Chief Executive Officer	2020	306,923	0	2,879,999	1,996,561	0	2,918,303	8,101,786
	2019	1,392,308	0	5,399,987	3,585,928	1,860,658	123,359	12,362,240
	2018	1,350,000	0	3,600,005	5,400,744	2,367,494	107,187	12,825,430
Joshua Schulman Former Chief Executive Officer and Brand President, Coach	2020	975,000	0	1,500,005	1,039,875	0	18,632	3,533,512
	2019	971,154	0	1,499,988	996,092	1,043,560	21,182	4,531,976
	2018	950,000	500,000	1,199,988	800,626	931,171	18,585	4,400,370
* Mr. Luis left the Company on September 3, 2019 and Mr. Zeitlin was appointed CEO on September 4, 2019. Messrs. Zeitlin and Schulman left the Company on July 20, 2020 and August 13, 2020, respectively, after the end of fiscal year 2020.
(1) Salary amounts reflect the actual base salary payments made in fiscal years 2020, 2019 and 2018.
(2) For Ms. Crevoiserat and Mr. Glaser, the fiscal year 2020 amount was a cash sign-on bonus pursuant to the terms of their offer letters. For Ms. Resnick, the fiscal year 2020 amount represents a cash bonus paid to compensate her for the additional responsibility she took on as Interim Chief Financial Officer during fiscal year 2020 while continuing to perform her duties as Global Head of Investor Relations and Corporate Communications. The amount for fiscal year 2019 are described in the similar section of our fiscal year 2019 proxy statement.
(3) Reflects the aggregate grant date fair value of all RSU awards and the aggregate grant date fair value of all PRSU awards assuming target level achievement, granted in the years shown. The aggregate grant date fair value is the amount that the company expects to expense for accounting purposes over the award’s vesting schedule as of the grant date and does not correspond to the actual value that the NEOs will realize from the award. The amounts for fiscal years 2019 and 2018 are described in the similar sections of our fiscal year 2019 and 2018 proxy statements. The grant date fair values for awards granted during fiscal year 2020 were as follows:
•
For Ms. Crevoiserat, a new hire RSU grant plus annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $800,006; at the maximum achievement level, the total grant date fair value would be $1,600,011.

•
For Ms. Resnick, annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $166,670; at the maximum achievement level, the total grant date fair value would be $333,339.

•
For Mr. Glaser, a new hire RSU grant plus annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $599,994; at the maximum achievement level, the total grant date fair value would be $1,199,987.

•
For Mr. Kahn, annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $640,004; at the maximum achievement level, the total grant date fair value would be $1,280,009.

•
For Mr. Zeitlin, annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $1,400,005; at the maximum achievement level, the total grant date fair value would be $2,800,010.

•
For Mr. Luis, annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $1,919,992; at the maximum achievement level, the total grant date fair value would be $3,839,984.

•
For Mr. Schulman, annual RSUs and PRSUs (assuming target performance for the PRSUs). The annual PRSU has a grant date fair value of $999,996; at the maximum achievement level, the total grant date fair value would be $1,999,993.

54	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

(4) Reflects the aggregate grant date fair value of all stock options granted in fiscal year 2020. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown in the table below. The applicable weighted average assumptions for fiscal years 2019 and 2018 are described in Note 9, “Share-Based Compensation” of Tapestry’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020.
Value
Expected Term (years)	5.1
Expected Volatility	37.6%
Risk-free Interest Rate	1.5%
Dividend Yield	6.3%
(5) Amounts in this column reflect compensation earned under the AIP for the years shown. The determination not to pay out AIP for fiscal year 2020 is described in detail in the section titled Compensation Discussion and Analysis - Fiscal Year 2020 Compensation - Annual Incentive Plan. The Plan and the amounts for fiscal years 2019 and 2018 are described in the applicable sections of our 2019 and 2018 proxy statements.
(6) “All Other Compensation” includes the following amounts for the years shown.
Name & Principal Position	Fiscal Year	Company Contributions to Qualified Defined Contribution Plans ($)	Company Contributions to Non-Qualified Defined Contribution Plans ($)	Life Insurance Premiums ($)	Other(a) ($)
Joanne Crevoiserat Interim Chief Executive Officer	2020	11,200	0	363	130,702
Andrea Shaw Resnick Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	2020	9,738	22,242	386	4,836
	2019	13,380	9,635	386	936
	2018	11,320	0	386	2,777
Thomas Glaser Chief Operations Officer	2020	11,200	0	363	78,423
Todd Kahn Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	2020	11,200	0	396	11,066
	2019	12,240	32,696	396	13,077
	2018	9,960	37,602	396	10,321
Jide Zeitlin Former Chairman and Chief Executive Officer	2020	0	0	297	111,326
Victor Luis Former Chief Executive Officer	2020	0	0	8,083	2,910,220
	2019	13,252	45,670	7,578	56,859
	2018	8,948	49,200	6,910	42,129
Joshua Schulman Former Chief Executive Officer and Brand President, Coach	2020	11,200	0	396	7,036
	2019	15,250	0	396	5,536
	2018	17,077	0	396	1,112
(a) Fiscal year 2020 amounts shown include:
•	Long-term disability insurance premiums of $491 for Ms. Crevoiserat, $536 for Ms. Resnick, $491 for Mr. Glaser, $536 for Mr. Kahn, $402 for Mr. Zeitlin, $134 for Mr. Luis, and $536 for Mr. Schulman.
•	Company matching charitable contributions under the Company’s Matching Gift program of $4,300 for Ms. Resnick, $8,000 for Mr. Glaser, $10,530 for Mr. Kahn and $6,500 for Mr. Schulman.
•	Payment of relocation expenses, pursuant to the Company's Relocation Policy for Vice Presidents and above.
°	For Ms. Crevoiserat, reimbursement of $71,397 plus $58,813 of associated income taxes paid by the company in fiscal year 2020.
°	For Mr. Glaser, reimbursement of $42,485 plus $25,446 of associated income taxes paid by the company in fiscal year 2020.
•	For Mr. Glaser, reimbursement of legal fees incurred in connection with his employment offer letter in the amount of $2,000, for which the income taxes were paid by Mr. Glaser.
•
For Mr. Zeitlin, outside director cash retainer payments in the amount of $110,924, for his service as Non-Executive Chairman prior to his appointment as Chief Executive Officer from the beginning of fiscal year 2020 through September 3, 2019.

•
For Mr. Luis, pursuant to the Separation and Release Agreement entered into in September 2019, salary and average annual incentive continuation payments in the amount of $2,885,086 made in fiscal year 2020 and Mr. Luis's legal fees paid by the Company in connection with his separation agreement in the amount of $25,000.

I 2020 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

Grants of Plan-based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (3)	Grant Date Fair Value of Stock and Option Awards (4) ($)
Name & Principal Position	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joanne Crevoiserat Interim Chief Executive Officer	Annual incentive		235,731	785,769	1,571,538
	New Hire RSU grant	8/5/2019							57,471			1,599,993
	Annual stock option grant	8/19/2019								224,081	20.97	831,901
	Annual RSU grant	8/19/2019							19,075			400,003
	Annual Performance RSU grant	8/19/2019				11,445	38,150	76,300				800,006
Andrea Shaw Resnick Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	Annual incentive		87,638	292,128	584,256
	Annual stock option grant	8/19/2019
	Annual RSU grant	8/19/2019							15,896			333,339
	Annual Performance RSU grant	8/19/2019				2,384	7,948	15,896				166,670
Thomas Glaser Chief Operations Officer	Annual incentive		221,538	738,462	1,476,923
	New Hire RSU grant	8/5/2019							53,879			1,499,991
	Annual stock option grant	8/19/2019								168,061	20.97	623,926
	Annual RSU grant	8/19/2019							14,306			299,997
	Annual Performance RSU grant	8/19/2019				8,584	28,612	57,224				599,994
Todd Kahn Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	Annual incentive		225,000	750,000	1,500,000
	Annual stock option grant	8/19/2019								179,265	20.97	665,522
	Annual RSU Grant	8/19/2019							15,260			320,002
	Annual Performance RSU grant	8/19/2019				9,156	30,520	61,040				640,004
Jide Zeitlin Former Chairman and Chief Executive Officer	Annual incentive		456,750	1,522,500	3,045,000
	New Hire stock option grant	9/30/2019								254,705	26.05	1,400,242
	New Hire RSU Grant	9/30/2019							26,871			699,990
	New Hire Performance RSU grant	9/30/2019				16,123	53,743	107,486				1,400,005
Victor Luis Former Chief Executive Officer	Annual incentive		161,135	537,115	1,074,231
	Annual stock option grant	8/19/2019								537,794	20.97	1,996,561
	Annual RSU Grant	8/19/2019							45,780			960,007
	Annual Performance RSU grant	8/19/2019				27,468	91,559	183,118				1,919,992
Joshua Schulman Former Chief Executive Officer and Brand President, Coach	Annual incentive		365,625	1,218,750	2,437,500
	Annual stock option grant	8/19/2019								280,101	20.97	1,039,875
	Annual RSU Grant	8/19/2019							23,844			500,009
	Annual Performance RSU grant	8/19/2019				14,306	47,687	95,374				999,996
(1) These columns represent the range of possible cash payouts for fiscal year 2020 associated with established levels of performance under the AIP. If performance falls below the pre-established thresholds, the payout is $0. The payout under the AIP for fiscal year 2020 was $0, as displayed in the Summary Compensation Table. For details please see the section titled Compensation Discussion and Analysis - Fiscal Year 2020 Compensation - Annual Incentive Plan.
(2) These columns represent the range of possible share payouts associated with pre-established levels of performance for PRSUs granted in fiscal year 2020. If performance falls below the pre-established thresholds, no shares will be earned or distributed. These awards are described in the section titled Compensation Discussion and Analysis - Fiscal Year 2020 Compensation - Long Term Incentive Plan.
56	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

(3) The exercise price for stock option grants is the closing stock price on the date of grant.
(4) The amounts reported represent the grant date fair value of all stock and option awards granted to NEOs in fiscal year 2020. For RSU grants, the grant date fair value is calculated using the closing price of Tapestry common stock on the grant date, for stock options, the grant date fair value is calculated using the Black-Scholes value as of the grant date, and for the PRSU grants, the grant date fair value is determined using the closing price of Tapestry common stock on the date of grant. The weighted average assumptions used in calculating the grant date fair value of these awards are described in a footnote to the Summary Compensation Table. Annual stock options and annual RSUs vest 25% per year over four years; annual PRSUs earned after completion of the two-year performance period will cliff vest on the third anniversary of the grant date; new hire RSUs granted to Ms. Crevoiserat vest 25% per year over four years; new hire RSUs granted to Mr. Glaser vest on the second anniversary of the grant date.
I 2020 PROXY STATEMENT	57

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end 2020
Name & Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Grant Date	Option Exercise Price ($/ share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
Joanne Crevoiserat Interim Chief Executive Officer	0	224,081(1)	8/19/2019	20.97	8/19/2029
						60,426(c)	8/5/2019	758,346
						20,056(d)	8/19/2019	251,700
							8/19/2019		12,033(h)	151,020
Andrea Shaw Resnick Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	14,896(2)	0	8/4/2010	38.41	8/4/2020
	10,625(2)	0	8/3/2011	61.92	8/3/2021
	13,896(2)	0	8/15/2012	55.65	8/15/2022
	18,806(2)	0	8/14/2013	53.23	8/14/2023
	20,947(2)	0	8/14/2014	36.31	8/14/2024
	14,585(2)	0	8/13/2015	31.46	8/13/2025
	23,224(2)	0	8/11/2016	39.87	8/11/2026
	10,898(1)	10,898(1)	8/17/2017	41.00	8/17/2027
						2,285(d)	8/17/2017	28,672
						5,311(d)	8/16/2018	66,658
						16,713(d)	8/19/2019	209,752
							8/17/2017		4,433(f)	55,634
							8/16/2018		0(g)	0
							8/19/2019		2,507(h)	31,463
Thomas Glaser Chief Operations Officer	0	168,061(1)	8/19/2019	20.97	8/19/2029
					56,649(e)	8/5/2019	710,948
						15,042(d)	8/19/2019	188,772
							8/19/2019		9,025(h)	113,263
Todd Kahn Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	14,165(2)	0	8/4/2010	38.41	8/4/2020
	28,839(2)	0	8/3/2011	61.92	8/3/2021
	36,167(2)	0	8/15/2012	55.65	8/15/2022
	47,643(2)	0	8/14/2013	53.23	8/14/2023
	47,970(2)	0	8/13/2015	31.46	8/13/2025
	83,605(2)	0	8/11/2016	39.87	8/11/2026
	39,234(1)	39,233(1)	8/17/2017	41.00	8/17/2027
	13,856(1)	41,567(1)	8/16/2018	51.38	8/16/2028
	0	179,265(1)	8/19/2019	20.97	8/19/2029
						4,114(d)	8/17/2017	51,626
						5,098(d)	8/16/2018	63,981
						16,045(d)	8/19/2019	201,360
							8/17/2017		15,959(f)	200,282
							8/16/2018		0(g)	0
							8/19/2019		9,627(h)	120,816
Jide Zeitlin Former Chairman and Chief Executive Officer	4,700(5)	0	11/3/2010	50.50	11/3/2020
	3,255(5)	0	11/3/2011	65.64	11/3/2021
	4,419(5)	0	11/7/2012	56.95	11/7/2022
	6,750(5)	0	11/7/2013	51.68	11/7/2023
	11,321(5)	0	11/6/2014	33.46	11/6/2024
	11,734(5)	0	11/4/2015	32.28	11/4/2025
	11,284(5)	0	11/10/2016	36.72	11/10/2026
	9,338(5)	0	11/9/2017	40.16	11/9/2027
	7,712(5)	0	11/8/2018	43.03	11/8/2028
	0	254,705(3)	9/30/2019	26.05	9/30/2029
						27,890(d)	9/30/2019	350,021
							9/30/2019		16,734(h)	210,016
58	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Name & Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Grant Date	Option Exercise Price ($/ share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
Victor Luis(6) Former Chief Executive Officer	102,030(2)	0	8/15/2012	55.65	8/15/2022
	192,578(2)	0	8/14/2013	53.23	8/14/2023
	143,911(2)	0	8/13/2015	31.46	8/13/2025
	222,946(2)	0	8/11/2016	39.87	8/11/2026
	368,846(4)	0	8/11/2016	39.87	8/11/2026
	156,935(1)	156,934(1)	8/17/2017	41.00	8/17/2027
	0	379,123(4)	8/17/2017	41.00	8/17/2027
	77,938(1)	233,814(1)	8/16/2018	51.38	8/16/2028
	0	537,794(1)	8/19/2019	20.97	8/19/2029
						28,675(d)	8/16/2018	359,873
						48,134(d)	8/19/2019	604,080
							8/17/2017		95,753(f)	1,201,706
							8/16/2018		0(g)	0
							8/19/2019		28,880(h)	362,444
Joshua Schulman(7) Former Chief Executive Officer and Brand President, Coach	87,308(3)	29,102(3)	6/5/2017	46.56	6/5/2027
	52,312(1)	52,311(1)	8/17/2017	41.00	8/17/2027
	21,650(1)	64,948(1)	8/16/2018	51.38	8/16/2028
	0	280,101(1)	8/19/2019	20.97	8/19/2029
						6,080(c)	6/5/2017	76,302
						5,485(d)	8/17/2017	68,835
						7,965(d)	8/16/2018	99,967
						25,070(d)	8/19/2019	314,628
							8/17/2017		21,278(f)	267,043
							8/16/2018		0(g)	0
							8/19/2019		15,042(h)	188,773
(1) Annual Stock Option Grant: vests 25% each year beginning one year from date of grant.
(2) Annual Stock Option Grant: vested 33.3% each year beginning one year from date of grant.
(3) New Hire Stock Option Grant: vests 25% each year beginning one year from date of grant.
(4) Annual Performance Stock Option Grant: vests in full three years from date of grant subject to the achievement of a performance condition.
(5) Stock Option grant made while serving on the Board of Directors: vested one year from date of grant.
(6) Mr. Luis left the Company on September 3, 2019. Outstanding awards shown in the table are the number of shares granted (plus dividend equivalent shares for RSUs and PRSUs). Pursuant to the terms of Mr. Luis's separation agreement with the Company, approximately 75% of the stock options shown will vest and be exercisable for 90 days following the end of his severance period, approximately 83% of the RSUs and PRSUs shown will vest on their scheduled vesting dates, subject to performance, and the awards that do not vest will be forfeited.
(7) Mr. Schulman left the Company in August 2020, at which time all of his unvested RSUs and PRSUs shown above were forfeited. His vested stock options are exercisable for 90 days following his last day of employment.
(a) The market value of stock awards is the number of shares shown in the table multiplied by $12.55, the closing price per share of our common stock on June 26, 2020.
(b) This column displays the number of shares that may be earned subject to expected performance conditions at the end of the relevant performance period. Please see the section titled Compensation Discussion and Analysis - Fiscal Year 2020 Compensation - Long Term Incentive Plan for details.
(c) New Hire RSU grant: vests 25% each year beginning one year from date of grant.
(d) Annual RSU grant: vests 25% each year beginning one year from date of grant.
(e) New Hire RSU grant: vests 100% two years from date of grant.
(f) Annual PRSU grant: subject to performance, may vest 100% three years from date of grant. As of June 27, 2020, performance period was complete and 97% of shares vested on August 17, 2020, including dividend equivalent shares accumulated through the vesting date.
(g) Annual PRSU grant: subject to performance, may vest 100% three years from date of grant. As of June 27, 2020, performance period was complete and 0% of target shares are expected to vest on August 16, 2021.
(h) Annual PRSU grant: subject to performance, may vest 100% three years from date of grant. As of June 27, 2020, performance period was incomplete. Shares and market values shown assume threshold performance.
I 2020 PROXY STATEMENT	59

EXECUTIVE COMPENSATION

2020 Option Exercises and Stock Vested
Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Joanne Crevoiserat Interim Chief Executive Officer	0	0	0	0
Andrea Shaw Resnick Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	0	0	24,094	639,354
Thomas Glaser Chief Operations Officer	0	0	0	0
Todd Kahn Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	0	0	33,158	881,665
Jide Zeitlin(3) Former Chairman and Chief Executive Officer	0	0	1,890	51,456
Victor Luis Former Chief Executive Officer	0	0	136,659	3,675,536
Joshua Schulman Former Chief Executive Officer and Brand President, Coach	0	0	11,213	207,699
(1) 9,212 shares were withheld to cover the taxes related to the vesting of Ms. Resnick's RSUs and PRSUs; 16,986 shares were withheld to cover the taxes related to the vesting of Mr. Kahn's RSUs and PRSUs; 61,500 shares were withheld to cover the taxes related to the vesting of Mr. Luis's RSUs and PRSUs; 4,954 shares were withheld to cover the taxes related to the vesting of Mr. Schulman’s RSUs.
(2) Represents the product of the number of shares vested and the market value of Tapestry, Inc.’s common stock on the vesting date.
(3) Shares represent vesting of Mr. Zeitlin's RSUs granted in November 2018 for service as an Outside Director prior to his appointment as Chief Executive Officer on September 4, 2019. Mr. Zeitlin deferred 100% of the RSUs vested into Company deferred stock units in accordance with the Board of Directors deferred compensation plan.
60	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

2020 Non-Qualified Deferred Compensation
Name & Principal Position	Non-Qualified Plan	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Joanne Crevoiserat	EDCP	0	0	0	0	0
Interim Chief Executive Officer
Andrea Shaw Resnick	EDCP	24,344	22,242	7,284	0	190,048
Interim Chief Financial Officer and Global Head of Investor Relations and Corporate Communications	SRP	0	0	2,891	0	225,979
Thomas Glaser	EDCP	0	0	0	0	0
Chief Operations Officer
Todd Kahn	EDCP	11,250	0	5,816	0	281,354
Interim Chief Executive Officer and Brand President, Coach; President and Chief Administrative Officer	SRP	0	0	1,416	0	110,705
Jide Zeitlin(5)	EDCP	0	0	0	0	0
Former Chairman and Chief Executive Officer
Victor Luis	EDCP	21,485	0	101,379	5,159,704	0
Former Chief Executive Officer	SRP	0	0	11,841	544,014	0
Joshua Schulman	EDCP	0	0	0	0	0
Former Chief Executive Officer and Brand President, Coach
(1) Amounts shown represent elective salary and AIP deferrals made by NEOs into the Tapestry, Inc. Executive Deferred Compensation Plan (“EDCP”) in fiscal year 2020. All contributions shown are also reported as compensation for fiscal year 2020 in the Summary Compensation Table.
(2) In fiscal year 2020, Tapestry made matching contributions to the accounts of employees who participate in the EDCP (including our NEOs). The matching formula is 100% of up to 3% of up to $2 million in salary and AIP deferred in the previous plan year, less the maximum match available in the qualified 401(k) Savings Plan, as described in the Other Compensation and Benefits Elements section. All contributions shown are also reported as compensation for fiscal year 2020 in the Summary Compensation Table.
(3) Amounts shown represent total investment earnings (losses) under the EDCP and the Supplemental Retirement Plan (“SRP”). Both plans are funded non-tax qualified plans in which participants select investment options based on substantially similar mutual funds available to participants in the 401(k) Savings Plan. The value of each mutual fund varies daily based on stock market conditions. The SRP is frozen and there have been no contributions to the plan since December 31, 2015. Mr Luis's account balance was paid to him following his departure from the Company during fiscal year 2020.
(4) Includes Executive Contributions, Registrant Contributions and Aggregate Earnings earned in the last fiscal year for each plan as applicable. Vested account balances are distributed six months after a participant’s termination. Under the EDCP, the deferred amounts and company match reported as compensation in the Summary Compensation Table were:
•	For Ms. Resnick, $108,298 for fiscal year 2019 ($9,635 of which represented company match), $46,586 for fiscal year 2020 ($22,242 of which represented company match).
•
For Mr. Kahn, $86,992 for fiscal year 2018 ($37,602 of which represented company match), $39,619 for fiscal year 2019 ($32,696 of which represented company match) and $11,250 for fiscal year 2020 ($0 of which represented company match).

•
For Mr. Luis, $1,892,667 for fiscal year 2018 ($49,200 of which represented company match), $1,524,337 for fiscal year 2019 ($45,670 of which represented Company match) and $21,485 for fiscal year 2020, ($0 of which represented Company match).

•	Ms. Crevoiserat and Messrs. Glaser, Zeitlin, and Schulman have not participated in the EDCP.
(5) Mr. Zeitlin also holds 80,410 deferred stock units under the Company's 2000 Non-Qualified Deferred Compensation Plan for Outside Directors and the stock incentive plans, including 10,387 shares deferred during fiscal year 2020 from his pro-rated cash retainer paid during the fiscal year and RSUs that vested during the fiscal year, both from his service as an Outside Director prior to his appointment as Chairman and Chief Executive Officer of the Company, and reinvested dividends received during the fiscal year on existing deferred stock units.
I 2020 PROXY STATEMENT	61

EXECUTIVE COMPENSATION

Employment Agreements and Compensatory Arrangements
Messrs. Zeitlin, Glaser, Kahn and Schulman and Mses. Crevoiserat and Resnick
Messrs. Zeitlin, Glaser, Kahn and Schulman and Mses. Crevoiserat and Resnick are not subject to fixed term employment contracts. However, each agreed to employment offer letters with the Company upon the commencement of their employment and various supplemental letter agreements entered into, as applicable.
Each of Messrs. Zeitlin, Glaser, Kahn and Schulman and Ms. Crevoiserat is required to provide the Company with six-months’ advance written notice of his or her intent to terminate employment with Tapestry. Ms. Resnick is required to provide the Company with three-months' advance written notice of her intent to terminate employment with Tapestry. Under the terms of each letter agreement, failure of the executive to comply with this notice provision results in the Company being entitled to an immediate injunction prohibiting him or her from commencing employment elsewhere for the length of the required notice and being entitled to claw back any cash incentive paid within 180 days of his or her last day of employment, the forfeiture of any unpaid cash incentive or unvested RSU or stock option or vested stock option as of his or her last day of employment and the ability to claw back any Financial Gain (as defined in each equity award grant agreement) realized from the vesting of any equity award within the 12 months preceding his or her last day of employment with Tapestry. Mr. Schulman provided the Company with advance written notice of his voluntary resignation on March 6, 2020 and, as permitted under the terms of his offer letter, the Company shortened his notice period to August 13, 2020, his last day of employment. Mr. Zeitlin voluntarily resigned from the Company effective July 20, 2020 and, as permitted under the terms of his offer letter, the Company waived his notice period.
Mr. Glaser's letter agreement also provides that upon his voluntary resignation from the Company after attaining age 64 with not less than five (5) completed years of service with the Company he will receive retirement treatment under his equity award agreements. Mr. Zeitlin's letter agreement provides that, due to his 14 years of service on the Board, he was eligible to receive retirement treatment on his long-term incentives upon his departure from the Company, other than for cause. Prior to completion of one-year of service as the Company's Chief Executive Officer, retirement treatment entitled him to pro-rata vesting of his long-term incentives. After completion of one-year of service as the Company's Chief Executive Officer, retirement treatment entitled him to full continued vesting of his long-term incentives. Mr. Zeitlin voluntarily resigned from the Company prior to completion of one year of service after the end of fiscal year 2020 and was entitled to receive pro-rata vesting of his long-term incentives. All other executives are subject to the standard retirement requirements discussed below under Treatment of Long-Term Incentives Upon Termination or Change in Control. Mr. Kahn and Ms. Resnick are currently eligible for retirement treatment. See Treatment of Long-Term Incentives Upon Termination or Change in Control for a summary of such treatment.
Each of the executive's letter agreements, other than Mr. Zeitlin's agreement, provides for 12-months of base salary and health benefits continuation under the Severance Pay Plan for Vice Presidents and Above (the “Severance Pay Plan”) in the event he or she is terminated without “Cause” or, for Ms. Crevoiserat and Messrs. Glaser and Schulman, if they resign for “Good Reason.” Mr. Schulman's resignation was voluntary and not for “Good Reason.”
Under Mr. Kahn’s letter agreement, as amended, “Cause” includes (but shall not be limited to) (i) termination for any willful or grossly negligent breach of duties as an employee of Tapestry, (ii) termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Tapestry's rules of conduct or (iii) for breach of the representations set forth in his letter agreement stating that he has not been the subject of any allegation or complaint of sexual harassment, discrimination, retaliation, or sexual or other misconduct in connection with prior employment or otherwise and has not been a party to any settlement agreement or nondisclosure agreement relating to such matters (the “Representations”).
Under Ms. Resnick's letter agreements, “Cause” is defined as (i) violation of Tapestry's employee guide or written policies and procedures, (ii) indictment, conviction of, or plea of guilty or no contest to a felony or crime of moral turpitude, (iii) willful or grossly negligent breach of duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that Tapestry determines could have a material adverse effect on Tapestry, (vi) failure to follow the lawful directives of the chief executive officer or other officer of Tapestry to whom she reports, (vii) breach of her letter agreement or other written agreement between with Tapestry or any of its affiliates, or (viii) breach of the Representations.
Under Ms. Crevoiserat's and Mr. Glaser's letter agreements, “Cause” is defined as (i) violation of Tapestry's employee guide or written policies and procedures, (ii) violation of any of the Company's policies regarding sexual harassment and misconduct, (iii) indictment, conviction of, or plea of guilty or no contest to a felony or crime of moral turpitude, (iv) willful or grossly negligent breach of duties, (v) any act of fraud, embezzlement or other similar dishonest conduct, (vi) any act or omission that Tapestry determines could have
62	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

a material adverse effect on Tapestry, (vii) failure to follow the lawful directives of his or her supervisor, (viii) breach of his or her letter agreement or other written agreement between with Tapestry or any of its affiliates; or (ix) breach of the Representations.
Under Ms. Crevoiserat's and Mr. Glaser's letter agreements “Good Reason” is defined as (i) material diminution of position and title of Chief Financial Officer or Chief Operations Officer, respectively, or comparable role; or (ii) relocation of Tapestry's executive offices more than 50 miles outside of New York City; or, for Ms. Crevoiserat, (iii) the Company's material breach of the terms of her letter agreement, subject to certain notice and cure periods described in the offer letter. In the agreement entered into in connection with her appointment as Interim Chief Executive Officer, effective July 20, 2020, Ms. Crevoiserat agreed that her interim appointment will not be deemed to give rise to “Good Reason” under her offer letter.
During fiscal year 2020, the Company adopted the Tapestry, Inc. Special Severance Plan (the “Special Severance Plan”), which is intended to provide benefits to designated employees of the Company who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3)
and 401(a)(1) of ERISA) in the event their employment is terminated by the Company without cause or by the participant for good reason, each as set forth in the plan upon or within 24 months following a Change in Control (a “Qualifying Termination”). In the event of a Qualifying Termination, the Company shall provide the participants under the Plan with severance payment amounts equal to the sum of such participant’s Base Salary plus Bonus (each as defined in the Plan) multiplied by a certain severance multiple applicable to each participant depending on position, in addition to COBRA and accelerated vesting of unvested awards granted on or after the adoption of the plan. At the end of fiscal year 2020, Ms. Crevoiserat and Messrs. Glaser, Kahn and Schulman were entitled to severance multiples of 1.5 times and Ms. Resnick was entitled to a multiple of 1.0 times, as she was not an executive officer at that time. Prior to his separation from the Company, Mr. Luis was entitled to a multiple of 2.5 times.
Mr. Zeitlin waived participation in the Company's Severance Pay Plan and the Special Severance Plan upon his appointment as Chief Executive Officer.
Please refer to Treatment of Long-Term Incentives below for a discussion of the impact of a termination on annual stock options, PRSUs and RSUs.
The actual amounts that Messrs. Zeitlin and Schulman received or are eligible to receive following each of their resignations are displayed below.
Compensation and Benefits due to Executives' Resignation	Jide Zeitlin	Joshua Schulman(1)
Salary Continuation Severance Payments	$0	$0
Annual Incentive	0	0
Qualified Retirement Plan Distribution	0	100,590
Deferred Stock Unit Distribution(2)	1,009,146	n/a
Intrinsic value of unvested long-term incentive awards that continued vesting upon resignation(3)
Stock Options: intrinsic value of the pro-rata portion of awards that continued vesting	0	0
RSUs: intrinsic value of the pro-rata portion of awards that continued vesting	311,519	0
PRSUs: intrinsic value of the pro-rata portion of awards that may be earned and vest on the original vesting date, subject to satisfaction of performance conditions	186,914	0
Total	$1,507,579	$100,590
(1) Mr. Schulman resigned from the Company voluntarily and was not eligible to receive severance. Pursuant to the terms of his offer letter, Mr. Schulman was eligible to receive, based on the sole discretion of the Company, total compensation of up to 12 months’ salary, in exchange for enforcement of the non-competition provisions of his offer letter for up to the 12-month period following his separation from the Company. The Company elected to enforce the non-competition provisions of his offer letter and, in exchange, Mr. Schulman will receive up to 12 months' salary following his departure from the Company on August 13, 2020.
(2) Mr. Zeitlin holds these deferred stock units under the Company's 2000 Non-Qualified Deferred Compensation Plan for Outside Directors and the Company's stock incentive plans, from his service as an Outside Director, prior to his appointment as Chief Executive Officer of the Company. They will be distributed to him approximately six months following his departure from the Company. The value assumes a stock price of $12.55 as of June 26, 2020 the last trading day of fiscal year 2020.
(3) The intrinsic value of RSUs and PRSUs is the number of shares expected to vest multiplied by $12.55, the closing price per share of our common stock on June 26, 2020, and assumes threshold performance for the PRSUs.
I 2020 PROXY STATEMENT	63

EXECUTIVE COMPENSATION

Mr. Luis’s Agreements and Severance Arrangements
Mr. Luis was appointed Chief Executive Officer on January 1, 2014 pursuant to the terms of a letter agreement between Mr. Luis and the Company, dated February 13, 2013. Mr. Luis and the Company entered into addendums to his letter agreement on June 22, 2015 and August 22, 2016 (collectively with his original letter agreement, the “Luis Letter Agreements”). Mr. Luis's employment with the Company ceased on September 3, 2019, at which time the Company and Mr. Luis entered into a separation agreement and mutual release (the “Luis Separation Agreement”) that sets forth the payments and benefits, summarized below, that Mr. Luis is receiving in connection with his termination. Prior to his separation from the Company, Mr. Luis was entitled to minimum annual base salary and target annual cash incentive awards under the Luis Letter Agreements, subject to achievement of performance goals established by the HR Committee. The Luis Letter Agreements also provided for minimum annual equity awards with a grant date value of no less than $4.8 million and participation in Tapestry's various health and welfare plans for similarly situated executives described in the section titled Other Compensation and Benefit Elements above. The Luis Letter Agreements also required Tapestry to provide Mr. Luis with executive life insurance benefits as described in Other Compensation and Benefit Elements and shown in the “All Other Compensation” column of the Summary Compensation Table and in the related footnote.
In accordance with the Luis Letter Agreements, the Company elected to shorten the six-month notice period it was required to provide to Mr. Luis in connection with his termination without cause and paid him his salary and notice period bonus amount for the six-month notice period following his separation on September 3, 2019. In addition to the notice period pay, as provided under the Luis Letter Agreements, the Company is committed to pay Mr. Luis a severance amount equal to the sum of his (i) pro-rated bonus for the fiscal year in which the termination occurs, (ii) 21 months of his salary in effect on the separation date, paid in regular installments during the 21-month period following the expiration of the six-month notice period pursuant to the Luis Letter Agreements, and (iii) 21 months of his annual cash incentive, calculated based on the average of the actual percentage of the maximum annual cash incentive amounts earned with respect to the Company's financial performance for the three prior fiscal years and applied to the maximum annual bonus amount for the year of termination. Mr. Luis’s unvested annual equity awards will continue to vest during the notice period and severance period and his unvested annual performance awards subject to cliff-vesting are eligible to vest as of the original vesting date based on actual Company performance. In addition, the Company paid Mr. Luis's reasonable and documented legal fees incurred in connection with the preparation of the Luis Separation Agreement of $25,000. During the notice period and the severance period, Mr. Luis is subject to non-competition and non-solicitation covenants.
All performance-based compensation paid to Mr. Luis is subject to the Company’s incentive repayment (“clawback”) policy applicable in the event of a material restatement of the Company’s financial results.
This table summarizes amounts owed to Mr. Luis under the Luis Separation Agreement, updated for the Company's actual financial results in fiscal year 2020 and actual amounts distributed to Mr. Luis following his departure, where applicable:
Compensation and Benefits due to Mr. Luis under the Luis Separation Agreement(1)
Salary Continuation Severance Payments(2)	$3,150,000
Health and Life Insurance Benefits Continuation(2)	71,334
Annual Cash Incentive Continuation(2)	5,200,125
Fiscal Year 2020 Pro-rata Annual Incentive (3)	0
Qualified Retirement Plan Distribution(4)	662,065
Non-Qualified Retirement Plan Distribution(4)	5,703,719
Payment of Legal Fees	25,000
Intrinsic value of unvested long-term incentive awards that continued vesting upon termination(5)
Stock Options: intrinsic value of the portion of awards that are expected to vest	0
RSUs: intrinsic value of the portion of awards that are expected to vest	541,955
PRSUs: intrinsic value of awards that are expected to vest, subject to the satisfaction of performance conditions	1,564,150
Total	$16,918,348
(1) The salary, benefits and annual cash incentive continuation include amounts for the six-month notice period that the HR Committee elected to shorten.
(2) Payments will be made over 27 months. Health and Life Insurance benefits continuation value assumes no change in future premium rates.
(3) Based on our performance, we did not pay an Annual Incentive for fiscal year 2020, as indicated in the Summary Compensation Table.
(4) Reflects actual amounts distributed to Mr. Luis following his departure from the Company.
(5) The intrinsic value of RSUs and PRSUs is the number of shares expected to vest multiplied by $12.55, the closing price per share of our common stock on June 26, 2020. The FY18-20 PRSUs were earned at 97% of target and vested on August 17, 2020; no shares were earned under the FY19-21 PRSUs, as certified by the HR Committee in August 2020; and the FY20-22 PRSUs are assumed at threshold performance.
64	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Treatment of Long-Term Incentives Upon Termination or Change in Control
In general, the annual stock option, PRSU and RSU grants made to our NEOs and outstanding as of the end of fiscal year 2020 are treated as indicated below in the event of termination or change-in-control. The HR Committee retains discretion to modify the terms of any agreement in certain situations.
Reason for Termination	Treatment of Unvested Awards
Voluntary (including a resignation without “Good Reason,” as defined above under Employment Agreements and Compensatory Arrangements)	Unvested awards forfeit. Vested stock options remain exercisable for 90 days.
Retirement (departure from the Company, other than for cause, if employee has attained age 65 and five years of service or age 55 and ten years of service with the Company)
Unvested awards remain outstanding and become vested according to their original schedule, subject to compliance with the restrictive covenants through the last vesting date. The number of PRSUs that vest is based on actual company performance.

Performance stock options will vest subject to satisfaction of the performance conditions.

Vested options continue to be exercisable for the remainder of the ten-year term.

Severance Event (including resignation with “Good Reason” or termination without “Cause,” as defined above under Employment Agreements and Compensatory Arrangements)
For grants made on and after August 16, 2018: unvested awards vest pro-rata as of the employee's termination date.

For grants made prior to August 16, 2018: unvested awards continue to vest for the duration of the salary continuation period.

In either case, the number of PRSUs that ultimately vest will be based on actual performance relative to the pre-established targets, and Mr. Luis's performance stock options will pro-rata vest subject to satisfaction of the performance condition.

Exercisability of vested stock options continues for the 90 days following termination date for grants made on or after August 16, 2018 or the end of the salary continuation period for grants made prior to this date.

Death or Long-Term Disability	Vesting of unvested awards and target PRSUs is accelerated; performance condition for performance options is waived. The estate (or the executive) may exercise stock options for five years.
Termination upon a Change-in-Control	Vesting of unvested awards is accelerated (at target performance for PRSUs if prior to completion of performance period); performance condition for performance options is waived.
Cause (as defined above under Employment Agreements and Compensatory Arrangements)	Vested and unvested stock options and unvested RSUs and PRSUs forfeit, and financial gains realized in the twelve months prior to termination must be repaid.
Change-in-Control without termination
Outstanding awards shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation. PRSUs shall be deemed earned at target performance if Change-in-Control is prior to end of performance period.

I 2020 PROXY STATEMENT	65

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control
The tables below reflect the amount of compensation that would have been owed to each of our NEOs in the event of employment termination, including due to a change in control, on June 27, 2020. The tables include amounts earned through June 27, 2020, as well as estimates of the amounts which would have been paid to such NEOs following that date. The actual amounts to be paid out can only be determined at the time of a NEO’s termination.
Regardless of the reason for a NEO’s termination of employment, a NEO may be entitled to receive amounts earned during the term of employment. Such amounts include:
•	any vested balance in our qualified and non-qualified retirement plans;
•	the ability to convert life insurance at the NEO's own expense;
•	the ability to exercise vested stock options for a defined period of time.
In the event a NEO dies or is terminated due to disability, such NEO or beneficiary would receive benefits under our broad-based life insurance or long-term disability plan, as appropriate.
The amounts of compensation due upon various termination situations reflect the specific employment terms and conditions for each executive as described above under Employment Agreements and Compensatory Arrangements, and were calculated using the following assumptions:
•
Long-term incentive amounts reflect the intrinsic value of unvested stock options, RSUs and PRSUs whose vesting would be pro-rated, accelerated or continued due to the termination, assuming a closing price of our common stock on June 26, 2020 of $12.55 the last trading day before the assumed termination date. For termination reasons in which the value of PRSUs earned depends on satisfaction of the performance criteria, FY18-20 PRSUs reflect actual performance of 97% of target, FY19-21 PRSUs reflect no shares earned, as certified by the HR Committee in August 2020, and FY20-22 PRSUs assume threshold performance.

•	The HR Committee does not exercise its discretion to pro-rata vest, increase or decrease any equity awards.
•	The values shown for continuation of benefits and perquisites reflect our cost for each program as of June 27, 2020. These costs may change annually.
•	The “Total” row represents the sum of all estimated payments in the column.
66	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

JOANNE CREVOISERAT
Incremental Benefits Due to Termination Event	Termination by Board with Cause(1) ($)	Resignation by the Executive without Good Reason(1)(2) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(3) ($)
TOTAL	31,335	31,335	1,431,188	1,431,188	4,280,213	1,544,781	0
Salary Continuation	0	0	900,000	900,000	1,350,000	0	0
Benefit and Perquisite Continuation	0	0	23,621	23,621	35,432	0	0
Short Term Incentive	0	0	0	0	1,350,000	0	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	433,103	433,103	1,010,046	1,010,046	0
Unvested Performance Restricted Stock Units	0	0	43,129	43,129	503,400	503,400	0
Retirement Plan Distribution	31,335	31,335	31,335	31,335	31,335	31,335	0
(1) In the event of Ms. Crevoiserat's termination for cause or resignation without good reason she would be required to repay to the Company the full amount of her $700,000 sign-on bonus within one month of her termination date if she provides notice of resignation within 24 months of her start date.
(2) Pursuant to Ms. Crevoiserat's employment offer letter with the Company, Ms. Crevoiserat may receive, based on the sole discretion of the Company, total compensation of up to $900,000, equal to 12 months’ salary, in exchange for enforcement of the non-competition provisions of such offer letter for up to the 12-month period following her separation from the Company.
(3) Ms. Crevoiserat was not eligible to retire as of June 27, 2020.
ANDREA SHAW RESNICK
Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason(2) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(3) ($)
TOTAL	2,026,353	2,026,353	2,922,945	0	3,288,486	2,536,379	2,418,533
Salary Continuation	0	0	486,880	0	486,880	0	0
Benefit and Perquisite Continuation	0	0	17,532	0	17,532	0	0
Short Term Incentive	0	0	0	0	292,128	0	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	305,083	0	305,083	305,083	305,083
Unvested Performance Restricted Stock Units	0	0	87,097	0	160,510	204,943	87,097
Retirement Plan Distribution	2,026,353	2,026,353	2,026,353	0	2,026,353	2,026,353	2,026,353
(1) Pursuant to Ms. Resnick’s employment offer letter with the Company, Ms. Resnick may receive, based on the sole discretion of the Company, total compensation of up to $486,880, equal to 12 months’ salary, in exchange for enforcement of the non-competition provisions of such offer letter for up to the 12-month period following her separation from the Company.
(2) Ms. Resnick is not able to resign for “Good Reason” under the terms of her offer letter.
(3) Ms. Resnick was eligible to retire as of June 27, 2020.
I 2020 PROXY STATEMENT	67

EXECUTIVE COMPENSATION

THOMAS GLASER
Incremental Benefits Due to Termination Event	Termination by Board with Cause(1) ($)	Resignation by the Executive without Good Reason(1)(2) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(3) ($)
TOTAL	31,825	31,825	1,243,733	1,243,733	3,740,724	1,309,088	0
Salary Continuation	0	0	800,000	800,000	1,200,000	0	0
Benefit and Perquisite Continuation	0	0	21,090	21,090	31,636	0	0
Short Term Incentive	0	0	0	0	1,200,000	0	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	358,472	358,472	899,720	899,720	0
Unvested Performance Restricted Stock Units	0	0	32,346	32,346	377,543	377,543	0
Retirement Plan Distribution	31,825	31,825	31,825	31,825	31,825	31,825	0
(1) In the event of Mr. Glaser's termination for cause or resignation without good reason, he would be required to repay to the Company the full amount of his $200,000 sign-on bonus within one month of his termination date if he provides notice of resignation within 24 months of his start date.
(2) Pursuant to Mr. Glaser's employment offer letter with the Company, Mr. Glaser may receive, based on the sole discretion of the Company, total compensation of up to $800,000, equal to 12 months’ salary, in exchange for enforcement of the non-competition provisions of such offer letter for up to the 12-month period following his separation from the Company.
(3) Mr. Glaser was not eligible to retire as of June 27, 2020.
TODD KAHN
Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason(2) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(3) ($)
TOTAL	813,025	813,025	2,214,523	0	4,003,144	1,903,603	1,451,090
Salary Continuation	0	0	750,000	0	1,125,000	0	0
Benefit and Perquisite Continuation	0	0	13,433	0	20,150	0	0
Short Term Incentive	0	0	0	0	1,125,000	0	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	316,967	0	316,967	316,967	316,967
Unvested Performance Restricted Stock Units	0	0	321,098	0	603,002	773,611	321,098
Retirement Plan Distribution	813,025	813,025	813,025	0	813,025	813,025	813,025
(1) Pursuant to Mr. Kahn’s employment offer letter with the Company, Mr. Kahn may receive, based on the sole discretion of the Company, total compensation of up to $750,000, equal to 12 months’ salary, in exchange for enforcement of the non-competition provisions of such offer letter for up to the 12-month period following his separation from the Company.
(2) Mr. Kahn is not able to resign for Good Reason under the terms of his offer letter.
(3) Mr. Kahn was eligible to retire as of June 27, 2020.
68	I 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

JIDE ZEITLIN
Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause(1)(2) ($)	Resignation by the Executive with Good Reason(1) ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(1) ($)
TOTAL	0	498,433	498,433	0	1,050,075	1,050,075	498,433
Salary Continuation	0	0	0	0	0	0	0
Benefit and Perquisite Continuation	0	0	0	0	0	0	0
Short Term Incentive	0	0	0	0	0	0	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	311,519	311,519	0	350,021	350,021	311,519
Unvested Performance Restricted Stock Units	0	186,914	186,914	0	700,054	700,054	186,914
Retirement Plan Distribution	0	0	0	0	0	0	0
(1) In accordance with his offer letter, due to his over 14 years of service on the Board, Mr. Zeitlin was eligible for retirement treatment on his long-term incentives upon his departure from the Company, other than for cause. Prior to completion of one year of service as the Company's Chief Executive Officer, retirement treatment entitled him to pro-rata vesting of his long term incentives. After completion of one year of service as the Company's Chief Executive Officer, retirement treatment entitled him to full continued vesting of his long term incentives. Mr. Zeitlin voluntarily resigned from the Company prior to completion of one-year of service after the end of fiscal year 2020 and was entitled to receive pro-rata vesting of his long-term incentives. Mr. Zeitlin will also receive distribution of his deferred stock units earned for his prior service as an Outside Director prior to his appointment as Chairman and Chief Executive Officer. See Employment Agreements and Compensatory Arrangements for additional information.
(2) Pursuant to Mr. Zeitlin’s employment offer letter with the Company, Mr. Zeitlin is not eligible for the Tapestry, Inc. Severance Pay Plan for Vice Presidents above or the Special Severance Plan.
JOSHUA SCHULMAN
Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement(2) ($)
TOTAL	100,590	100,590	1,621,881	1,621,881	4,873,530	1,823,191	0
Salary Continuation	0	0	975,000	975,000	1,462,500	0	0
Benefit and Perquisite Continuation	0	0	17,532	17,532	26,297	0	0
Short Term Incentive	0	0	0	0	1,828,125	0	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	207,806	207,806	559,732	559,732	0
Unvested Performance Restricted Stock Units	0	0	320,953	320,953	896,286	1,162,869	0
Retirement Plan Distribution	100,590	100,590	100,590	100,590	100,590	100,590	0
(1) Pursuant to Mr. Schulman's employment offer letter with the Company, Mr. Schulman was eligible to receive, based on the sole discretion of the Company, total compensation of up to $975,000, equal to 12 months’ salary, in exchange for enforcement of the non-competition provisions of such offer letter for up to the 12-month period following his separation from the Company. Mr. Schulman resigned from the Company after the end of fiscal year 2020 and the Company elected to enforce the non-competition provisions of his offer letter. In exchange Mr. Schulman will receive up to 12 months' salary.
(2) Mr. Schulman was not eligible to retire as of June 27, 2020.
I 2020 PROXY STATEMENT	69

EXECUTIVE COMPENSATION

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), the following information explains the relationship of the annual total compensation of our median employee to the annualized total compensation of Mr. Zeitlin, our CEO at the end of fiscal year 2020. We used the same median employee as was identified for fiscal 2019, as we do not believe there have been changes to our employee population or compensation arrangements that would significantly impact the pay ratio.
We determined the following in compliance with the requirements set forth in Item 402(u) of SEC Regulation S-K:
•	The total compensation of our median employee was $28,523;
•	The total annualized compensation of Mr. Zeitlin was $4,911,860; and
•	The ratio of the median employee’s pay to that of Mr. Zeitlin was 1 to 172.
To determine Mr. Zeitlin's compensation for purposes of calculating the ratio, we annualized his base salary as reported in the Summary Compensation Table, since Mr. Zeitlin did not serve as Chief Executive Officer for all of fiscal year 2020. The remaining components of his compensation used to calculate the ratio were as reported in the Summary Compensation Table.
Our median employee is a full time stock associate working in an outlet store in the United States.
To identify the median employee and determine his or her annual total compensation, we used the following methodology, consistent with SEC regulations:
•	We selected May 1, 2019 as the determination date, two months before the end of our fiscal year 2019.
•
At that time, we prepared a file of our consolidated global payroll records. As of the determination date, our analysis included approximately 22,000 employees working in 27 countries. This figure represented all our employees globally with the exception of 442 employees working in Australia and New Zealand. This group was fewer than 5% of our total population and therefore was excluded from our analysis using the de minimus exemption.

•
We utilized total cash compensation as our consistently applied compensation measure to identify the median employee, including annualized base salary, overtime, bonuses, sales incentives and commissions, as compiled from our payroll records. We converted compensation for employees paid in currencies other than the U.S. dollar into U.S. dollars based on exchange rates as of the end of fiscal year 2019.

•
We examined a small group of employees for whom total cash compensation was clustered within a few dollars around the median. From this group we selected an individual we determined to be reasonably representative of our median employee.

•	For purposes of the pay ratio, both the CEO's and median employee’s annual total compensation were calculated in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.
70	I 2020 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes information as of June 27, 2020, with respect to the shares of Tapestry common stock that may be issued under our equity compensation plans:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity comp plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	22,521,680(1)	37.35(2)	20,796,942(3)
Equity compensation plans not approved by security holders(4)	36,260	N/A	0
Total	22,557,940		20,796,942
(1) Includes 5,072,184 RSUs and 1,916,521 PRSUs which do not have an exercise price. PRSUs with incomplete performance periods assume maximum performance conditions will be satisfied.
(2) Includes weighted average exercise price for stock options only.
(3) Includes securities remaining available for future issuance for each of the following plans:
•	2018 Stock Incentive Plan: 19,874,333
•	Employee Stock Purchase Plan: 922,609
(4) Includes outstanding deferred stock units held by the 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which certain of Tapestry’s Outside Directors previously deferred certain elements of their compensation. Since November 2018, director compensation and deferrals have been administered under the stockholder-approved 2018 Stock Incentive Plan. The Board froze this program to new deferrals effective in February 2020. Amounts previously deferred under these plans are represented by deferred stock units, which represent the right to receive shares of Tapestry common stock, on a one-for-one basis, on the distribution date elected by the participant. Deferred stock units were valued as if each deferral were invested in Tapestry common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.
I 2020 PROXY STATEMENT	71

PROPOSAL 4: APPROVAL OF THE SECOND AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN
Our Board of Directors is submitting the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (the “Amended 2018 Plan”) for stockholder approval. The Amended 2018 Plan is an amendment and restatement of the Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (the “Existing 2018 Plan”), which was first adopted by our Board of Directors on September 18, 2018, and approved by our stockholders on November 8, 2018, and was previously amended and restated in its entirety by our Board of Directors on September 19, 2019, and approved by our stockholders on November 7, 2019.
The Amended 2018 Plan includes changes to the material terms of the Existing 2018 Plan, including an increase to the shares available for grant that is designed to meet our anticipated equity compensation needs for the next two years. Otherwise, the Amended 2018 Plan is substantially similar to the Existing 2018 Plan. If our stockholders do not approve the
Amended 2018 Plan, we will not have sufficient shares under the Existing 2018 Plan to grant equity-based incentive awards to our participants. We believe approval of the Amended 2018 Plan is in the best interests of our stockholders, since it will allow us to continue to best motivate employees and Outside Directors to further the growth, development and financial success of Tapestry. Approval of the Amended 2018 Plan will allow us to continue to attract, motivate and retain the services of employees and outside directors who are essential to our long-term success by offering them an opportunity to own and benefit from the ownership of our Common Stock.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SECOND AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN.
Vote Required
Tapestry's stockholders are being asked to approve the Amended 2018 Plan at the Annual Meeting. Approval of this
Proposal 4 will constitute approval of the Amended 2018
Plan. The Approval of the Amended Plan requires the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) on this Proposal 4.
Summary
We are seeking shareholder approval of the Amended 2018 Plan to amend and restate the Existing 2018 Plan. If the Amended 2018 Plan is approved, the maximum aggregate number of shares of common stock that will be reserved and available for issuance for awards under the Amended 2018
Plan will be equal to the sum of (1) a new reserve of
13,500,000 million shares (the “Share Increase”), (2) 32,248,639 million shares previously granted or available for grant under the Existing 2018 Plan and (3) 5,945,196 shares that were underlying outstanding awards under Prior Plans that were forfeited or expired since the Existing 2018 Plan originally became effective on November 8, 2018.
72	I 2020 PROXY STATEMENT

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

The Amended 2018 Plan, together with our use of equity compensation, incorporates many current best practices:
✔	Fixed Maximum Share Limit	✗	No “Evergreen” Share Reserve
✔	Double Trigger Equity Acceleration Upon a Change-in-Control.	✗	No Dividends on Unvested Awards
✔	Equity Ownership Guidelines for Directors and NEOs	✗	No Liberal “Change-in-Control” Definition
✔	Separate Annual Compensation Limit for Non-Employee Directors	✗	No Repricing of Underwater Stock Options or Stock Appreciation Rights Without Stockholder Approval.
✔	Minimum Vesting Requirements	✗	No Discounted Stock Options or SARs
✔	NEO Awards Subject to Clawback Policy	✗	No Liberal Share Counting
Shareholder approval of the Amended 2018 Plan is necessary in order for us to continue our practice of broadly granting equity compensation throughout our organization, thereby incentivizing and retaining important employees, including employees beyond our executive officers.
•
We grant long-term equity incentives annually to many of our employees around the world, including our management employees and most of our store managers, as well as our Outside Directors. In fiscal year 2020, more than 70% percent of Tapestry’s equity awards were granted to employees other than our NEOs. We do not currently anticipate any material changes to the portion of the employee population receiving equity awards.

•
Utilizing long-term equity incentives to align the interests of our key employees to the outcomes achieved by our stockholders has been a hallmark of our compensation philosophy and supports our objective to attract and retain the best talent in our industry.

A reduction in our use of equity-based compensation would require a corresponding increase in our use of cash compensation or alternative forms of deferred compensation, which we believe would reduce the alignment of interests between our employees and our stockholders.
•
We believe the substitution of deferred cash for equity would reduce the alignment of interests between employees and shareholders, as well as our flexibility to use cash to invest in our business and maintain strong liquidity during the Covid-19 pandemic.

A material reduction in compensation would impair our ability to recruit, retain and motivate key employees, and would therefore threaten our business.
•
We seek to deliver compensation at competitive levels. If the Amended 2018 Plan is not approved, we would likely be compelled to alter our compensation program to increase cash compensation or alternative forms of deferred compensation in order to remain competitive, which we do not believe would be as effective or in the best interests of our stockholders.

Our executive compensation and performance outcomes are well aligned and have been strongly supported by our stockholders each of the past four years.
•
As further discussed under the Compensation Discussion and Analysis-Results of Stockholder Advisory Vote to Approve Executive Compensation and the HR Committee’s Response to Stockholder Feedback above, our last four stockholder advisory votes on executive compensation have received an average of 97% stockholder support, with a range of 95% to 98% in favor during the fiscal 2016 to 2019 time frame.

•	Our HR Committee and our NEOs viewed each of these stockholder advisory votes as strong support in favor of our compensation programs and our compensation-related decisions.
The Amended and Restated 2018 Plan carries forward several prohibitions that are intended to protect shareholder interests and includes a limit of 13,500,000 newly reserved common shares that is designed to meet our anticipated equity compensation needs for the next two years.
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PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

Potential Compensation Needs
In considering the appropriate number of shares to request under the Amended 2018 Plan, we reviewed our historical information and the awards that we have granted over the past three fiscal years, including the information in the table below describing our Burn Rate during those years. We also considered the potential impact of a variety of factors beyond our control that may impact the number of equity awards that we could issue in future years, such as the impact of the Covid-19 pandemic on the price of our common stock, among other factors. Based on this information, we currently believe it is reasonable to expect that the 13,500,000 shares requested under the Amended 2018 Plan may last for the next two years. We do not as a matter of course make forecasts, public or otherwise, as to our grants of equity awards due to the unpredictability of the underlying assumptions and estimates, including our actual share price at the time of the applicable grant, but have included related information to give our stockholders access to this information for purposes of evaluating the Amended 2018 Plan. The information provided here is not, and should not be regarded as, an indication of actual future outcomes, and should not be relied upon as such. Neither we nor any other person makes any representation regarding potential or actual outcomes compared to the information set forth herein.
If our stockholders do not approve the Amended 2018 Plan, the Share Increase will not be effective and we would expect to have insufficient shares available for future equity award grants, which we believe will adversely affect our ability to attract, retain and reward the many employees and Outside Directors who are critical to our long-term success. If the Amended 2018 Plan is approved by our stockholders at the 2020 Annual Meeting of Stockholders, it will supersede and replace the Existing 2018 Plan. Stockholder approval of the Amended 2018 Plan will not affect existing awards under the Existing 2018 Plan or any former stock incentive plan with outstanding awards, which continue in effect in accordance with their terms.
The Amended 2018 Plan continues the terms of the Existing 2018 Plan as currently in effect, with the following key changes:
•
New Aggregate Share Reserve. As discussed in more detail below, pursuant to the Share Increase, 13,500,000 additional shares of our common stock will be authorized for issuance under the Amended 2018 Plan, increasing the total number of shares authorized for issuance to 51,693,835, consisting of (i) the new shares pursuant to the Share increase, (ii) 32,248,639 shares reserved under the Existing 2018 Plan (consisting of 10,500,000 shares reserved under the Existing 2018 Plan when it was adopted in 2018, 8,250,000 shares reserved under the Existing 2018 Plan when it was amended in 2019, and 13,498,639 shares previously reserved under the 2010 Stock Incentive Plan that were not subject to outstanding awards) and (iii) 5,945,196 shares that were underlying outstanding awards under Prior Plans that were forfeited or expired since the Existing 2018 Plan originally became effective on November 8, 2018. Additionally, as before, shares currently subject to awards outstanding under our Prior Plans may become available for grant under the Amended 2018 Plan if they are not issued due to forfeiture or expiration of the outstanding awards.
•
One share will be removed from the available reserve for each stock option or full-value share awarded after approval of the Amended 2018 Plan. Shares that were granted prior to approval, and that are forfeited, will return to the Amended 2018 Plan at the ratio that applied to awards at the time they were granted.

Overview of Burn Rate and Overhang. Upon approval of the Amended 2018 Plan, 23,707,568 shares of common stock will be available for issuance for new awards as of the September 8, 2020 Record Date to eligible employees or consultants of Tapestry and its affiliates or to Tapestry’s Outside Directors, as shown in the total equity dilution table below. In its determination to approve the Share Increase, the Board reviewed an analysis prepared by management and reviewed by Compensation Advisory Partners, the HR Committee's independent compensation consultant, which included an analysis of certain burn rates, dilution and overhang metrics, peer group market practices and trends, and the costs of the Amended 2018 Plan. Specifically, the Board considered that our three-year average historical burn rate under Tapestry's stock incentive plans is 2.3% of common shares outstanding. The burn rates for the three most recently completed fiscal years are shown below:
Fiscal Year(1)	Total shares granted	Common Shares Outstanding	Burn Rate
2018	5,981,138	281,938,089	2.1%
2019	3,348,110	287,975,447	1.2%
2020	10,242,364	286,836,337	3.6%
3-yr average			2.3%
(1) As reported in the Company’s Form 10-K filing at the end of each fiscal year.
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PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

If the Amended 2018 Plan is approved, the issuance of the additional shares of our common stock to be reserved under the Amended 2018 Plan would dilute the holdings of stockholders by 4.9% of our common stock outstanding, bringing our overhang to approximately 17.8% (including the new shares that will be reserved for issuance under the Amended 2018 Plan).
	Stock Options
Fiscal Year(1)	Number Outstanding	Weighted average exercise Price	Weighted average remaining term (yrs)	Total Full- Value Awards Outstanding(2)	Shares Available(3)	Common Shares Outstanding	Total potential equity dilution
2018	12,476,479	$42.94	6.6	5,309,383	19,345,329	287,975,447	12.9%
2019	12,385,106	$44.24	6.0	4,718,329	25,121,833	286,836,337	14.7%
2020	15,532,975	$37.35	6.2	6,935,685	19,874,333	276,241,174	15.3%
Current(4)	15,622,632	$35.77	6.3	10,071,982	10,207,568	277,373,538	12.9%
New Shares					13,500,000		4.9%
Total equity dilution including new shares					23,707,568		17.8%
(1) As reported in the Company’s proxy statement at the end of each fiscal year.
(2) Assumes FY20-21 PRSU awards with incomplete performance periods are earned at target performance level; assumes PRSUs granted in August 2020 are earned at maximum performance level.
(3) Excludes the Employee Stock Purchase Plan.
(4) Current figures are as of the record date, September 8, 2020 (the “Record Date”), and include the grant of equity awards covering approximately 7.5 million shares of our common stock on August 17, 2020, the date of our annual grant.
Note that approximately 14.3 million shares, or 5.2% of common stock outstanding, are comprised of previously granted stock options that are at least 40% underwater as of the record date. Assuming these stock options expire and return to the Plan our overhang will decline to approximately 12.6%.
Because we believe that the ability to continue to grant equity compensation is vital to our ability to continue attracting and retaining employees in the competitive labor markets in which we compete, the Board has determined, after considering the factors set forth above, that the size of the share reserve under the Amended 2018 Plan is reasonable and appropriate at this time.
Description of the Amended 2018 Plan
The following is only a summary of the material terms of the Amended 2018 Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.
Equity compensation has long been a significant component of the Company’s executive and broad-based compensation practices. As described in the Compensation Discussion and Analysis above, we have found equity compensation to be especially effective at incentivizing our employees to deliver performance that creates value for our stockholders, while also enabling us to retain their services. Continued use of equity compensation is critical to our future success.
The Board is seeking our stockholders’ approval of the Amended 2018 Plan because the Board believes the Amended 2018 Plan is the best way to motivate employees and Outside Directors to further the growth, development and financial success of Tapestry, and to enable us to attract, motivate and retain the services of employees and outside directors who are essential to our long-term success by offering them an opportunity to own, and benefit from the ownership of, Tapestry stock.
Based on our historical equity grant practices, as discussed in more detail below, the shares remaining available for awards under the Existing 2018 Plan will likely be insufficient to satisfy our equity compensation needs after the end of fiscal year 2021. As such, we are seeking stockholder approval of the Share Increase, which would reserve an additional 13,500,000 shares of our common stock for awards, to enable us to continue to grant equity awards to our employees and Outside Directors. If our stockholders do not approve the Share Increase, we may experience a shortfall of shares available for issuance for stock-based compensation awards, which we believe will adversely affect our ability to attract, retain, motivate and reward the many employees who contribute to our long-term success.
Stockholder approval of the Amended 2018 Plan will not affect awards existing under the Existing 2018 Plan or any other prior stock plans (including the 2010 Stock Incentive Plan, the Coach, Inc. 2004 Stock Incentive Plan (Amended and Restated Effective May 8, 2008), the Fifth and Pacific Companies, Inc. 2013 Stock Incentive Plan and the 2000 Non-Employee Director Stock Plan (the “Prior Plans”)),
I 2020 PROXY STATEMENT	75

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

which will remain outstanding in accordance with their terms. The Amended 2018 Plan is substantially the same as the Existing 2018 Stock Incentive Plan, with the following changes:
New Aggregate Share Reserve. 13,500,000 additional shares of our common stock are authorized for issuance under the Amended 2018 Plan, increasing the number of shares of our common stock reserved for awards to 51,693,835 consisting of (i) the 13,500,000 pursuant to the Share increase, (ii) 32,248,639 shares reserved under the Existing 2018 Plan (consisting of 10,500,000 shares reserved under the Existing 2018 Plan when it was adopted in 2018, 8,250,000 shares reserved under the Existing 2018 Plan when it was amended in 2019 and 13,498,639 shares previously reserved under the 2010 Stock Incentive Plan that were not subject to outstanding awards) and (iii) 5,945,196 shares that were underlying outstanding awards under prior stock incentive plans that were forfeited or expired since the Existing 2018 Plan originally became effective on November 8, 2018.
As described in the total equity dilution table above, following stockholder approval of the Amended Plan, 23,707,568 shares will be available for issuance of new awards under the Amended Plan.
Additionally, shares currently subject to awards outstanding under our Prior Plans may become available for grant under the Amended 2018 Plan if they are not issued due to forfeiture or expiration of the outstanding awards.
Simplification of Share Counting Provisions. Under the Amended 2018 Plan the share reserve will now be reduced on a share for share basis for full value stock awards and options, one share will be reduced from the reserve for every share awarded after approval of the Amended 2018 Plan. Shares that were granted prior to approval, and that are forfeited or expire, will return to the Amended 2018 Plan at the ratio that applied to awards at the time they were granted.
In addition to the above new provisions, the Amended 2018 Plan retains the features of the Existing 2018 Plan, including the following:
Administration. The HR Committee administers the Amended 2018 Plan. The HR Committee has the power to select the employees, consultants and Outside Directors eligible to receive awards, determine the terms of the awards granted, including the exercise price of stock options and SARs, the number of shares subject to each award, the exercisability of the options and SARs and the form of consideration payable upon exercise.
Eligibility. The HR Committee, in its sole discretion, may from time to time grant awards under the Amended 2018 Plan to any employees or consultants of Tapestry and its affiliates or to Tapestry’s Outside Directors. The HR Committee
determines at the time of each grant the number of shares subject to such awards and the other terms and conditions of each award. All of our employees are eligible to participate in the Amended 2018 Plan.
Stock Options and SARs. The exercise price of all options and SARs granted under the Amended 2018 Plan must be at least equal to the fair market value (as defined in the Amended 2018 Plan) of Tapestry common stock on the grant date. Each option and SAR will have a maximum term of ten years. No dividends or dividend equivalents will be paid on outstanding options or SARs. The HR Committee determines all other terms of these awards. After termination of employment, an optionee may exercise a vested option or SAR for the period of time stated in the option agreement, which varies depending on the circumstances of the termination. In most cases, a vested option generally remains exercisable for 90 days; however, an option or SAR may never be exercised later than the expiration of its term. All SARs granted under the Amended 2018 Plan generally represent a right to receive payment, in cash, stock, or a combination of cash and stock, equal to the excess of the fair market value of a specified number of shares of Tapestry common stock on the exercise date over the fair market value of such shares on the grant date. The Company does not currently grant SARs but may choose to do so in the future.
No Repricing. Repricing of stock options or SARs without stockholder approval is prohibited.
Full Value Stock Awards. A full value stock award granted under the Amended 2018 Plan represents an award made in or valued in whole or in part by reference to shares of Tapestry common stock and may be payable in whole or in part in stock, including RSU awards, PRSU awards, restricted stock awards, deferred stock awards and deferred stock unit awards. Stock options and SARs are not full value awards. The HR Committee determines the terms, conditions and restrictions of all stock awards granted under the Amended 2018 Plan, including the number of shares subject to the award, the vesting schedule and, if applicable, the performance criteria that must be achieved for an award to vest. No more than 5% of these awards may be issued without specified vesting schedules of at least one year for full value awards requiring satisfaction of performance criteria, and at least three years for full value awards without performance criteria.
Dividend Equivalents. Under the Amended 2018 Plan, the HR Committee has the discretion to grant dividend equivalents on unvested full value awards, but not on stock options or SARs. Dividends and dividend equivalents will not be paid prior to the vesting of the underlying award. If the underlying award is forfeited, the related dividends and dividend equivalents will be forfeited.
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PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

Payment Deferrals. The HR Committee may require or permit an award holder to defer the receipt of shares or cash or other property upon settlement of awards. The HR Committee may also allow the payment or crediting of earnings on deferred amounts.
Transferability of Awards. The Amended 2018 Plan generally prohibits the transfer of awards other than by will or the laws of descent and distribution pursuant to approved beneficiary designation procedures. Only the employee may exercise his or her options or benefit from his or her other awards during his or her lifetime.
Clawback. The Amended 2018 Plan allows the Board to recover awards subject to the achievement of performance goals from covered employees in the case of a material restatement of the Company’s financial results, as described above under Compensation Discussion and Analysis, and pursuant to any claw-back policy implemented by the Company, including any claw-back policy intended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
Effect of Change in Control. Under the Amended 2018 Plan, treatment of awards in connection with a change in control (as defined in the Amended 2018 Plan) depends on whether outstanding awards continue in effect or are assumed or substituted by the successor or acquiring corporation following the change in control, or whether awards are not assumed or substituted by the successor or acquiring corporation. For awards that continue in effect or are assumed or substituted, such awards do not vest on the change in control and remain outstanding in accordance with their terms, subject to double trigger vesting if the employee is involuntarily terminated without cause within 12 months (for awards granted prior to August 19, 2019) or is involuntarily terminated without cause or resigns for good reason within 24 months (for awards granted on or after August 19, 2019). For performance-based awards granted on or after August 19, 2019 that are assumed or substituted, the performance goals applicable to such awards will be deemed satisfied at target level to the extent the performance period has not yet been completed and the award will be subject to time-based vesting on the same time-based vesting schedule that applied to the award immediately prior to the change in control (subject to the double trigger vesting described above). For awards that are not assumed or substituted by the successor or acquiring corporation following the change in control, the Board has discretion to determine the effect of the change in control on outstanding awards, including terminating awards in exchange for payment of cash or other property or causing awards to become fully vested upon consummation of the change in control, with the cash payment (if any) based on the highest per share price paid in any transaction related to the change in control. In addition, for performance-based awards that are not assumed or substituted, the performance goals will be deemed satisfied at target level to the extent the performance period has not yet been completed.
Shares Available and Award Limitations. If the Share Increase is approved, a maximum of 51,693,835 shares of our common stock may be issued or transferred pursuant to the Amended 2018 Plan, consisting of (i) 13,500,000 shares subject to the Share Increase, (ii) 32,248,639 shares reserved under the Existing 2018 Plan (consisting of 10,500,000 shares reserved under the Existing 2018 Plan when it was adopted in 2018, 8,250,000 shares reserved under the Existing 2018 Plan when it was amended in 2019 and 13,498,639 shares previously reserved under the 2010 Stock Incentive Plan that were not subject to outstanding awards) and (iii) 5,945,196 shares that were underlying outstanding awards under Prior Plans that were forfeited or expired since the Existing 2018 Plan originally became effective on November 8, 2018. Additionally, shares currently subject to awards outstanding under our Prior Plans may become available for grant under the Amended 2018 Plan if they are not issued due to forfeiture or expiration of the outstanding awards.
Shares subject to awards under the Amended 2018 Plan awarded after the approval of the Amended 2018 Plan that are forfeited or expire or that are settled for cash will be available for awards under the Amended 2018 Plan, on a one-for-one basis. Shares that were granted prior to approval, and that are forfeited or expire or that are settled for cash, will return to the Amended 2018 Plan at the ratio that applied to awards at the time they were granted. The number of shares available for awards under the Amended 2018 Plan is reduced by shares that are used to satisfy the exercise price of options and shares used to satisfy tax withholding obligations. Subject to adjustment, the maximum aggregate number of shares that may be granted to any participant in any fiscal year is 1,000,000 and the maximum aggregate amount of cash that may be paid in cash to any one participant during any fiscal year with respect to awards payable in cash is $6,000,000.
As of September 8, 2020, 10,207,568 shares remain available for awards under the Existing 2018 Plan. As of September 8, 2020, there were a total of 15,622,632 stock options outstanding under the Existing 2018 Plan and all Prior Plans with a weighted average exercise price of $35.77 and weighted average remaining term of 6.3 years. In addition, as of September 8, 2020, there were a total of 10,071,982 full value awards outstanding under the Existing 2018 Plan and the Prior Plans, of which 7,950,959 were service-based awards and 2,121,023 were unearned performance-based awards. To the extent actual performance is below the assumed performance level for performance-based awards, fewer than 2,121,023 shares subject to performance-based awards will be issued. Also as of September 8, 2020, there were 36,260 deferred stock units outstanding under the
I 2020 PROXY STATEMENT	77

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

Non-Qualified Deferred Compensation Plan for Outside Directors. There are no shares available for grant under the Prior Plans or the Non-Qualified Deferred Compensation Plan for Outside Directors. Approval of the Amended 2018 Plan will have no impact on awards granted under the Existing 2018 Plan, any Prior Plan or the Non-Qualified Deferred Compensation Plan for Outside Directors.
Amendment and Termination of the Amended 2018 Plan. The Board has the authority to amend, suspend or terminate the Amended 2018 Plan, although no amendment, suspension or termination of the Amended 2018 Plan that materially impairs an award holder’s rights may be made without the affected award holder’s consent. The Board of Directors may not, without stockholder approval: reduce the price of an outstanding option or SAR, cancel any option or SAR in exchange for cash or another award with a lower fair market value per share, increase the number of shares available under the Amended 2018 Plan (other than permitted adjustments due to a recapitalization of the Company’s stock), increase the individual annual award limit under the Amended 2018 Plan, or extend the exercise period of an option or SAR beyond ten years from the date of grant.
Term. The term of the Amended 2018 Plan expires on September 19, 2028, which is 10 years form the date the Board originally approved the Existing 2018 Plan. Awards under the Amended 2018 Plan may not be made after the expiration of the term, but awards granted prior to that date remain outstanding beyond that date.
Other Adjustments. In the event of any nonreciprocal transaction between the Company and its stockholders, including a stock dividend, stock split, spin-off or other similar transaction, the Board will adjust the number and type of securities subject to outstanding awards or the exercise price or grant price of an award, or make other equitable adjustments deemed appropriate. In the event of any other change affecting the Company’s shares or the price of the Company’s stock, the Board may make equitable adjustments to reflect the changes, including adjustments to the aggregate number and kind of securities available under the Amended 2018 Plan, the number and kind of shares subject to outstanding awards, or the exercise or grant price of outstanding awards.
Plan Benefits. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Amended 2018 Plan. While not necessarily indicative of future awards, information on awards granted under the 2018 Plan to each of our NEOs and Directors is provided above under the headings Summary Compensation Table, Grants of Plan-Based Awards, and 2020 Director Compensation, as well as in the Compensation Discussion and Analysis.
Performance Criteria Under the Amended 2018 Plan
The Amended 2018 Plan permits the HR Committee to grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. As a result of the repeal of the “performance-based” compensation exception to Section 162(m) of the Code for tax years beginning on or after January 1, 2018, compensation in excess of $1,000,000 paid to certain “covered employees” of the Company will not be deductible, even if the compensation is paid based upon the attainment of one or more performance goals. Notwithstanding the change in law, the HR Committee continues to believe that compensation should be performance-based and reward achievement of performance goals that enhance stockholder value, and therefore, the HR Committee expects to continue to grant performance awards.
Under the Amended 2018 Plan, the HR Committee has discretion to determine the performance criteria applicable to performance awards. The performance criteria (which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group) that the HR Committee may select include but are not limited to: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value added (as determined by the HR Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit (either before or after taxes); cash flow (including, without limitation. operating cash flow and free cash flow); funds from operations or funds available for distributions; return on assets or net assets; return on capital (or invested capital) and cost of capital; return on investment; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reduction in costs, and cost control measures or savings; productivity; expenses; operating efficiency; average daily transaction value (including, without limitation, average dollars per transaction); working capital, or any component thereof; earnings or diluted earnings per share; adjusted earnings, diluted earnings or loss per Share; price per Share or dividends per Share (or appreciation in and/or maintenance of such price or dividends); revenue growth or product revenue growth; sales or market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas or business units; economic value added models or similar metrics; regulatory achievements or compliance (including, without limitation, regulatory body
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PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

approval for commercialization of a product); implementation or completion of critical projects or processes; licensing revenue; brand recognition/acceptance; inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of Tapestry’s products); strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, customer satisfaction and growth, employee satisfaction, recruitment and retention of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Tapestry products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions)); new or existing store results and operations, new store openings, store remodelings and/or comparable store sales growth; and financial ratios (including, without limitation, those measuring liquidity, activity, profitability or leverage).
The HR Committee, in its discretion, may adjust or modify the calculation of these performance criteria for any performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.
Material U.S. Federal Income Tax Consequences
The following discussion summarizes the material U.S. federal tax treatment of awards granted under the Amended 2018 Plan based on the federal tax laws currently in effect. The rules governing the tax treatment of awards are technical and the following discussion is necessarily general in nature and does not purport to be complete. The statutory provisions and interpretations described below are, of course, subject to change, and their application may vary in individual circumstances. Award holders are encouraged to seek professional tax advice when exercising awards under the Amended 2018 Plan.
Non-Qualified Stock Options. If an optionee is granted non-qualified stock options under the Amended 2018 Plan, the optionee will not have taxable income on the grant of the option, nor will Tapestry be entitled to any deduction. Generally, on exercise of non-qualified stock options, an optionee will recognize ordinary income, in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. The holder’s basis for the common stock for purposes of determining gain or loss on subsequent disposition of the shares acquired upon exercise generally will be the fair market value of the common stock on the date the option is exercised. Any subsequent gain or loss will be generally taxable as capital gains or losses.
Incentive Stock Options. There is no taxable income to an optionee who is granted an incentive stock option under the Amended 2018 Plan, or when that option is exercised. However, the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. The sale of common stock acquired upon exercise of an option that satisfies all of the incentive stock option requirements, including the holding periods described below, will result in a long-term capital gain or loss equal to the difference between the amount realized on sale and the exercise price of the option. To receive this treatment, the optionee must have been an employee of Tapestry (or certain of its subsidiaries) at all time during the period beginning on the date the incentive stock option was granted and ending on the date three months before the date of exercise, and the optionee must not have disposed of the common stock acquired upon exercise of the option either (A) within two years after the date of grant of the incentive stock option or (B) within one year of the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the exercise price and the fair market value of the common stock on the date of the option’s exercise will be taxed at ordinary income rates. An incentive stock option exercised more than three months after an optionee retires, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the optionee will have been deemed to have received income upon exercise that is taxable at ordinary income rates. The aggregate fair market value of common stock (determined at the time of grant) with respect to which incentive stock options can be exercisable for the first time by an optionee during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option.
Restricted Stock. An award holder will generally not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a holder will have compensation income on the date of grant equal to
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PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

the value of the stock less the purchase price and, when the stock is sold, the holder will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the holder does not make an 83(b) election, then when the stock vests the holder will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the stock for more than one year and otherwise will be short-term. The holding period for purposes of capital gain or loss generally will commence on the date of vesting (or, if an 83(b) election is made, the date of grant).
Restricted Stock Units. An award holder will not have income upon the grant of an RSU award. A holder is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the holder will have compensation income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock acquired upon settlement of an RSU award is sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the stock for more than one year and otherwise will be short-term.
Performance Awards. An award holder will generally recognize taxable ordinary income on the amount of cash paid to, or value of stock received by, the award holder under a performance award (including a performance stock unit award).
Dividend Equivalents. An award holder will generally recognize taxable ordinary income on dividend equivalents as they are paid.
Stock Payments. An award holder will generally recognize taxable ordinary income on the fair market value of the stock delivered as payment of bonuses or other compensation under the Amended 2018 Plan.
Deferred Stock. An award holder will generally recognize taxable ordinary income on the fair market value of the shares of stock on the date such shares are delivered under a deferred stock award.
Deferred Stock Units. An award holder will generally recognize taxable ordinary income on the fair market value of the shares of stock on the date such shares are delivered under a deferred stock unit award.
Stock Appreciation Rights. No taxable income is realized on the receipt of a stock appreciation right, but on exercise of the stock appreciation right the fair market value of the common stock (or cash in lieu of common stock) received must be treated as compensation taxable as ordinary income to the award holder in the year of the exercise.
Section 16(b). Any of our officers and outside directors subject to Section 16(b) of the Exchange Act may be subject to Section 16(b) liability as a result of special tax rules regarding the income tax consequences concerning their awards under the Amended 2018 Plan.
Parachute Payments. In the event that the payment of any award under the Amended 2018 Plan is accelerated because of a change in ownership (as defined in Section 280G(b)(2) of the Code) and such payment of an award, either alone or together with any other payments made to certain participants, constitutes parachute payments under Section 280G of the Code, then, subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion.
Section 409A of the Code. Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the Amended 2018 Plan are anticipated to be exempt from the requirements of Section 409A of the Code, awards that are not exempt are intended to comply with Section 409A of the Code.
Tax Effects to the Company; Section 162(m) of the Code. Generally the Company may be entitled to a tax deduction in connection with an award under the Amended 2018 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option), provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code. Special rules under Section 162(m) of the Code, as modified by the Tax Cuts and Jobs Act, limit the deductibility of compensation paid by a public company during a tax year to its chief executive officer, its chief financial officer and its other three most highly compensated executive officers for
80	I 2020 PROXY STATEMENT

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TAPESTRY, INC. 2018 STOCK INCENTIVE PLAN

that tax year (collectively, “covered employees”) and for any individual who was a covered employee of the Company during tax years beginning in 2017. Under Section 162(m) of the Code, the annual compensation paid to any covered employee will be deductible only to the extent that it does not exceed $1,000,000. The administrator of the 2018 Plan has discretionary authority to grant awards under the Amended 2018 Plan in excess of this limit.
The foregoing is only a summary of the effect of federal income taxation upon the participant and Tapestry with respect to the awards granted under the 2018 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.
The Company anticipates filing a registration statement on Form S-8 with the SEC to register shares of common stock in the aggregate share reserve under the Amended 2018 Plan, subject to and effective upon stockholder approval, as soon as practicable following stockholders approval of the Amended 2018 Plan.
Incorporation by Reference
The foregoing is only a summary of the Amended 2018 Plan and is qualified in its entirety by reference to its full text of the Amended 2018 Plan, a copy of which is attached hereto as Appendix B.
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
The Company has not identified any direct or indirect material interests of its directors or executive officers in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K for fiscal year 2020.
Policies and Procedures for Related Person Transactions
Tapestry has instituted written policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Exchange Act between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 and the party has or will have a direct or indirect interest.
The policy provides that the GN Committee is responsible for the review and approval of related party transactions proposed to be entered into or the ratification of any such transaction previously commenced or completed. Under the policy, no GN Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such GN Committee member is affiliated.
In reviewing transactions subject to the policy, the GN Committee considers any factors it deems relevant, including (i) whether the transaction is in the ordinary course of business of the Company, (ii) whether the transaction is on terms no less favorable than terms available to an unaffiliated third party, (iii) the related party’s interest in the transaction, (iv) the approximate dollar value of the transaction and the related party’s interest, (v) the purpose of the transaction, (vi) the disclosure obligations of the Company, (vii) the conflict of interest provisions of the Code and (viii) any other information that may be considered material.
The GN Committee has considered and adopted the following standing pre-approvals under the policy: (i) employment and compensation as an executive officer, other than to an individual who is an immediate family member of a related party, if the compensation would be required to be reported in the proxy statement and has been approved by the Board or HR Committee, (ii) director compensation, other than to an individual who is an immediate family member of a related party, if the compensation is required to be reported in the Company’s proxy statement, (iii) certain transactions in the ordinary course of business, and (iv) transactions where the interest of the related party arise solely from the ownership of Company equity securities and all owners of such securities receive the same pro rata benefit.
82	I 2020 PROXY STATEMENT

OTHER INFORMATION
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Tapestry’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Tapestry’s review of such forms filed with the SEC and written representations from certain reporting persons, Tapestry believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with on a timely basis during fiscal year 2020, with the exception of an amendment to Mr. Glaser’s Form 3 made on September 15, 2020 to accurately reflect shares owned prior to his joining the Company that were inadvertently not reported on his initial Form 3 filing.
Communicating with the Board
Tapestry has adopted a policy which permits stockholders and interested parties to contact the Board of Directors, with the option to do so anonymously. To report complaints or concerns about Tapestry’s accounting, internal accounting controls, auditing or legal matters directly to Tapestry’s Board of Directors and/or Audit Committee, stockholders may submit a report on Tapestry Ethics and Compliance Reporting System (https://www.tapestry.ethicspoint.com/) or call 1-800-396-1807, which is manned by an independent service taking confidential messages on behalf of Tapestry. Complaints or concerns relating to Tapestry’s accounting, internal accounting controls or auditing matters will be referred to Tapestry’s independent Chair and the Audit Committee Chair. Other relevant legal or ethical concerns will be referred to the independent Chair of Tapestry’s Board, who is also currently the Chair of the GN Committee. The status of all outstanding concerns addressed to the independent Chair or the Audit Committee Chair will be reported to the Board of Directors on at least a quarterly basis. Further information on this policy is available to security holders on Tapestry’s web site through the Corporate Governance page.
Stockholder Proposals for the 2021 Annual Meeting
Tapestry’s Bylaws currently provide that in order for a stockholder or eligible group of stockholders to nominate a candidate for election as a Director at an Annual Meeting of Stockholders or for a stockholder to propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Tapestry, at Tapestry’s principal executive office, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2021 Annual Meeting must be received by the Secretary after April 28, 2021, and no later than 5:00 p.m. Eastern time on May 28, 2021. Nominations or proposals should be mailed to Tapestry, Inc., to the attention of Tapestry’s Secretary, David Howard, 10 Hudson Yards, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Tapestry’s 2021 proxy statement, we must receive it no later than May 28, 2021.
Except as required by applicable law, Tapestry will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Tapestry’s Bylaws. Tapestry’s Bylaws currently permit a stockholder (or a group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials candidates for election as directors constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in Tapestry’s Bylaws. For the 2021 Annual Meeting, notice of a proxy access nomination must be delivered to our Secretary not before April 28, 2021, and no later than 5:00 p.m. Eastern time on May 28, 2021. A copy of the Bylaws may be obtained from David Howard, Tapestry’s Secretary, by written request to the same address.
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OTHER INFORMATION

Other Business
Tapestry’s Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business other than as specified in the Notice of the Annual Meeting that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons exercising such proxies.
Tapestry’s Form 10-K and Other Matters
A copy of Tapestry’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020, as filed with the SEC, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Tapestry, to the attention of the Investor Relations Department, 10 Hudson Yards, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or on the investor relations section of our website.
To the extent that this proxy statement is incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, the sections of this proxy statement titled Human Resources Committee Report, and Audit Committee Report (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. No information contained on our website, www.tapestry.com, is intended to be included as part of, or incorporated by reference into, this proxy statement.
Expenses of Solicitation
This solicitation is being made by mail, but may also be made by email, telephone or in person by Tapestry’s officers and employees (without additional compensation). Tapestry will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. Tapestry will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The Company has engaged Alliance Advisors LLC to assist in the solicitation of proxies for the Annual Meeting for a fee of $12,500 plus reasonable out-of-pocket expenses.
84	I 2020 PROXY STATEMENT

APPENDIX A
RECONCILIATION OF GAAP AND NON-GAAP
FINANCIAL MEASURES
The Company’s reported results are presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The reported net sales, operating income and diluted earnings per share in fiscal years 2020 and 2019 reflect certain items which affect the comparability of our results.
In addition, the reported net sales, operating income and diluted earnings per share in fiscal years 2020 and 2019 and net cash provided by operating activities were adjusted for annual and/or long-term incentive plan evaluation purposes. The following tables reconcile the “as reported” results to “adjusted” results excluding these items. Numbers shown in millions have been rounded to one decimal and diluted earnings per share has been rounded to two decimals.
ADJUSTMENTS FOR FISCAL YEAR 2020 FINANCIAL HIGHLIGHTS AND FISCAL YEAR 2020 ANNUAL INCENTIVE PLAN	Tapestry, Inc.			Coach
	Net Sales (in millions)	Operating Income (in millions)	Diluted Earnings Per Share	Net Sales (in millions)	Operating Income (in millions)
As Reported: (GAAP Basis)	$4,961.4	$(550.8)	$(2.34)	$3,525.7	$589.4
ERP Implementation	N/A	28.5	0.08	N/A	N/A
Organization-related & Integration Costs	N/A	33.4	0.13	N/A	0.6
Impairment	N/A	840.3	2.82	N/A	178.6
Acceleration Program	N/A	$87.0	$0.28	N/A	$18.5
Adjusted: (Non-GAAP basis as reported in Form 10-K)(1)	4,961.4	438.4	0.97	3,525.7	787.1
Foreign Currency Adjustments	12.1	0.2	0.04	8.8	0.6
Adjusted: (Non-GAAP Basis for AIP results measurement)	4,973.5	438.6	1.01	3,534.5	787.7
ADJUSTMENTS FOR FISCAL YEAR 2019 FINANCIAL HIGHLIGHTS AND FISCAL YEAR 2019 RESULTS REFLECTED IN FISCAL YEAR 2020 ANNUAL INCENTIVE PLAN DISCLOSURE	Tapestry, Inc.			Coach
	Net Sales (in millions)	Operating Income (in millions)	Diluted Earnings Per Share	Net Sales (in millions)	Operating Income (in millions)
As Reported: (GAAP Basis)	$6,027.1	$819.7	$2.21	$4,270.9	$1,148.4
ERP Implementation	N/A	36.9	0.09	N/A	N/A
Integration & Acquisition Charges	N/A	94.4	0.24	N/A	9.0
Impact of Tax Legislation	N/A	N/A	0.03	N/A	N/A
Adjusted: (Non-GAAP basis as reported in Form 10-K)(1)	$6,027.1	$951.0	$2.57	$4,270.9	$1,157.4
Foreign Currency Adjustments	65.9	12.4	0.05	52.0	13.3
Adjustments related to Tax	N/A	N/A	$(0.02)	N/A	N/A
Adjusted: (Non-GAAP Basis for AIP results measurement)	$6,093.0	$963.4	$2.60	$4,322.9	$1,170.7
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APPENDIX A

ADJUSTMENTS FOR CEO PERFORMANCE OPTION	Tapestry, Inc.
Adjusted Free Cash Flow for CEO Performance Option	FY18	FY19	FY20
Net Cash Provided by Operating Activities: (GAAP Basis)	$997.5	$792.4	$407.0
Purchases of Property & Equipment	$(267.4)	$(274.2)	$(205.4)
Adjustments related to Tax	$(41.7)	$(5.4)	$—
Interest Impact of Share Repurchase	$—	$0.2	$—
Restructuring Charges	$186.2	$98.8	$110.6
Adjustment related to accounting presentation change	$(0.8)	$(0.7)	$—
Adjusted: (non-GAAP basis for CEO Performance Options)	$873.8	$611.1	$312.2
(1) See pages 39-40 and 66-70 of the Company's Form 10-K for fiscal year 2020 for a detailed description of certain items excluded from the non-GAAP financial measures presented in the 10-K for fiscal years 2020 and 2019.

These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. In addition, the HR Committee of the Company’s Board used these non-GAAP measures when setting and assessing achievement of incentive compensation goals.
We believe these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management's evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, we believe presenting certain increases and decreases in constant currency provides a framework for assessing the performance of the Company's business outside the United States and helps investors and analysts understand the effect of significant year-over-year currency fluctuations. We believe non-GAAP measures assist investors in developing expectations of future performance. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
86	I 2020 PROXY STATEMENT

APPENDIX B
SECOND AMENDED AND RESTATED TAPESTRY, INC.
2018 STOCK INCENTIVE PLAN
Article 1.
PURPOSE
The purpose of this Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (the “Plan”) is to promote the success and enhance the value of Tapestry, Inc. and its successors by operation of law (the “Company”) by linking the individual interests of Employees, Consultants and Directors to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees, Consultants and Directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
The Plan was originally adopted by our Board of Directors on September 18, 2018, and approved by our stockholders on November 8, 2018, and subsequently amended and restated by our Board of Directors on September 19, 2019 and approved by our stockholders on November 7, 2019. This Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan was adopted on September 21, 2020 by the Board, effective upon the date the Company’s stockholders approve the Plan in accordance with Applicable Law.
Article 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1
“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2
“Affiliate” shall mean (a) Subsidiary; (b) any domestic eligible entity that is related to the Company or any Subsidiary but is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (d) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Committee.
2.3
“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4
“Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state,

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APPENDIX B

local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.5
“Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.6
“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Deferred Stock Unit award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.7
“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.8	“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.
2.9	“Board” shall mean the Board of Directors of the Company.
2.10	“Change in Control” shall mean and includes each of the following:
(a)
A “Person” (which term, for purposes of this Section 2.10, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting stock of the Company) is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
(b)
The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the voting stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

(c)
During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.10(a) or Section 2.10(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

Notwithstanding anything contained herein or in any Award Agreement, for an Award that provides for payment or settlement triggered upon a Change in Control and that constitutes an Award subject to Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid or otherwise settled until the earliest of (i) the Holder’s “separation
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APPENDIX B

from service” within the meaning of Section 409A of the Code, (ii) the Holder’s death or “disability” within the meaning of Section 409A of the Code or (iii) a transaction that qualifies as a change in control event within the meaning of Section 409A of the Code.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.
2.11	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
2.12
“Committee” shall mean the Human Resources Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1. The Board may act as the "Committee" to the extent provided in Section 12.1.

2.13	“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
2.14	“Company” shall mean Tapestry, Inc., a Maryland corporation.
2.15
“Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Affiliate who qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.16	“Deferred Stock” shall mean a right to receive Shares awarded under Section 9.4.
2.17	“Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 9.5.
2.18	“Director” shall mean a member of the Board, as constituted from time to time.
2.19	“Director Limit” shall have the meaning set forth in Section 4.6.
2.20	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.
2.21	“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.22	“Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.
2.23	“Eligible Individual” shall mean any Employee, Consultant or Director designated by the Administrator as eligible to receive an Award or Awards under the Plan.
2.24
“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate, but shall not include any person whose services with the Company are performed pursuant to a contract or arrangement that purports to treat the individual as an independent contractor even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of the Company rather than an independent contractor.

2.25
“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.26	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.27	“Expiration Date” shall have the meaning given to such term in Section 13.1.
2.28
“Fair Market Value” shall mean, unless otherwise required by an applicable provision of the Code, as of any given date, the closing sales price for a share of Common Stock as quoted on the New York Stock Exchange (or on any national securities exchange on which the Common Stock is then listed) for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. For purposes of the grant of any Award, the applicable date shall be the date on which the Award is granted, or if the Shares shall not have been reported or quoted on such date, on the first day prior thereto on which the Shares were reported or quoted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received or, if not a day on which the applicable market is open, the next day that it is open.

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2.29	“Full Value Award” shall mean any Award other than an Option or a Stock Appreciation Right, and that is settled by the issuance of Shares.
2.30
“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.31	“Holder” shall mean a person who has been granted an Award.
2.32	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and to conform to the applicable provisions of Section 422 of the Code.
2.33	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.34	“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.
2.35	“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.36
“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Consultants and Non-Employee Directors shall only be Non-Qualified Stock Options.

2.37	“Option Term” shall have the meaning set forth in Section 5.4.
2.38	“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.
2.39
“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)
The Performance Criteria that may be used to establish Performance Goals include, without limitation, the following: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value added (as determined by the Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit (either before or after taxes); cash flow (including, without limitation. operating cash flow and free cash flow); funds from operations or funds available for distributions; return on assets or net assets; return on capital (or invested capital) and cost of capital; return on investment; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reduction in costs, and cost control measures or savings; productivity; expenses; operating efficiency; average daily transaction value (including, without limitation, average dollars per transaction); working capital, or any component thereof; earnings or diluted earnings per share; adjusted earnings, diluted earnings or loss per Share; price per Share or dividends per Share (or appreciation in and/or maintenance of such price or dividends); revenue growth or product revenue growth; sales or market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas or business units; economic value added models or similar metrics; regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects or processes; licensing revenue; brand recognition/acceptance; inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, customer satisfaction and growth, employee satisfaction, recruitment and retention of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Company products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions)); new or existing store results and operations, new store openings, store remodelings and/or comparable store sales growth; and financial ratios (including, without
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limitation, those measuring liquidity, activity, profitability or leverage), any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The foregoing list of Performance Criteria is not exhaustive and the Committee shall have the discretion to establish such other Performance Criteria as the Committee deems appropriate from time to time.
(b)
The Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, without limitation, one or more of the following: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions; or such other adjustments the Committee determines appropriate, in its sole discretion, taking into account such factors that the Committee deems relevant. The Committee shall have the discretion to determine whether, when and to what extent an adjustment is necessary or advisable based upon consideration of such factors the Committee deems appropriate in light of the facts and circumstances.
2.40
“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, Subsidiary, division, business unit, or individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.41
“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.42	“Performance Stock Unit” shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value, including dollar value of Shares.
2.43
“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 Registration Statement under the Securities Act, after taking into account Applicable Law.

2.44	“Plan” has the meaning set forth in Article 1.
2.45
“Prior Plans” shall mean the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (Amended and Restated most recently as of September 20, 2017) (the “2010 Plan”), the Coach, Inc. 2004 Stock Incentive Plan (Amended and Restated Effective May 8, 2008), and the Coach, Inc. 2000 Stock Incentive Plan (Amended and Restated as of August 9, 2001), as such plans may be amended from time to time.

2.46
“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.47	“Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
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2.48	“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.
2.49	“Securities Act” shall mean the Securities Act of 1933, as amended.
2.50	“Share” shall mean a share of Common Stock.
2.51	“Share Limit” shall mean the aggregate number of Shares set forth in Section 3.1(a), as adjusted pursuant to Sections 3.1(b) and (c).
2.52	“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.
2.53	“Stock Appreciation Right Term” shall have the meaning set forth in Section 10.4.
2.54
“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.55
“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.56
“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.57	“Termination of Service” shall mean:
(a)
As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b)	As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
(c)
As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

Notwithstanding Sections 2.57(a), (b) or (c), the Administrator may otherwise define Termination of Service in the Award Agreement or, if no rights of a Holder are reduced, may otherwise define Termination of Service thereafter. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
Notwithstanding anything contained herein or in an Award Agreement, a termination of employment or service shall not be deemed to have occurred for purposes of any provision of an Award subject to Section 409A of the Code providing for payment upon or following a termination of a Holder’s employment or service unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of an Award subject to Section 409A of the Code, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary contained herein or in an Award
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Agreement, if a Holder is deemed on the date of a Holder’s Termination of Service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A of the Code, then with regard to any such payment under an Award that is subject to Section 409A of the Code, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the
Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Holder’s separation from service, and (ii) the date of the Holder’s death. All payments delayed pursuant to this Section 2.57 shall be paid to the Holder (or his or her estate or beneficiary, as applicable) on the first day of the seventh month following the date of the Holder’s separation from service or, if earlier, on the date of the Holder’s death.
Article 3.
SHARES SUBJECT TO THE PLAN
3.1	Number of Shares.
(a)
Subject to Section 13.2 and Sections 3.1(b) and (c), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be the sum of (i) 51,693,835 and (ii) Shares subject to an award under any Prior Plan that is outstanding as of the Effective Date that become available for Awards as permitted by Section 3.1(c).

(b)
If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding the foregoing, to the extent that a Full-Value Award that was granted prior to the Effective Date is forfeited or expires or such Full-Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by 2.45 Shares for each Share subject to any such Full-Value Award granted under the Plan that is forfeited, expired or settled in cash prior to, on or following the Effective Date. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.

Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)
If any Shares subject to an award under any Prior Plan outstanding on the Effective Date are forfeited or expire or such award is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, a number of Shares subject to such award under such Prior Plan shall again be available for future grants of Awards under the Plan at the same ratio that applied to such award at the time of grant of the award; provided, however, that the following Shares subject to Prior Plan awards shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of a stock option award granted under a Prior Plan; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an award granted under a Prior Plan; (iii) Shares subject to a stock appreciation right granted under a Prior Plan that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of stock option awards granted under a

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Prior Plan. Shares repurchased by the Company with respect to a restricted stock award under the 2010 Plan at the same price paid by the Holder so that such Shares are returned to the Company will be available for Awards under the Plan.
(d)
Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders of such company and such pre-existing plan was not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries (excluding individuals employed by or providing services to the acquired or combined company) immediately prior to such acquisition or combination.

3.2	Stock Distributed. Any Shares distributed pursuant to
an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3
Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of Shares with respect to all Awards that may be granted to any one Eligible Individual during any fiscal year shall be 1,000,000 and the maximum aggregate amount of cash that may be paid in cash to any one Eligible Individual during any fiscal year with respect to one or more Awards payable in cash shall be $6,000,000. Shares subject to Awards which are canceled shall continue to be counted against the Award Limit. The maximum number of Shares that may be subject to Incentive Stock Options during the term of the Plan is 10,500,000 Shares

3.4
Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 13.2 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3.1(a) may be granted to any one or more Eligible Individuals without respect to such minimum vesting provisions. Nothing in this Section 3.4 shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Holder’s death, disability, Termination of Service or the consummation of a Change in Control.

Article 4.
GRANTING OF AWARDS
4.1
Participation. The Administrator may, from time to time, select, in its sole discretion, from among all Eligible Individuals those to whom an Award shall be granted and shall determine, in its sole discretion, the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2	Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options are intended to contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision herein, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act,

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shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4
At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ or service of, or as an Employee, Consultant or Director for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate in effect on or prior to the date an Award is granted. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5
Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and regulations in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or Non-Employee Directors, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates or Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws and regulations or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit, the Award Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law, except in the event of any such violation, the Award shall be null and void ab initio. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
4.6
Non-Employee Director Awards. The Administrator may, in its sole discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the terms, conditions and limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the maximum aggregate grant date fair value of Awards granted to a Non-Employee Director during any calendar year, plus any cash-based compensation granted to a Non-Employee Director in respect of any calendar year (whether paid in cash or Shares or on a current or deferred basis), in each case, solely with respect to the individual’s service as a Non-Employee Director, may not exceed $800,000 based on the aggregate Fair Market Value (determined as of the date of grant) of any equity-based Award plus the aggregate value (determined as of the date of grant) of any cash-based compensation (the “Director Limit”).

4.7
Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

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Article 5.
GRANTING OF OPTIONS
5.1
Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2
Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code) or “parent corporation” of the Company (as defined in Section 424(e) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and (f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective Options were granted.

5.3
Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.4
Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code or the first sentence of this Section 5.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Option relating to such a Termination of Service.

5.5	Option Vesting.
(a)
The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator, and, except as limited by the Plan, at any time after the grant of an Option, the Administrator, in its sole discretion, and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.

(b)
No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of an Option, in a binding written agreement between the Holder and the Company entered into on or prior to the date an Option is granted, or by action of the Administrator following the grant of the Option.

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Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of the Option that is unexercisable at a Holder’s Termination of Service shall automatically expire and be forfeited thirty (30) days following such Termination of Service.
5.6
Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
5.7
Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.

Article 6.
EXERCISE OF OPTIONS
6.1
Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

6.2
Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 11.1(b) or 11.1(c) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.2. Unless otherwise determined by the Administrator, this Section 6.2 shall not apply to an Option if the Holder of such Option incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 6.2.
6.3
Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)
A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)
Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)	In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons
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other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)
Full payment of the exercise price and applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.

6.4
Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

Article 7.
AWARD OF RESTRICTED STOCK
7.1	Award of Restricted Stock.
(a)
The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate in its sole discretion.

(b)
The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2
Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3. Notwithstanding the foregoing, (i) dividends may accrue in connection with Restricted Stock, but shall not be paid to a Holder prior to the date on which the applicable Shares related to the dividends become fully vested, and (ii) to the extent such vesting does not occur with respect to any Restricted Stock, any related accrued dividends shall be forfeited.

7.3
Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. Subject to Section 3.4, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine, in its sole discretion, to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4
Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have

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the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
7.5
Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company, in its sole discretion, may (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.
7.6
Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

Article 8.
AWARD OF RESTRICTED STOCK UNITS
8.1
Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator in its sole discretion.

8.2	Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.
8.3
Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4
Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

8.5
Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the settlement date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit award vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit award vests. On the settlement date, the Company shall, subject to Section 11.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date or a combination of cash and Shares as determined by the Administrator.

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8.6
Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a Director, as applicable; provided, however, that the Administrator, in its sole discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

8.7	No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.
8.8
Dividend Equivalents. Subject to Section 9.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the settlement date of such Award.

Article 9.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS
9.1	Performance Awards.
(a)
The Administrator is authorized to grant Performance Awards, including, without limitation, awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Goals, Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator with respect to a particular Holder. In making such determinations, the Administrator may consider (among such other factors as it deems relevant) the contributions and responsibilities of the particular Holder. Performance Awards, including Performance Stock Units, may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator in its sole discretion.

(b)
With respect to any Performance Award granted to one or more Eligible Individuals, when the outcome of the Performance Goal(s) for such Award remains substantially uncertain, the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Eligible Individual for such Performance Period. Following the completion of each Performance Period, the Committee shall determine or certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall, in its sole discretion, have the right to increase (but not in excess of any maximum amount established for such Award), reduce or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion, including the assessment of individual or corporate performance for the Performance Period.
(c)
Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of one or more Performance Criteria, or any other specific criteria, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator in its sole discretion; provided, however, the Performance

Criteria or other criteria shall be established at such time as the outcome of such Performance Criteria or other criteria is substantially uncertain.
(d)	Unless otherwise provided in the applicable Program or Award Agreement, or in a binding
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written agreement between the Holder and the Company entered into on or prior to the date a Performance Award is granted, the Holder must be employed by the Company or an Affiliate throughout the Performance Period in order to be eligible to receive payment in respect of a Performance Award. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, or in a binding written agreement between the Holder and the Company entered into on or prior to the date a Performance Award is granted, a Holder shall be eligible to receive payment pursuant to such Performance Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.
9.2	Dividend Equivalents.
(a)
Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator in its sole discretion. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator in its sole discretion. Notwithstanding the foregoing, (i) Dividend Equivalents may accrue in connection with an Award, but shall not be paid to a Holder prior to the date on which the Award (or the applicable portion of the Award to which the Dividend Equivalents relate) becomes vested and (ii) to the extent such vesting does not occur with respect to an Award, any related accrued Dividend Equivalents shall be forfeited.

(b)	Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
9.3
Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator in its sole discretion. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied.

Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
9.4
Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator in its sole discretion and may, but is not required to, be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator in its sole discretion. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.5
Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator in its sole discretion and may, but is not required to, be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator in its sole discretion. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may, but is not required to, be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect

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to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
9.6
Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be established by the Administrator in its sole discretion.

9.7
Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.8
Termination of Service. A Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Consultant or Director, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

Article 10.
AWARD OF STOCK APPRECIATION RIGHTS
10.1	Grant of Stock Appreciation Rights.
(a)
The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

(b)
A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose in its sole discretion. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)	Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
10.2	Stock Appreciation Right Vesting.
(a)
The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator may, in its

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sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.
(b)
No portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Program or the Award Agreement evidencing the grant of the Stock Appreciation Right, in a binding written agreement between the Holder and the Company entered into on or prior to the date a Stock Appreciation Right is granted, or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3
Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)
A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)
Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)
In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)
Full payment of the applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.

10.4
Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 10.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

10.5
Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

10.6
Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.2. Unless otherwise determined by the Administrator, this Section 10.6 shall not apply to a Stock Appreciation Right if the Stock Appreciation Right Holder incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 10.6.

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Article 11.
ADDITIONAL TERMS OF AWARDS
11.1
Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in its sole discretion in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2
Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligation as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 11.1 hereof, including, without limitation, by allowing such Holder to elect to have the Company or an Affiliate withhold

Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code and other applicable law, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price, or any tax withholding obligation with respect to any Award.
11.3	Transferability of Awards.
(a)	Except as otherwise provided in Sections 11.3(b) and 11.3(c):
(i)
No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)
No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a)(i); and

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(iii)
During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless, with the Administrator’s consent, it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)
Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or, with the Administrator’s consent, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)
Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator in its sole discretion, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.
11.4	Conditions to Issuance of Shares.
(a)
Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. The Board or the Committee shall have the right to suspend the exercise or payment of any Option or other Award until, in the opinion of said counsel, such sale or delivery shall be lawful. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)
All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)
The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

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(d)	Unless otherwise determined by the Administrator, fractional Shares may be issued pursuant to Awards granted under the Plan.
(e)
Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5
Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a)
(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the applicable Award Agreement or a binding written agreement between the Holder and the Company entered into on or prior to the date an Award is granted); and

(b)	All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.
11.6
Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 11.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

Article 12.
ADMINISTRATION
12.1
Administrator. The Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the
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Committee under the Plan) shall take all action with respect to such Awards and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.
12.2
Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee in its sole discretion shall have the power to interpret the Plan, Awards granted thereunder, any Program and all Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award, Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.5 or Section 13.10. Any such grant or award under the

Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee. Each member of the Committee shall be entitled to rely on any report, information, opinion or statement furnished to that member by any officer or other employee of the Company whom such member reasonably believes to be reliable and competent in the matter presented and any lawyer, certified public accountant or other person as to a matter which such member reasonably believes to be within the person’s professional or expert competence.
12.3
Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4
Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)	Designate Eligible Individuals to receive Awards;
(b)	Determine the type or types of Awards to be granted to each Eligible Individual;
(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)
Determine the terms and conditions of any Award granted pursuant to the Plan, including, without limitation, the exercise price, grant price, or purchase price, any Performance Criteria, any restrictions or limitations on the Award, any

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schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)
Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)	Decide all other matters that must be determined in connection with an Award;
(h)	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
(k)	Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 13.2(d).
12.5
Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan and all Awards granted thereunder are final, binding, and conclusive on all parties.

12.6
Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, individuals who are subject to Section 16 of the Exchange Act, or officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

Article 13.
MISCELLANEOUS PROVISIONS
13.1	Amendment, Suspension or Termination of the Plan.
(a)
Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, (i) increase the Share Limit or the Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any

Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.
(b)
No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and, notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after September 19, 2028

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(the tenth (10th) anniversary of the date the Board originally approved the Plan) (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.
13.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)
In the event of any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments of the Share Limit and Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)
In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)	To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)
To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)
To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)
To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)	To provide that the Award cannot vest, be exercised or become payable after such event.
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(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):
(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)
The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments of the Share Limit and Award Limit). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)
Notwithstanding any other provision of the Plan, in the event of a Change in Control, with respect to each outstanding Award, unless the Administrator elects to (i) terminate such Award in exchange for cash, rights or property, or (ii) cause such Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 13.2, (A) such outstanding Award (other than any portion subject to performance-based vesting) shall continue in effect, or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation, (B) with respect to Awards granted prior to August 19, 2019, the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement or, in the absence of applicable terms and conditions, the Administrator’s discretion and (C) with respect to Awards granted on or after August 19, 2019, the portion of such Award subject to performance-based vesting (including, without limitation, any Performance Stock Units) shall have any Performance Goals or other performance-based condition deemed to be achieved at the target level of performance and any Performance Period deemed to have expired, but shall continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the Award immediately prior to the Change in Control without any performance-

based condition. In the event an Award continues in effect, or is assumed or an equivalent Award substituted, and the surviving or successor corporation terminates a Holder’s employment without “cause” or a Holder terminates their employment for “good reason” (as such terms are defined in the sole discretion of the Administrator or as set forth in the Award Agreement relating to such Award or in a written agreement between the Holder and the Company or any Affiliate in effect on or prior to the date the Award is granted) upon or within twenty four (24) months following the Change in Control (but upon or within twelve (12) months following the Change in Control for Awards granted prior to August 19, 2019), then such Holder shall be fully vested in such continued, assumed or substituted Award.
(e)
In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator shall cause any or all of such Awards to (i) terminate in exchange for an amount of cash, rights or other property, pursuant to Section 13.2(b)(i), provided that the purchase of any Awards by the Company is for an amount equal to the excess Change in Control Price (as defined below) of the shares of Common Stock covered by the Award, over the aggregate exercise price of such Award (if any), and provided further, however, that the termination of an Award that is subject to performance-based vesting (including, without limitation, any Performance Stock Units) shall have any Performance Goals or other performance-based conditions deemed to be achieved at the target level of performance and any Performance Period deemed to have expired, or (ii) become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If any such Award is exercisable, in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period. “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(f)	For the purposes of this Section 13.2, an Award shall be considered assumed if, following the
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Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(g)
The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)
It is intended that no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, it is intended that no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(i)
The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(j)
It is intended that no action shall be taken under this Section 13.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

(k)
In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or the share price of the Common Stock, including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

13.3
Approval of Plan by Stockholders. The Plan was approved by the Company’s stockholders on [_____], 2020. Awards may be granted or awarded under the Plan after Board approval, but prior to such stockholder approval; provided that Awards granted after Board approval, but prior to such stockholder approval that provide for the grant of Shares in excess of the Share Limit shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when this Plan is approved by the stockholders; and provided, further, that if such stockholder approval has not been obtained at the end of said twelve (12) month period, (a) the Plan will not become effective and (b) all Awards previously granted or awarded under the Plan after Board approval shall thereupon be canceled and become null and void.

13.4
No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

13.5
Paperless Administration. The Company uses the services of a third-party that provides an electronic system for the documentation, granting, exercise and settlement of Awards. Notwithstanding anything in the Plan to the contrary, any Award Agreement, notice of exercise of a Stock Option or Stock Appreciation

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Right, or other document or notice required or permitted by the Plan that is required to be delivered in writing may, to the extent determined by the Administrator, be delivered and accepted electronically.
13.6
Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate, including, without limitation, the Prior Plans. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Consultants or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including, without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7
Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including, without limitation, to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

13.8
Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9	Governing Law. The Plan shall be governed by the General Corporation Law of the State of Maryland with respect to matters regarding or affecting the relationship of the Company and its stockholders. All other matters arising under the Plan or any Award Agreement, including, without limitation, matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York without regard to conflicts of laws thereof or of any other jurisdiction.
13.10
Section 409A. The Company does not guarantee the particular tax treatment of any Award granted under the Plan, and the Company makes no guarantee that any Award granted under the Plan will comply with or be exempt from Section 409A of the Code. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

13.11
No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan or to receive an Award in subsequent years, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder
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pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general unsecured creditor of the Company or any Affiliate.
13.13
Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14
Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
13.16
Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Holder, including, without limitation, the estate of such Holder and the executor, administrator or trustee of such estate.

13.17
Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

13.18
Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

* * * * *
I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Tapestry, Inc. on September 21, 2020.
* * * * *
I hereby certify that the foregoing Plan was approved by the stockholders of Tapestry, Inc. on [ ] [ ], 2020.
Executed on this [ ] day of [ ] 2020.
/s/ David E. Howard
Senior Vice President, General Counsel and Secretary
I 2020 PROXY STATEMENT	113

TAPESTRY ANNUAL
MEETING VOTING

MIX
Paper from
responsible sources
FSC® C127009
www.fsc.org

TAPESTRY.COM

tapestry

COACH | kate spade | STUART WEITZMAN

TAPESTRY, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on November 4, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TPR2020**

Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on November 4, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D24264-P43099

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TAPESTRY, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect seven Directors of Tapestry, Inc.;

Nominees:	**For**	**Against**	**Abstain**
1a. John P. Bilbrey	☐	☐	☐
1b. Darrell Cavens	☐	☐	☐
1c. David Denton	☐	☐	☐
1d. Anne Gates	☐	☐	☐
1e. Susan Kropf	☐	☐	☐
1f. Annabelle Yu Long	☐	☐	☐
1g. Ivan Menezes	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D24265-P43099

TAPESTRY, INC.
Annual Meeting of Stockholders
November 5, 2020 9:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Joanne Crevoiserat and David Howard, or either of them, with full power of substitution in each of them as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tapestry, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Stockholders of the Company to be held November 5, 2020 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held virtually via live webcast www.virtualshareholdermeeting.com/TPR2020 at 9:00 AM Eastern Time on November 5, 2020. The undersigned hereby acknowledges receipt of the notice of the 2020 Annual Meeting of Stockholders and of the accompanying proxy statement and hereby revokes any proxies submitted previously with respect to such meetings.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted on each proposal in accordance with the Board of Directors' recommendations.

The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side